Exhibit 4.15

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

EQUITY PURCHASE AGREEMENT

    This EQUITY PURCHASE AGREEMENT (this “Agreement”), is entered into as of July 31st, 2020 by and among, (i) Globant España S.A. (sociedad unipersonal) (the “Majority Purchaser”), (ii) Software Product Creation S.L. (the “Minority Purchaser”, and together with the Majority Purchaser, the “Purchasers”), (iii) Mr. Simón Roberto Groesman Wagmaister, Argentine ID No. 8,537,887 (“RW”), (iv) Emidey S.A. (“Emidey” and together with RW, the “Selling Management Group”), (v) HSBC Latin America Partner LP (“HSBC I”), (vi) HSBC Latin American Coinvestment Partner LP (“HSBC II”), (vii) International Finance Corporation (“IFC”), (viii) Mafimar S.A. (“Mafimar”, and together with HSBC I, HSBC II and IFC, the “Selling Non-Management Group”, and together with the Selling Management Group, the “Sellers”), and exclusively with respect to the matters set forth in Section 1.3(a)(ii) and Section 3.2(II)(q), Globant S.A. (Luxembourg) (“Globant Lux,” and together with the Sellers and the Purchasers, the “Parties” and each a “Party”).

RECITALS

WHEREAS, as described in Exhibit A hereto, the Sellers own all of the issued and outstanding Equity Interests of Grupo ASSA Worldwide S.A., a Spanish stock company (Sociedad Anónima) (respectively, “GAW Spain” or the “Company”, and the “GAW Spain Interests”);

WHEREAS, as described in Exhibit A hereto, GAW Spain owns all of the issued and outstanding Equity Interests of (i) Grupo ASSA Colombia S.A.S., a Colombian simplified stock company (respectively, “GA Colombia” and the “GA Colombia Interests”), and (ii) Grupo ASSA Corp., a Florida profit corporation (respectively, “GA US” and the “GA US Interests”);

WHEREAS, as described in Exhibit A hereto, GAW Spain and RW, directly or indirectly, as applicable, collectively own all of the issued and outstanding Equity Interests of (i) Grupo ASSA Chile S.A., a Chilean corporation (Sociedad Anónima) (respectively, “GA Chile” and the “GA Chile Interests”), (ii) Banking Solutions S.A., an Argentinian corporation (Sociedad Anónima) (respectively, “BS Argentina” and the “BS Argentina Interests”), (iii) Decision Support S.A., an Argentinian corporation (Sociedad Anónima) (respectively, “DS Argentina” and the “DS Argentina Interests”), (iv) Brazilian Technology Partners S.A., an Argentinian corporation (Sociedad Anónima) (respectively, “BTP Argentina” and the “BTP Argentina Interests”), (v) gA Ventures Accelerator S.A. (in liquidation), an Argentinian corporation (Sociedad Anónima) (respectively, “GAVA Argentina” and the “GAVA Argentina Interests”), (vi) CTN Consultoria, Tecnologia e Negocios Ltda., a Brazilian limited liability company (respectively, “CTN Brazil” and the “CTN Brazil Interests”), (vii) IBS Integrated Business Solutions Consultoria Ltda., a

Brazilian limited liability company (respectively, “IBS Brazil” and the “IBS Brazil Interests”), (viii) Serviços Digitais em Tecnologia da Informação Ltda., a Brazilian limited liability company (respectively, “SDTI Brazil” and the “SDTI Brazil Interests”), (ix) Global Digital Business Solutions em Tecnologia Ltda., a Brazilian limited liability company (respectively, “GDBS Brazil” and the “GDBS Brazil Interests”), (x) Grupo ASSA México Soluciones Informáticas S.A. de C.V., a Mexican corporation (Sociedad Anónima de Capital Variable) (respectively, “GA Mexico I” and the “GA Mexico I Interests”), and (xi) GASA México Consultoría y Servicios S.A. de C.V., a Mexican corporation (Sociedad Anónima de Capital Variable) (respectively, “GA Mexico II” and the “GA Mexico II Interests”);

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Sellers agree to sell to the Purchasers and the Purchasers agree to purchase from the Sellers all of the Purchased Interests owned by the Sellers, on and subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of and subject to the promises and the mutual agreements, terms and conditions herein contained, the benefits to be derived therefrom and other good and valuable consideration, the Parties hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF EQUITY

1.1.    Purchase and Sale. At the Closing, upon the terms and subject to the conditions set forth herein:

(a) the Sellers shall sell, convey, assign, transfer, and deliver to the Majority Purchaser, and the Majority Purchaser shall purchase and acquire from the Sellers, the GAW Spain Interests, and all right, title, interest and entitlement therein and thereto (including without limitation, the right to receive dividends, distributions, capital contributions or any return of capital declared, paid or made by the Company on or after the Closing Date), free and clear of any and all Liens; leaving the Sellers without any shareholding, equity or membership interest of any nature whatsoever in the Company; and

(b) RW shall sell, convey, assign, transfer, and deliver to the Minority Purchaser, and the Minority Purchaser shall purchase and acquire from RW, the GA Chile Minority Interests, the BS Argentina Minority Interests, the DS Argentina Minority Interests, the BTP Argentina Minority Interests, the GA Mexico I Minority Interests and the GA Mexico II Minority Interests, and all right, title, interest and entitlement therein and thereto (including without limitation, the right to receive dividends, distributions, capital contributions or any return of capital declared, paid or made by GA Chile, BS Argentina, DS Argentina, BTP Argentina, GA Mexico I and GA Mexico II on or after the Closing Date), free and clear of all Liens; leaving the Sellers without any shareholding, equity or membership interest of any nature whatsoever in any of the Subsidiaries.

1.2.    Purchase Price. Subject to the adjustments, compensations, set off, withholdings or deductions, as applicable, set forth in Sections 1.3, 1.4, 1.5 and 1.6, Section 2.1, ARTICLE 7 and ARTICLE 10, the total aggregate consideration for the purchase of the Purchased Interests from the Sellers by the Purchasers, for any goodwill of the business of the Company and the

Subsidiaries (the “Business”), and for any and all other obligations of the Sellers hereunder (including the Non-competition and Non-solicitation Obligations assumed by the Sellers of the Selling Management Group pursuant to this Agreement), shall be (a) a fixed amount of US$62,000,000 (sixty-two million US Dollars) (the “Base Purchase Price”), and (b) if applicable, the Earn Out Payment (as defined in Section 1.3 below, and the Earn Out Payment, together with the Base Purchase Price, the “Purchase Price”).

The Purchase Price has been determined on a fully diluted basis, including any and all warrants, options and rights with respect thereto, whether or not currently existing or exercisable, and shall be payable to each of the Sellers in accordance with Section 1.3 and in the proportions described in the allocation certificate enclosed hereto as Exhibit 1.2.

The Sellers and the Purchasers acknowledge and agree that the Purchase Price reflects the fair market value of the Purchased Interests as reasonably determined by the Sellers and the Purchasers on an arm’s length basis.

1.3.    Payment of the Purchase Price. Subject to the conditions set forth in this Agreement, the Base Purchase Price and the Earn Out Payment shall be payable to the Sellers in accordance with the following payment structure:

(a)    Base Purchase Price.

The Base Purchase Price shall be paid as follows:

(i)an amount of US$42,000,000 (forty-two million US Dollars) less any deduction or withholding as provided in Sections 1.5(c)(ii) and 10.1, shall be paid to the Sellers at Closing in cash by wire transfer in immediately available funds to the accounts informed in the Flow of Funds Instructions (the “Closing Cash Payment”); and

(ii)an amount of US$20,000,000 (twenty million US Dollars) less any adjustments, deductions or withholdings as provided in Sections 1.3, 1.4, 1.5, ARTICLE 7 and ARTICLE 10 (the “Cash for G-Shares Subscription”), shall be paid to the Sellers as follows:

(1) an amount of US$3,000,000 (three million US Dollars) less any deduction or withholding as provided in Sections 1.5(c)(ii) and 10.1 (the “Cash for G-Shares Tranche 1”) will be transferred directly by the Purchasers to Globant Lux for the subscription and payment on behalf of the Sellers and issuance by Globant Lux, at Closing, of such number of Globant Lux restricted common shares as may be purchased at the price per share resulting from the volume weighted average trading price of the publicly traded shares of Globant Lux during a period comprising 60 trading days ending on (but including) the second trading day prior to Closing, as quoted in the New York Stock Exchange (NYSE:GLOB) (the “G-Shares Tranche 1”). At least one Business Day prior to Closing the Purchasers shall inform the Sellers in writing the price for each G-Shares Tranche 1, including reasonable detail of its calculation; and

(2) an amount of US$17,000,000 (seventeen million US Dollars) less any adjustments, deductions or withholdings as provided in Sections 1.3, Section 1.4, Section 1.5, ARTICLE 7 and ARTICLE 10 (the “Cash for G-Shares Tranche 2”), will be transferred directly by the Purchasers to Globant Lux for the subscription and payment on behalf of the Sellers and issuance by Globant Lux, on the date that is the twenty-fourth (24th) month anniversary of the Closing (unless such date is not a Business Day in which case, the subscription and issuance shall take place the next Business Day) (the “Tranche 2 Subscription Date”), of such number of Globant Lux restricted common shares as may be purchased at the price per share resulting from the volume weighted average trading price of the publicly traded shares of Globant Lux during a period comprising 60 trading days ending on (but including) the second trading day prior to the Tranche 2 Subscription Date, as quoted in the New York Stock Exchange (NYSE:GLOB) (the “G-Shares Tranche 2”). At least one Business Day prior to the Tranche 2 Subscription Date the Purchasers shall inform the Sellers in writing the price for each G-Shares Tranche 2, including reasonable detail of its calculation.

(3) an amount corresponding to the Withheld Amount for Pending Brazilian Litigation less such amounts of the Pending Brazilian Litigation that, on or prior to the Deferred Tranche 2 Subscription Date, has not been successfully concluded and discharged in accordance with Section 7.6 less any deduction or withholding provided in Section 10.1 (the “Cash for G-Shares Deferred Tranche 2”) will be transferred directly by the Purchasers to Globant Lux for the subscription and payment on behalf of the Sellers and issuance by Globant Lux, on the date that is the thirty sixth (36th) month anniversary of the Closing (unless such date is not a Business Day in which case, the subscription and issuance shall take place the next Business Day) (the “Deferred Tranche 2 Subscription Date”), of such number of Globant Lux restricted common shares as may be purchased at the price per share resulting from the volume weighted average trading price of the publicly traded shares of Globant Lux during a period comprising 60 trading days ending on (but including) the second trading day prior to the Deferred Tranche 2 Subscription Date, as quoted in the New York Stock Exchange (NYSE:GLOB) (the “G-Shares Deferred Tranche 2,” and together with the G-Shares Tranche 1, and the G-Shares Tranche 2, the “G-Shares”). At least one Business Day prior to the Deferred Tranche 2 Subscription Date the Purchasers shall inform the Sellers in writing the price for each G-Shares Deferred Tranche 2, including reasonable detail of its calculation.

(4) For the subscription and issuance of the G-Shares, at Closing, each of the Sellers and Globant Lux shall execute a subscription agreement in one of the forms attached as Exhibit 1.3.(a)(4) hereto, as applicable (each, a “Subscription Agreement”); provided, however, that IFC, HSBC I and HSBCII to the extent effecting the subscription in accordance with Rule

506(b) of Regulation D under the US Securities Act of 1933, as amended, shall also complete, execute and deliver to Globant Lux the questionnaire attached thereto to verify its qualification as “accredited investor” under applicable US Law.

(5) The Purchasers shall be jointly and severally liable with respect to the obligations assumed by Globant Lux under the Subscription Agreements. If, for any reason whatsoever, Globant Lux fails to issue any of the G-Shares in accordance with paragraphs (1), (2) and (3) above and the applicable Subscription Agreement, which failure is not cured within ten (10) Business Days, the Purchasers shall, immediately upon request, pay to Sellers the amount in US Dollars corresponding to the Cash for G-Shares Tranche 1, Cash for G-Shares Tranche 2 and Cash for G-Shares Deferred Tranche 2, as may be the case.

(b)    Earn Out Payment.

(i)In addition to the Base Purchase Price, the Sellers shall be entitled to receive an amount of US$12,500,000 (twelve million five hundred thousand US Dollars) less any deduction or withholding as provided further below in this paragraph (i) (the “Earn Out Payment”), which shall be payable to the Sellers no later than March 31st, 2021 (the “Earn Out Payment Date”), subject to the achievement by the Company (on a consolidated basis with its Subsidiaries) of BOTH of the following financial targets, and notwithstanding other conditions, withholdings and adjustments that may be contemplated in other provisions of this Agreement:

(1)    Revenue for the five-month period from (and including) August 1st, 2020 to December 31st, 2020 (the “Earn Out Period”) of at least [***] (the “Revenue Target”); AND

(2)    Gross Margin for the Earn Out Period of at least 38% (the “Gross Margin Target,” and together with the Revenue Target, the “Earn Out Targets”).

Adjustments to the Earn Out Payment.

If the Gross Margin Target is achieved, which is an independent and essential condition for the payment of the Earn Out Payment, with respect to the amount of the Earn Out Payment the following shall apply:

(I) If the Revenue for the Earn Out Period is equivalent to an amount between 85% and 89.99% of the Revenue Target (i.e., between [***] and [***]), then the amount of the Earn Out Payment shall be determined as per the following formula:

US$12,500,000 x [% of Revenue Achievement for the Earn Out Period] x 0.65.

(II) If the Revenue Target is achieved at a level of 90% (i.e., Revenue for the Earn Out Period at [***]) or above but less than 100%, then the amount of the Earn Out Payment shall be determined as per the following formula:

US$12,500,000 x [% of Revenue Achievement for the Earn Out Period]

(III) If the Revenue Target is achieved at a level of 100% (i.e., Revenue for the Earn Out Period at [***]), then the Earn Out Payment shall amount to US$12,500,000.

(IV) If the Revenue Target is surpassed, then such amount of US$12,500,000 shall be increased by US$125,000 (one hundred twenty-five thousand US Dollars) for every one percent (1%) in excess of the Revenue Target; provided that, in case that such percentage is not a whole number, the relevant payable amount shall be calculated on a proportional basis.

Some examples of calculation of the Earn Out Payment are shown in Exhibit 1.3.(b)(i) (without taking into account any adjustments, withholdings or deductions).

For the avoidance of doubt, it is expressly agreed and acknowledged that: (X) if the total Revenue for the Earn Out Period is less than [***], then the Earn Out Payment shall not be payable and the Sellers shall not be entitled to receive any amount thereunder for any reason whatsoever, (Y) the Earn Out Payment shall not be payable unless the Gross Margin Target is achieved, and (Z) the amount of the Earn Out Payment shall in no case be increased due to the overachievement of the Gross Margin Target.

Except for the adjustments, withholdings or deductions, as may be the case, set forth in Sections 1.3(b), 1.4, 1.6 (only with respect to the Non-compliant Seller), Section 2.1, ARTICLE 7 and ARTICLE 10, the Earn Out Payment shall not be reduced in any manner whatsoever.

For purposes of all calculations under this Section 1.3, all percentages shall be limited to two decimal places.

The Earn Out Payment, if applicable, will be payable to the Sellers in cash in immediately available funds to the accounts previously informed to the Purchasers at least five (5) Business Days before the Earn Out Payment Date.

For the avoidance of doubt, the Earn Out Payment shall be allocated among the Sellers as set forth in Exhibit 1.2 and the Flow of Funds Instructions.

(ii)Without prejudice to the rights of Sellers arising from Section 1.7, the Sellers hereby expressly, unconditionally and irrevocably waive, to the fullest extent permitted by applicable law, any right they may have in the future to invoke force majeure or any other similar legal statute or doctrine (whether at Law or in equity), or the occurrence of any event or circumstance (such as, but not limited to, government-mandated lockdowns or restrictions to operate due to the coronavirus or similar disease, salary adjustments for inflation in the employment market or government-mandated salary adjustments in any jurisdiction where the Company and the Subsidiaries operate, or severe FX fluctuations against the US dollar) that may give rise to any right of the Sellers to request an adjustment of the Revenue Target or the Gross Margin Target or entail the payment of the Earn Out Payment, or any portion thereof, without the achievement of each of the Revenue Target and Gross Margin Target as stipulated by the relevant Parties in this Agreement.

(iii)The achievement of the Earn Out Targets shall be measured, for purposes hereof, considering the Company with its Subsidiaries on a consolidated basis and based on Globant Lux’s audited financial statements, accounting and financial information, as prepared by Globant Lux and the Purchasers and audited by their external auditors in accordance with Globant Lux’s and Purchasers’ internal policies and procedures, consistently applied in accordance with the international financial reporting standards promulgated by the International Accounting Standards Board (“IFRS”), together with its interpretations and pronouncements thereon published from time to time and applied on a consistent basis.

(iv)The Sellers acknowledge and agree that there is no assurance that the Sellers will receive any amount under the Earn Out Payment, which shall be contingent upon the achievement of the Earn Out Targets. Each of the Sellers understand and agree that (i) the contingent rights to receive the Earn Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Purchasers or the Company, (ii) the Sellers shall not have any rights as a security holder vis-à-vis Purchasers or the Company as a result of such Sellers’ contingent right to receive the Earn Out Payment hereunder, and (iii) no interest is payable with respect to the Earn Out Payment unless in case of nonpayment thereof by the Purchasers, if applicable, when due.

1.4.    Earn Out Reports. Dispute Resolution.

(a) Within sixty (60) calendar days after the closing of the Earn Out Period, the Purchasers shall prepare and deliver to the Sellers a report stating the Purchasers’ determination of the Earn Out Payment (the “Earn Out Report”), substantially in the form of Schedule 1.4(a).

The Purchasers shall make available to the Sellers such information, documentation and access as set forth in Section 1.5(d)(ii) with respect to the calculations made in the Earn Out Report and the underlying information taken into account for such purpose.

(b) Unless one or more of the Sellers object to Purchasers’ determination of the Earn Out Payment as set forth in the Earn Out Report (any such objecting Seller, the “Dissenting Seller”) by the delivery to the Purchasers of a written notice setting forth the basis for such objection (an “Earn Out Objection Notice”) within twenty (20) Business Days after the Sellers’ receipt of the Earn Out Report (or if, at any time, all the Sellers accept the Earn Out Report by written notice to the Purchasers), the Earn Out Report shall be conclusive and binding for all purposes of this Agreement, in the absence of any manifest error. In the event that one or more than one Dissenting Sellers acting together, delivers an Earn Out Objection Notice, (i) the Purchasers shall nonetheless pay the amount of the Earn Out Payment to the Sellers in the amount calculated by Purchasers in the Earn Out Report no later than the Earn Out Payment Date, and (ii) the obligation of the Purchasers to pay any additional amount of the Earn Out Payment in excess of the amount indicated in the Earn Out Report, shall be deferred and subject to the final resolution in accordance with paragraph (iv) below or the written agreement between Purchasers and the Dissenting Sellers. Any delay in the payment of the Earn Out Payment, as calculated in the Earn Out Report, shall be subject to the payment of default interest at a rate of 6% per annum calculated as from the Earn Out Payment Date. For purposes of delivering an Earn Out Objection Notice, Dissenting Sellers shall always act jointly through a designated representative.

(c) In the event that any Dissenting Seller timely delivers an Earn Out Objection Notice, the Purchasers and the Dissenting Seller, acting jointly through a designated representative, shall first use diligent good faith efforts to resolve such dispute between themselves. If they are unable to resolve such dispute within thirty (30) calendar days after the delivery of the Earn Out Objection Notice, then the dispute shall be submitted to a financial arbitrator (the “Financial Arbitrator”) for determination as follows:

(i) The Dissenting Seller will nominate, within ten (10) Business Days following the failure to resolve directly the dispute, two (2) firms from the list of accounting firms listed in Exhibit 1.4.(c) under items 1 to 4 thereof. If there is more than one Dissenting Sellers, those Sellers shall for purpose of this Section 1.4 act jointly as a single Dissenting Seller and shall appoint a joint representative to act on behalf of all the Dissenting Sellers.

(ii) The Purchasers will have a term of five (5) Business Days following the receipt of the nomination for Financial Arbitrators to elect one of the firms from the two (2) firms designated by the Dissenting Sellers. If the Purchasers fail to choose a firm within the given time, the Dissenting Sellers will choose the Financial Arbitrator from the two (2) firms designated by the Dissenting Sellers. In case the designated firm is not able to act as a Financial Arbitrator, the Dissenting Sellers will have to add an additional firm from the list so that the Purchasers have at least two firms to make their election. In case there are three or more firms of those listed in Exhibit 1.4.(c) under items 1 to 4 which are unable to act as a Financial Arbitrator, the Dissenting Sellers shall nominate an additional one or two firms, as the case may be, from those listed under items 5 and 6 of Exhibit 1.4.(c) for the Purchasers to elect from at least two firms. In case the designated firm by the Purchasers is not able to act as a Financial Arbitrator, the other firm designated by the Dissenting Sellers shall be deemed chosen to act as the Financial Arbitrator. If neither of such firms are able to act as Financial Arbitrators, Purchasers and the Dissenting Sellers shall jointly agree on the nomination of a reputable firm to act as Financial Arbitrator. If they cannot reach an agreement on who the Financial Arbitrator shall be, within the ten (10) Business Days following the date on which the last of the firms listed on Exhibit 1.4.(c) refused to act as Financial Arbitrator, then the arbitration provision in Section 12.13. shall apply. The Purchasers and the Dissenting Sellers will enter into reasonable and customary arrangements for the services to be rendered by the Financial Arbitrator under this Section, such services to be provided in the Financial Arbitrator’s capacity as an accounting expert and not an arbitrator.

(iii) Each of the Purchasers and the Dissenting Sellers (acting jointly) shall submit to the Financial Arbitrator and the other Parties involved in the dispute, within fifteen (15) Business Days after the date of the engagement of the Financial Arbitrator, copies of (A) the Earn Out Report, (B) the Earn Out Objection Notice, (C) a list of all unresolved objections with respect to the calculation of the Earn Out Payment in the Earn Out Report (the “Unresolved Earn Out Objections”), and (D) a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Earn Out Objections. Each of the Parties involved in the dispute shall have fifteen (15) Business Days after receipt of the referred information to deliver to the Financial Arbitrator and the other Parties involved in the dispute an additional statement to counterargue or correct any information or statement made in the documents so received. Then the Financial Arbitrator may, at its discretion, conduct a meeting concerning the Earn Out Objections, at which meeting the Purchasers and the Dissenting Sellers (or their designees) shall have the right to present additional documents, materials and other information and to have present their respective advisors, counsel and accountants. In connection with the resolution of the Earn Out Objections, and except as set forth in the previous sentences, there shall be no other hearings or oral examinations, testimony, depositions, discovery or other similar proceedings. Each of the Purchasers, on the one hand, and the Dissenting Sellers, on the other hand, shall make available to the other Party and the Financial Arbitrator, as the case may be, such documents, books, records, work papers, facilities, personnel and other information as the Financial Arbitrator may reasonably request to review the Earn Out Report and to resolve the Unresolved Earn Out Objections; provided, that (i) each Party shall provide the other Party with a copy of all materials provided to, and communications with, the Financial Arbitrator, and (ii) no Party (or any of its Affiliates, advisors or representatives) shall engage in any ex parte communication with the Financial Arbitrator at any time with respect to the disputed matters. The Financial Arbitrator shall only resolve the disputed matters and be instructed to based its determination solely on the written reports submitted to the Financial Arbitrator by the Dissenting Sellers and the Purchasers and oral submissions by the Dissenting Sellers and the Purchasers at meetings held in compliance with the prior sentence and on the definitions and other terms and conditions included herein; provided, further, that in resolving a disputed item, the Financial Arbitrator (1) may only consider those items and amounts as to which the Parties have disagreed within the time periods and on the terms specified above; (2) may not assign a value to any particular item greater than the greatest value for such item or less than the smallest value for such item, in each case claimed by the Purchasers or the Dissenting Sellers in the written reports presented to the Financial Arbitrator; and (3) shall consult with legal counsel of recognized standing of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof.

(iv) As soon as practicably possible but no later than within fifteen (15) Business Days after receiving all relevant documentation referred to above, the Financial Arbitrator shall prepare and distribute to the Parties a written report setting forth the Financial Arbitrator’s determination of the Earn Out Payment and the Financial Arbitrator’s reasons therefor. The Purchasers shall then be obligated to pay, if applicable, the balance of the Earn Out Payment, pursuant to this Agreement as if such amount of the Earn Out Payment had been set forth in the original Earn Out Report (along with the accrued interest payable at a rate of 6% per annum since the date on which such amounts would have been otherwise payable as if it were originally included in the Earn Out Report through its effective payment). The decision rendered by the Financial Arbitrator and set forth in such report shall be final, conclusive and binding upon the Parties, judgment thereon may be entered and enforced in any court of competent jurisdiction, and such decision shall not be subject to appeal by any Party. In no event amounts already paid by the Purchasers shall be reimbursable or reduced as a result of the decision of the Financial Arbitrator or otherwise pursuant to the agreement between the Purchasers and the Dissenting Sellers (unless all Dissenting Sellers so agree) in the context of the dispute.

(v) Each Party will bear its own expenses in taking its case to the Financial Arbitrator. However, the fees and expenses of the Financial Arbitrator in connection with the final resolution of any such dispute shall be borne: (x) by the Dissenting Sellers, if the Financial Arbitrator’s determination of the Earn Out Payment is not materially different from the original Earn Out Report delivered by the Purchasers, or (y) by the Purchasers, if the Financial Arbitrator’s determination of the Earn Out Payment is materially different from the Earn Out Report delivered by the Purchasers. For purposes of this paragraph, the Parties agree and acknowledge that a material difference requires a difference of more than US$250,000 as compared with the Financial Arbitrator’s determination of the Earn Out Payment.

(d) If applicable, the Purchasers shall, within five (5) Business Days after the Earn Out Report is deemed conclusive and binding (either due to express acknowledgement by all the Sellers, failure of the Sellers to deliver an Earn Out Objection Notice in a timely manner, or a final decision by the Financial Arbitrator rendering so) pay or cause to be paid (but in no case before the Earn Out Payment Date) any amount of the Earn Out Payment owed to the Sellers plus interests on the relevant unpaid amount at a rate of 6% per annum calculated as from the Earn Out Payment Date through the effective payment date. For the avoidance of doubt, Sellers who are not Dissenting Sellers shall be deemed to have consented to the Earn Out Report and shall not benefit from any additional amounts in respect to any Earn Out Payment that may be awarded by the Financial Arbitrator to, or that may be agreed upon by the Purchasers with, the Dissenting Sellers.

(e) The Sellers acknowledge that the delivery of the Earn Out Reports and, if applicable, the payment of the Earn Out Payment by the Purchasers could be made before the Purchasers have confirmed that no portion of the “Revenue” taken into consideration for purposes of calculating the level of achievement of the relevant Revenue Targets would turn into Bad Debt thereafter. Given that, as agreed in this Agreement, Bad Debt must be excluded in order to compute the relevant “Revenue”, the Sellers agree that at any time during six months after the Earn Out

Payment Date, the Purchasers shall be entitled to seek payment from the Sellers, and the Sellers (in the case of the Sellers of the Management Group only, on a jointly and severally basis) shall be required to compensate the Purchasers, to the extent that any account receivable issued after the Closing and taken into account for purpose of the Earn Out Payment has turned into Bad Debt after the delivery of the Earn Out Report or the payment of the Earn Out Payment have caused that the amount paid to the Sellers exceeds the amount that they would have been entitled to receive if such account receivable had been excluded for purposes of calculating the amount of the Earn Out Payment. Any such circumstance shall be communicated by the Purchasers to the Sellers by written notice and the Sellers shall reimburse to the Purchasers accordingly no later than fifteen (15) Business Days after receiving such notice. If the relevant amount is not paid within the aforementioned 15-Business Day period, the Purchasers shall be entitled to deduct the corresponding amount (plus a default interest at a rate of 6% per annum during the relevant period) from any following payment to be made to the Sellers (including from the Cash for G-Shares Tranche 2). In case of any controversy in connection with the adjustments referred to in this paragraph (e), the Purchasers and the Sellers shall first use diligent good faith efforts to resolve such dispute between themselves during thirty (30) calendar days following the delivery of a written notice of any of the Parties to the others indicating the grounds of the dispute. If they are unable to resolve such dispute within thirty (30) calendar days, then the dispute shall be submitted to the Financial Arbitrator for determination and the procedure set forth in paragraph (c) of this Section 1.4. shall apply mutatis mutandi.

1.5.    Adjustment for other Financial Variables.

(a) Working Capital Adjustment.

(i) The Purchase Price has been established considering that at Closing the Company shall have at least a Net Working Capital of US$8,750,000 (the “Target Net Working Capital”). In this Agreement, the term “Net Working Capital” means the current assets minus current liabilities of the Company and its Subsidiaries on a consolidated basis; where current assets are comprised of accounts receivable, prepaid expenses and other current assets, and current liabilities are comprised of accounts payable and accrued expenses. As a result of the foregoing, the Parties agree that only the specific items of the balance sheet of the Company, on a consolidated basis listed in Schedule 1.5.1(a)(i) shall be taken into consideration for purposes of calculating the Net Working Capital.

(ii) Within ninety (90) calendar days following Closing,

(1) the Purchasers shall review and confirm that the Net Working Capital at Closing was at least equal to the Target Net Working Capital, and shall calculate and determine the actual Net Working Capital at Closing (the “Closing Net Working Capital”) in accordance with IFRS consistently applied and to the extent not specifically modified pursuant to the provisions of Schedule 1.5.1(a)(i). In case of discrepancy between IFRS and the provisions of Schedule 1.5.1(a)(i), the latter shall prevail; and

(2) the Purchasers shall deliver to the Sellers a statement (the “Closing NWC Statement”) containing its calculation of the Closing Net Working Capital, together with a calculation of the adjustments to the Base Purchase Price based on such amounts and such data with respect to the determination thereof as is reasonable necessary to support such Closing NWC Statement.

(iii) If the Sellers disagrees in whole or in part with the Closing NWC Statement, then within twenty (20) Business Days after the receipt of the Closing NWC Statement, the Sellers shall notify the Purchasers of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement and indicating the specific line items of the Closing NWC Statement that are in dispute (the “Disputed Line Items”), accompanied by the Sellers’ revised Closing NWC Statement setting forth their determination of the adjustments to the Base Purchase Price and any component thereof, as the case may be. Thereafter, the dispute shall be subject to Section 1.5(d). All items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder unless the resolution of a Disputed Line Item affects an undisputed item, in which case such undisputed item shall remain open and be considered a Disputed Line Item to the extent of such corresponding effect. In the event that the Sellers do not provide a Notice of Disagreement within such twenty (20)-Business Day period, the Sellers shall be deemed to have accepted in full the Closing NWC Statement as prepared by the Purchasers, and such Closing NWC Statement shall become final, binding and conclusive for all purposes hereunder.

(iv) The Closing Cash Payment shall be adjusted by an increase in the amount that the Closing Net Working Capital exceeds the Target Net Working Capital, or a decrease in the amount that the Target Net Working Capital exceeds the Closing Net Working Capital. If the Closing Net Working Capital is greater than the Target Net Working Capital, then the amount that results from subtracting the Target Net Working Capital from the Closing Net Working Capital, shall be paid by the Purchasers to each of the Sellers, in proportion to each of the Seller’s respective ownership of Equity Interests in the Company, as described in the allocation certificate enclosed hereto as Exhibit 1.2. (each such ownership percentage, the “Seller’s Ownership Percentage”), within five (5) Business Days following the date in which the Closing Net Working Capital was finally determined, to the corresponding Sellers’ Accounts. If the Closing Net Working Capital is less than the Target Net Working Capital, then the amount that results from subtracting the Closing Net Working Capital from the Target Net Working Capital, shall be paid to the Purchasers by the Sellers, in proportion to the Seller’s Ownership Percentage, within five (5) Business Days following the date in which the Closing Net Working Capital was finally determined, to the account designated in writing by the Purchasers at least three (3) Business Days prior to such payment. If any such amount is not paid as set forth herein, the applicable Party shall be entitled to a default interest at a rate of 6% per annum as from the date that is five (5) Business Days after the date in which the Closing Net Working Capital was finally determined through its effective payment, and in the case of the Purchasers to deduct the corresponding amount from any following payment to be made to the other Party (including from the Cash for G-Shares Tranche 2). For the avoidance of doubt, liability of the Sellers for any adjustments or amounts due in accordance herewith shall be several and joint, except for the Sellers of the Selling Non-Management Group, which liability shall be several and not joint.

(b) Accounts Receivable Adjustment.

(i) The Sellers shall deliver to the Purchasers a certificate including a list of the Company’s Accounts Receivable as of the Cut Off Date, including the amount and due date of each Account Receivable, provided that all amounts shall be reflected in the local currency of the issuer of the relevant Account Receivable and converted into US$ at such date at the Applicable FX Rate (the “Accounts Receivable Certificate”); provided further that, (1) the total unbilled amounts to customers as of the Cut Off Date shall be included in the Accounts Receivable Certificate as an aggregate line item (the “Unbilled Amounts as of the Cut Off Date”), (2) within 15 calendar days after Closing, the Sellers of the Selling Management Group shall disaggregate such amount, identifying the corresponding amounts payable by each applicable customer and issuing the relevant invoices, including any applicable value added tax thereon, and (3) the amount of each such invoices, including any applicable value added taxes thereon, converted into US$ at the Applicable FX Rate, shall be deemed an Account Receivable as if they had been included in the Accounts Receivable Certificate and shall be taken into consideration for the adjustments contemplated in this Section 1.5.(b). The Accounts Receivable Certificate shall be executed by RW.

(ii) At any time during the twelve months after the Closing Date (the “Account Receivable Period”), the Purchasers shall be entitled to seek payment from the Sellers, and the Sellers shall be required to compensate the Purchasers, to the extent any Accounts Receivable outstanding as of the Closing Date, as listed in the Accounts Receivable Certificate, remained uncollected 120 calendar days following the due date of each of such Accounts Receivable for any reason whatsoever (including its accounting as Bad Debt) (each an “Account Receivable Reduction”). For such purpose, at any time during the Account Receivable Period, the Purchasers shall serve one or more notices to Sellers, each enclosing a certificate identifying the relevant Accounts Receivable that is the basis of such reimbursement and the calculation of the relevant Account Receivable Reduction (each an “Account Receivable Reduction Report”). Failure to include any Account Receivable reported in the Accounts Receivable Certificate in an Account Receivable Reduction Report on or before the expiration of the Account Receivable Period shall be deemed as an irrevocable and unconditional waiver of Purchasers to make any claim against Sellers in connection with such Accounts Receivable to the extent not included in any other Account Receivable Reduction Report.

(iii) Any Account Receivable Reduction shall be paid by the Sellers on a date no later than ten (10) Business Days after each Account Receivable Reduction has been communicated by means of an Account Receivable Reduction Report to the Sellers and in any event no later than the last day of the Account Receivable Period, to the account designated in writing by Purchasers at least three (3) Business Days prior to such payment. If any such amount is not paid within the aforementioned ten (10)-Business Day period, the Purchasers shall be entitled to deduct the corresponding amount (plus a default interest at a rate of 6% per annum during the relevant period) from the Earn Out Payment and/or the Cash for G-Shares Tranche 2. Liability of the Sellers for any adjustments or amounts due in accordance herewith shall be several and joint, except for the Sellers of the Selling Non-Management Group, which liability shall be several and not joint. For the avoidance of doubt, once any Account Receivable included in an Account Receivable Reduction Report has been duly paid by the Sellers in favor of the Purchasers, the Sellers will be entitled to initiate the collection of the relevant amounts of such Accounts Receivables from the corresponding third parties and, in the event that any of the relevant Accounts Receivable is eventually paid up to the Company or any Subsidiary, the Purchasers shall immediately reimburse the Sellers, proportionally, for the corresponding amount (less applicable reasonable expenses incurred by the Company, the Purchasers or any Affiliate thereof in connection with such collection). The Purchasers shall not, and shall cause the Company and the Subsidiaries not to, assign any of the Accounts Receivable included in the Accounts Receivable Certificate nor waive any right in connection therewith against debtor. If requested by the Sellers, the Purchasers shall cause the Company or the relevant Subsidiary to issue a power-of-attorney in favor of the Sellers (or their designee) to enforce the collection of any Accounts Receivable the amount of which has been paid by the Sellers (either in case or by means of compensation as set forth in this Agreement), whether in- or out-of court. For the purposes of any applicable payment or deduction made pursuant to an Account Receivable Reduction Report, any amounts included therein shall be expressed in US$ as set forth in the Accounts Receivable Certificate.

(iv) The Parties acknowledge and agree that, while neither the Company, its Subsidiaries, nor the Purchasers has an obligation to initiate any collection proceeding of any nature with respect to uncollected accounts, the Company, its Subsidiaries and the Purchasers will handle such accounts receivable in the Company’s or relevant Subsidiary’s ordinary course of business and will make commercially reasonable efforts to collect them during the 120 calendar days following their agreed due date.

(v) To avoid duplication of adjustments against Sellers, notwithstanding anything to the contrary in this Agreement, any Bad Debt already taken into account for purposes of Section 1.5.(a) shall not be subject again to Section 1.5.(b), and vice versa.

(c) Minimum Required Cash Adjustment.

(i) The Sellers shall calculate and provide an estimate of (1) the Minimum Required Cash as of the Closing Date (the “Estimated Minimum Required Cash”) and (2) the Cash at Closing (the “Estimated Cash at Closing”), and deliver such information together with the relevant information used for such calculation to the Purchasers (the “Estimated Closing Cash Certificate”), which certificate shall be executed by RW.

(ii) At Closing, the Closing Cash Payment shall be adjusted, either by (1) an increase in the amount that the Estimated Cash at Closing exceeds the Estimated Minimum Required Cash, or (2) a decrease in the amount that the Estimated Minimum Required Cash exceeds the Estimated Cash at Closing (such adjustment amount, the “Estimated Closing Cash Balance”).

(iii) Within ninety (90) calendar days following Closing, the Purchasers shall prepare and provide its calculation of (1) the definitive Minimum Required Cash as of the Closing Date (the “Definitive Minimum Required Cash”), (2) the definitive Cash at Closing (the “Definitive Cash at Closing”) and (3) the definitive adjustments to the Estimated Closing Cash Balance based on the Definitive Minimum Required Cash and the Definitive Cash at Closing (the “Definitive Closing Cash Balance”), and deliver such information together with the relevant information used for such calculation to the Sellers

(the “Definitive Closing Cash Statement”). Such calculation shall be made in accordance with IFRS consistently applied and to the extent not specifically modified pursuant to the provisions of this Agreement. In case of discrepancy between IFRS and the provisions of this Agreement, the latter shall prevail.

(iv) If the Sellers disagree, in whole or in part, with the Definitive Closing Cash Statement, then the procedure set forth in Section 1.5.(a)(iii) and Section 1.5(d) shall apply mutatis mutandi; provided, however that if the Definitive Closing Cash Statement provides for a payment to be made by Purchasers, such payment shall be made to Sellers regardless of the delivery of a Notice of Disagreement with respect to the calculations made by Purchasers as set forth in the Definitive Closing Cash Statement.

(v) If the Definitive Closing Cash Balance as determined in the Definitive Closing Cash Statement is greater than the Estimated Closing Cash Balance as determined in the Estimated Closing Cash Certificate, then the amount that results from subtracting the Estimated Closing Cash Balance from the Definitive Closing Cash Balance shall be paid by the Purchasers to each of the Sellers, in proportion to the Seller’s Ownership Percentage, within five (5) Business Days following the date in which the Definitive Closing Cash Balance was finally determined (except for the amount calculated by Purchaser as payable to Sellers according to the Definitive Closing Cash Statement, which amount shall be paid by Purchaser within five (5) Business Days following delivery of the Definitive Closing Cash Statement, regardless of any dispute thereof by Sellers), to the corresponding Sellers’ Accounts. If the Definitive Closing Cash Balance is less than the Estimated Closing Cash Balance as set forth in the Estimated Closing Cash Certificate, then the amount that results from subtracting the Definitive Closing Cash Balance from the Estimated Closing Cash Balance shall be paid by the Sellers to the Purchasers, within five (5) Business Days following the date in which the Definitive Closing Cash Balance was finally determined, to the account designated in writing by the Purchasers at least three (3) Business Days prior to such payment. If any such amount is not paid as set forth herein, the applicable Party shall be entitled to a default interest at a rate of 6% per annum during the relevant period) and in the case of Purchasers to deduct the corresponding amount from any following payment to be made to the other Party (including from the Cash for G-Shares Tranche 2). For the avoidance of doubt, liability of the Sellers for any adjustments or amounts due in accordance herewith shall be several and joint, except for the Sellers of the Selling Non-Management Group, which liability shall be several and not joint.

        (vi) To avoid duplication of adjustments against Sellers, notwithstanding anything to the contrary in this Agreement, any item taken into account for purpose of Section 1.5(a) shall not be subject to adjustments pursuant to this Section 1.5(c), and vice versa.

(d)    Adjustments. Dispute Resolution.

(i) For the purposes of all calculations and adjustments under Sections 1.4, 1.5.(a), 1.5.(b) and 1.5.(c), the reference to the Company shall be deemed to include the Company and all its Subsidiaries on a consolidated basis, and to the extent applicable as set forth in last sentence of Section 1.8.

(ii) In connection with the preparation of all the certificates, statements and calculations under Sections 1.4, 1.5.(a), 1.5.(b) and 1.5.(c) and Sellers’ review thereof, the Purchasers shall (and shall cause the Company and the Subsidiaries to) (A) reasonably cooperate in good faith with Sellers, (B) provide reasonable access to the Sellers and their representatives, to its personnel (responsible for and knowledgeable about the relevant information), and provide a copy of the relevant records, working papers, and schedules, (C) otherwise reasonably cooperate in good faith with Sellers and any outside accounting firm appointed by Sellers, including by providing on a timely basis, all information reasonably necessary or useful in the preparation of any such certificates, statements and calculations, as applicable, and (D) respond on a timely basis to the related reasonable inquires of, or requests for information by, the Sellers and their representatives.

(iii) In case of any controversy in connection with the adjustments provided in Sections 1.5.(a), 1.5.(b) and 1.5.(c), the Parties shall first use diligent good faith efforts to resolve such dispute between themselves during thirty (30) calendar days following the delivery of a written notice of any of the Parties to the others indicating the grounds of the dispute. If they are unable to resolve such dispute within thirty (30) calendar days, then the dispute shall be submitted to the Financial Arbitrator for determination and the procedure set forth in Section 1.4.(c) shall apply mutatis mutandi.

1.6.    Additional Adjustments.

(a) In the event that: (i) a Seller of the Selling Management Group violates the Non-Competition and/or Non-Solicitation Obligations set forth in Section 8.6 and Section 8.7, or (ii) with respect to a Seller of the Selling Management Group, there is a “Cause for Non-Payment” (as defined below) prior to the Earn Out Payment Date (each of the events in preceding (i) and (ii), an “Additional Adjustment Event”, and any Seller of the Selling Management Group referred to in preceding (i) and (ii), a “Non-compliant Seller”), then the Non-compliant Seller shall not be entitled to receive, and the Purchasers shall not be required to pay to the Non-compliant Seller, the Earn Out Payment. It is expressly agreed that the proportion of the Earn Out Payment to be withheld with respect to the relevant Non-compliant Seller shall be (1) such Seller’s Ownership Percentage of the Non-compliant Seller and (2) such Non-compliant Seller’s respective indirect ownership of Equity Interests in the Company resulting from the Non-compliant Seller’s respective direct and/or indirect ownership of Equity Interests in Emidey, as described in the Exhibit 1.6. For purposes of this Agreement, a “Cause for Non-Payment” shall be deemed to exist with respect to a Seller of the Selling Management Group if that Person, while being an employee, manager, director or officer of the Company, the Purchasers, or any Affiliate thereof:

(i) in such capacity, willfully and materially violates any written policies or standards of conduct of the Company and/or the Purchasers and/or any Affiliates thereof; provided, however that (a) if such violation is subject to cure period, it will only be deemed that a Cause for Non-Payment exist if the Non-compliant Seller fails to remedy such violation within the applicable reasonable cure period identified in the written notice of Purchaser requesting such remediation; and (b) if the due date of payment of the Earn Out Payment occurs prior to the lapse of such remediation period but the Non-compliant Seller satisfactorily cures the identified violation, the Purchasers shall as promptly as practicable thereafter pay to the Non-compliant Seller any portion of the withhold Earn Out Payment;

(ii) represents the Company, the Purchasers or any Affiliate thereof in businesses out of its corporate purposes, or performs on behalf of any of them acts of mere indulgence, which for the purposes of this Agreement are defined as significant acts without consideration for the Company, the Purchasers or any Affiliate thereof, including but not limited to, transactions with any related party of any of the Sellers and/or the granting of guarantees for third parties’ obligations, that create a Liability for the Company, the Purchasers or any Affiliate thereof; or is terminated or dismissed with cause based on any of the matters set forth in these paragraphs as Cause for Non-Payment pursuant to applicable Laws;

(iii) has been disqualified (1) from acting as a manager, director or officer of the Company or any Subsidiary under any applicable Law or by virtue of a criminal conviction; or (2) for being under the effects of penalty which forbids, even temporarily, the access to public office or to carry out acts of commerce; or (3) for being convicted for fraudulent bankruptcy, intentional fraud, bribe, corruption, graft or embezzlement crimes or crimes against the public economy, any national financial system, antitrust Laws and crimes against public faith or property; or (4) is convicted of, or pleads no contest or guilty to, a misdemeanor that the Purchasers reasonably believes has had or will have a material detrimental effect on the Company or the Purchasers, or any felony;

(iv) has been formally charged in a proceeding by a relevant prosecutor or Governmental Body of making or receiving illegal payments and returns, as well as any corruption acts, or of committing any act of personal dishonesty that is intended to result in any of the Sellers’ personal enrichment, or any willful act that constitutes gross misconduct; or

(v) intentionally breaches a material confidentiality obligation arising from this Agreement or any other agreement under the Seller’s employment relationship with the Company, the Purchasers or any Affiliate thereof, that affects and damages the business of the Company, the Purchasers or any Affiliate thereof or the business of any of their clients; or
(vi) performs fraudulent acts or omissions; or performs any acts or omissions acting with willful misconduct or gross negligence which adversely affect the Company and/or the Subsidiaries, or performs any acts of defamation, libel and slander against the Company, or the Purchasers or any Affiliate thereof.

(b) For the avoidance of doubt, (I) if the employment relationship of any Seller of the Selling Management Group is voluntarily terminated by such Seller, or is terminated without cause by the Company or with cause (other than based on a Cause for Non-Payment), the Purchasers or any Affiliate thereof during the Earn Out Period, such Seller will remain entitled to receive, subject to the achievement of the Earn Out Targets, and any other adjustments and deductions as provided herein, such Seller’s share of the Earn Out Payment, as applicable, under Section 1.3.(b) in accordance with the terms and conditions set forth therein, and (II) if, at any time after the end of the Earn Out Period, the employment relationship of any Seller of the Selling Management Group with the Company, the Purchasers or any Affiliate thereof, is terminated for whatever cause, no such termination shall give right to Purchasers to seek reimbursement or withholding any payment under this Agreement to such Seller (notwithstanding any claim for Damages as Seller under, and subject to, ARTICLE 7). In any event such Seller will be entitled to receive, subject to the achievement of the Earn Out Targets, and any other adjustments and deductions as provided herein, such Seller’s share of the Earn Out Payment, to the extent that such Seller has not (i) been terminated for a Cause for Non-Payment, or (ii) breached his/her Non-Competition and/or Non-Solicitation Obligations on or prior to the payment of the Earn Out Payment (notwithstanding any claim for Damages as Seller under, and subject to, ARTICLE 7). The foregoing shall not be deemed to limit the payment to the relevant Seller of the Selling Management Group of any benefit, severance payment or other amount payable to such Person pursuant to applicable labor and social-security-related Laws governing his/her labor relationship with the Company or the relevant Subsidiary.

(c) For the avoidance of doubt, in the event of total permanent disability or death of a Seller of the Selling Management Group, such Seller, or his/her legal successors or representatives, as the case may be, will be entitled to receive, subject to the achievement of the Earn Out Targets, and any other adjustments and deductions as provided herein, his/her share of the Earn Out Payment, under Section 1.3.(b) in accordance with the terms and conditions set forth therein.

(d) Any Additional Adjustment Event with respect to (A) violations of the Non-Competition and/o the Non-Solicitation Obligations set forth in Section 8.6 and Section 8.7 or (B) paragraphs (i) through (vi) of the defined term Cause for Non-Payment, shall only be deemed to have occurred upon a final non-appealable judicial decision is issued confirming that the Non-compliant Seller has committed such violation or actions that are the ground for Cause for Non-Payment (“Final Decision”), or otherwise if the Non-compliant Seller has acknowledged and agreed that any of the foregoing had occurred. As a result of the foregoing, if the Purchasers had withheld any amount payable as Earn Out Payment or other monies payable under this Agreement based on an alleged violation of the covenants in Section 8.6 or Section 8.7 or an alleged Cause for Non-Payment, such amounts subject of the withholding and deduction shall be deemed held in escrow until the matter alleged as ground for such withholding and deduction is decided by a Final Decision. If any amount withheld and deducted to the Non-compliant Seller should have not been withheld and deducted pursuant to the Final Decision, then the Purchasers shall immediately pay to Non-compliant Seller such amount plus interest at a rate of 6% per annum as from the date on which the amounts were so withheld and deducted through and including the effective payment date to such Seller. For the avoidance of doubt, with respect to an Additional Adjustment Event based on breach of Section 8.6 or Section 8.7, reference to “Final Decision” shall be deemed an award issued in accordance with Section 12.13.

(d) For the avoidance of doubt, none of the matters set forth in the Disclosure Schedule shall be taken into account by the Purchasers for purpose of this Section 1.6.

1.7.    Management during the Earn Out Periods.

(a)    The Parties agree and acknowledge that the Purchasers shall be responsible for the management, supervision, direction and control of the Company. The Purchasers shall use all such powers and authorities as it may have in relation to the Company and its Subsidiaries to procure that the Company is integrated into the Purchasers’ operations seeking synergies between the teams while, to the extent reasonably possible, avoiding disrupting the ordinary course of the Business as developed in a manner consistent with the Company’s and its Subsidiaries’ past practice. The Sellers acknowledge and agree that the Purchasers shall have no duty or obligation to approve, authorize or facilitate any transaction relating to the Business after the Closing if such transaction is proposed on terms, conditions or circumstances (including pricing, staffing and/or legal terms) which are inconsistent with the Purchasers’ or the Company’s and its Subsidiaries’ past practice or outside of the ordinary course of the Company’s and its Subsidiaries’ businesses.

(b)    The Purchasers agree that they and their Affiliates in their operation of the Business shall not (and shall cause the Company, its Subsidiaries and their Affiliates not to) transfer, assign, or otherwise divert from the Company and its Subsidiaries any clientele or business opportunities that would have been prior to Closing allocated to or engaged by or otherwise benefited the Company and its Subsidiaries, in a manner that would have a negative impact in achieving the Earn Out Targets or the amount of Earn Out Payments.

(c)    The Sellers of the Selling Management Group who are employees of the Company as at the Closing Date agree and acknowledge that, as employees of the Company, they shall be subject to compliance with applicable Law and Purchasers’ internal policies, including financial (in particular, approved budgets), legal, human resources, banking and treasury policies. For the avoidance of doubt the foregoing shall not entail nor be deemed, whether as per express or implied terms thereunder, to limit in any manner the rights of the Sellers of the Selling Management Group as provided for under this Agreement.

(d)    After Closing, the Purchasers and the Sellers of the Selling Management Group who continue to be an employee of the Company shall collaborate and endeavor for the Company to adopt, during the Earn Out Period, as many as the Purchasers’ processes and tools as possible without disrupting the ordinary course of the Business, as developed in a manner consistent with the Company’s and its Subsidiaries’ past practice; provided, however, that the Purchasers and the Sellers agree and acknowledge that in any case, after Closing, all processes and tools relating to legal, finance (including accounting, treasury and planning) and corporate (non-commercial) matters must be integrated as soon as practicable, and all staff personnel of the Company within the relevant areas will follow and become subject to the Purchasers’ internal policies and management.

(e)    In addition to the information rights set forth in Section 8.1(b), the Sellers and the Purchasers’ management shall have periodic meetings, at least quarterly, which can also be conducted electronically or telephonically, to review the performance and the prospects of the Company during the Earn Out Period. Without prejudice to the foregoing, if any event occurs that in the reasonable opinion of the Purchasers (based on the facts then known) could materially impact the achievement of the Earn Out Targets, the Purchasers shall as promptly as practicable inform the Sellers of the occurrence of such event, the estimated negative impact on the Earn Out Payment, and including any additional information reasonably relevant to be known by the Sellers.

(f)    Should the Sellers consider that any action of the Purchasers or any Affiliate thereof (including post-Closing, the Company or any Subsidiary) violate or conflict with any of the provisions set forth in this Section 1.7 or the intended purpose of Section 1.3, and that such action may reasonably affect in an adverse manner the ability of the Company to achieve the Earn Out Targets, such Sellers shall notify the Purchasers in writing about such circumstance as promptly as possible. In any such case, the Purchasers and the Sellers shall endeavor to agree on a mutually satisfactory course of action with respect to the relevant matter; provided, however, that if the Purchasers and the Sellers fail to resolve the matter within fourteen (14) calendar days after their first discussion, the Purchasers will determine the course of action to be followed at its sole and exclusive discretion, notwithstanding the right of such Sellers to submit the matter to arbitration pursuant to Section 12.13 if they deem to have been adversely affected by the Purchasers’ decision.

1.8.    Corporate Reorganization during the Earn Out Period. Nothing in this Agreement or any ancillary document shall prevent the Purchasers or its Affiliates from executing any corporate reorganization of any nature in order to integrate the Company or any of its Subsidiaries into the Purchasers’ corporate structure. If, after Closing, the Purchasers decide to execute any corporate reorganization as a result of which the Company or any Subsidiary ceases to exist as currently known, either by way of merger, consolidation, split-up, or otherwise, the Purchasers and the Sellers of the Selling Management Group agree that the Earn Out Targets necessary to determine the payment contemplated under Section 1.3.(b) shall be calculated separately as if such corporate reorganization had not occurred and the Company or the relevant Subsidiary continued to be a separate corporate group as currently known. In such case, any and all references to the “Company” in sections of this Agreement relating to the calculation of the payment contemplated in Section 1.3.(b) hereof shall be deemed a reference to the relevant business unit that continues the Company’s business within Purchasers’ organization.

ARTICLE 2
ADDITIONAL PAYMENTS

2.1.    Management Bonuses.

(a) The Parties acknowledge and agree that cash payments in the aggregate amount of up to US$3,563,000 (three million five hundred sixty three thousand US Dollars) (it being understood that such amount is the total amount to be spent as bonus payments for the Covered Employees and includes any applicable withholding, Taxes, social security and other contributions) will be paid by the Company (or, as the case may be, the Subsidiaries) to the Covered Employees, as follows:

(i)An aggregate amount of up to US$1,336,150, as indicated and in the terms of Schedule 2.1.(a), shall be paid to the Covered Employees in connection with their past tenure and continuing efforts towards the Company (the “Loyalty Bonus”).

(ii)An aggregate amount of up to US$2,226,850, as indicated in Schedule 2.1.(a), shall be payable to the Covered Employees in accordance with the payment schedule and subject to the terms and conditions set forth therein (the “Company Growth and Performance Bonus”, and together with the Loyalty Bonus, the “Grupo ASSA Bonuses”).

(b) Purchasers’ total contribution to the payment of the Grupo ASSA Bonuses shall amount to up to US$3,113,000 (three million one hundred thirteen thousand US Dollars) (it being understood that such amount is the total amount to be spent by the Purchasers as bonus payments for the Covered Employees and includes any applicable withholding, Taxes, social security and other contributions). The remaining amount (i.e., up to the total amount of US$450,000 to be paid by the Company as bonus payment for the Covered Employees, including any applicable withholding, Taxes, social security and other contributions) shall be paid by the Company (or, as the case may be, the Subsidiaries) and, if paid, will be considered a reduction of the Earn Out Payment, as contemplated in Section 1.3.(ii) and in the manner set forth in Schedule 2.1(a). For the avoidance of doubt, the amount of US$450,000 shall be payable only if the Earn Out Payment is payable and to the extent specified in Schedule 2.1.(a).

(c) The Sellers of the Selling Management Group shall cooperate with the Purchasers in connection with the distribution of the Grupo ASSA Bonuses to the Covered Employees of the Company and all related employee communications. The Purchasers shall provide or cause the Company to provide to the Sellers of the Selling Management Group (or their designees on a confidential basis) information and records used for the calculation of the Grupo ASSA Bonuses and proof of the payment of the Grupo ASSA Bonuses to the Covered Employees to confirm the due payment of the Grupo ASSA Bonuses in accordance with the terms of this Agreement.

(d) The Purchasers shall cause that, as promptly as practicable after the Closing, the individuals listed in Schedule 2.1(d) be granted restricted stock units under Globant Lux’s 2014 Equity Incentive Plan.

ARTICLE 3
CLOSING

3.1.    Closing. Subject to the provisions of ARTICLE 4 below, the closing of the transactions contemplated by this Agreement (“Closing”) shall take place at the offices of the Spanish public notary Jose María García Pedraza, at Calle Orense 11, 3º Floor, Madrid, or at other place as the Parties may agree, at 2:00 p.m. Spain time, on July 31, 2020, and if Closing does not occur on such date, on the date that is five (5) Business Days after the last of the Conditions to Closing is satisfied or waived by the applicable Party hereto (the “Closing Date”). If the Closing does not occur by (I) July 31, 2020, then either the Purchasers or the Sellers shall have the right to, by delivery of written notice to the other Parties, terminate this Agreement without any liability, and the obligations of each Party under this Agreement, shall then automatically terminate and be of no force and effect, and (II) August 31, 2020, then this Agreement, and the obligations of each Party under this Agreement, shall then automatically terminate without any liability and be of no force and effect. At Closing, the events set out in Section 3.2. shall take place, to the extent possible, simultaneously. The obligations of each of the Parties under this ARTICLE 3 are interdependent and the Closing shall not be deemed to have occurred unless all of these obligations are complied with and are fully effective or waived by the applicable Party.

3.2.    Closing Actions. At the Closing, notwithstanding other actions at Closing that may be contemplated in other provisions of this Agreement, the following actions shall be taken (for the avoidance of doubt, each of HSBC I, HSBC II and IFC shall only take such action and deliver such documents as are applicable to each such entity as a GAW Spain shareholder):

(I)Closing actions in connection with GAW Spain:

(a)Each of the Sellers and the Majority Purchaser shall provide to each other (and also to the Spanish public notary) the public deeds formalizing the powers of attorney that are sufficient to carry out all the actions at Closing.

(b)The Purchasers which are Spanish legal entities shall provide the shareholders’ resolutions approving the transaction in the framework of this Agreement, especially for the purpose of Article 160.f) of the Spanish Capital Corporations Act.

(c)Each of the Sellers which are legal entities shall provide to the Purchasers a copy of their relevant corporate resolutions approving the transactions contemplated hereby and the execution of this Agreement and related documents.

(d)The Purchasers shall receive a certificate from the Secretary of the Company (Secretario del Consejo) certifying that the GAW Spain Interests are freely transferable and have no encumbrances or charges and all the requirements set by the Spanish Capital Corporations Act and by the Company’s bylaws have been complied with for the transfer of the GAW Spain Interests.

(e)Each of the Sellers shall exhibit to the Majority Purchaser (and also to the Spanish public notary as regards GAW Spain) their respective legal titles (escrituras) to the GAW Spain Interests and shall deliver their respective nominative titles (títulos nominativos) representing the GAW Spain Interests being sold and transferred, as prove of their respective ownership of the GAW Spain Interests.

(f)Each of the Sellers and the Majority Purchaser shall grant the Spanish public transfer deed whereby (i) this Agreement shall be notarized; (ii) subject to the simultaneous release and termination of the Pledge, the GAW Spain Interests shall be transferred to the Majority Purchaser; and (iii) acknowledgment of receipt of its applicable portion of the Closing Cash Payment shall be granted.
(g)(1) The Sellers of the Selling Non-Managing Group shall instruct the Spanish public notary to annotate the release, discharge and termination of the Pledge, and (2) the Parties shall instruct the Spanish public notary to annotate immediately thereafter the transfer of the GAW Spain Interests in the legal titles (escrituras) in favor of the Majority Purchaser.
(h)A general shareholders’ meeting of the Company shall be held in order to acknowledge the resignation of the relevant directors of the Company (consejeros), approve their performance in such capacity, and to appoint new director(s) in substitution thereof as well as to revoke any powers of attorney granted prior to Closing to act on behalf of the Company.
(i)The Parties shall instruct the Spanish public notary to file with the Commercial Registry in electronic form, on the Closing, the abovementioned corporate resolutions concerning the Company.
(j)The Company’s management body shall register the transfer of the GAW Spain Interests in the Company’s nominative shares book.
(II)Closing actions in connection with the transaction as a whole:

(a) The Purchasers shall make payment of the Closing Cash Payment to the Sellers, in the manner contemplated in Section 1.3.(a) above and adjusted as set forth in Section 1.5(c)(ii), in accordance with the flow of funds instructions to be sent by the Sellers to the Purchasers at least five (5) Business Days prior to Closing (the “Flow of Funds Instructions”). Upon accreditation of the Closing Cash Payment in the respective accounts, each of the Sellers shall deliver to the Purchasers a duly executed acknowledgement confirming receipt of its portion of the Closing Cash Payment. It is expressly agreed that the amounts corresponding to the Closing Cash Payment or any amounts payable by the Purchasers hereunder may be funded and paid indistinctly by either the Majority Purchaser or the Minority Purchaser or in such proportions as the Purchasers may determine.

(b) Each of the Sellers shall execute and deliver to the Purchasers any and all documents in form and substance satisfactory to the Purchasers, such that as on the Closing Date, the Sellers shall have sold, transferred and assigned its portion of the Purchased Interests to the Purchasers, and the Purchasers will collectively, directly by such transfer and together with the other Sellers’ portion of the Purchased Interests, own one hundred percent (100%), and not less than one hundred percent (100%), of the GAW Spain Interests, and each of the Sellers of the Selling Management Group shall execute and deliver to the Purchasers any and all documents in form and substance satisfactory to the Purchasers, such that as on the Closing Date, the Sellers shall have sold, transferred and assigned the Purchased Interests to the Purchasers, and the Purchasers will collectively, directly and/or through the Company, own one hundred percent (100%), and not less than one hundred percent (100%), of the GA Colombia Interests, the GA US Interests, the GA Chile Interests, the BS Argentina Interests, the DS Argentina Interests, the BTP Argentina Interests, the GAVA Argentina Interests, the CTN Brazil Interests, the IBS Brazil Interests, the SDTI Brazil Interests, the GDBS Brazil Interests, the GA Mexico I Interests and the GA Mexico II Interests, free and clear of any Liens. The direct transfer of the GAW Spain Interests (and indirect transfer of the GA Colombia Interests, the GA US Interests, the CTN Brazil Interests, the IBS Brazil Interests, the SDTI Brazil Interests and the GDBS Brazil Interests) shall be formalized by means of the Spanish transfer deed as set out in Section 3.2.(I)(f) above.

(c) Each of the Sellers and any other Person directly or indirectly appointed by the respective Sellers shall withdraw as directors and officers of the Company and the Subsidiaries. Each outgoing director (or similar corporate position) of the Company and the Subsidiaries (the “Outgoing Officers and Directors”) shall deliver a resignation, release and a waiver of claims for fees, labor and any other dues whatsoever, and their resignation from any appointment as attorney-in-fact issued by the Company and the Subsidiaries satisfactory to the Purchasers.

(d) As applicable, and simultaneously with the Closing actions in connection with GAW Spain described in Section 3.2.(I), each of the Sellers shall cause the Company, and the Sellers of the Selling Management Group shall cause the Subsidiaries, to hold meetings of their respective shareholders and/or board of directors (or similar corporate bodies), as applicable (or act by unanimous written consent, if permitted), wherein resolutions to take the following actions shall be duly adopted:

(i) The appointment of such persons as the Purchasers may nominate as directors and officers of the Company and the Subsidiaries;

(ii) Accept and record the resignations of the Outgoing Officers and Directors and approve their respective performance in such capacity and release and discharge of any claim or liability against the resigning Person in such capacity; and

(iii) Take, as promptly as practicable, all such other actions as may be required to be undertaken by the Company and the Subsidiaries under their Organizational Documents or by any applicable Law for the time being in force, to give effect to the transaction contemplated hereby, including by way of making appropriate entries in the statutory registers or stock ledger of the Company and the Subsidiaries and making any filings with any Companies Registry or similar authority in each applicable jurisdiction.

(e) Each of the Sellers shall execute and deliver to the Purchasers a certificate stating that, as of the Closing Date, (a) each of its representations and warranties set forth in ARTICLE 5 of this Agreement remain true and correct in all respects on and as of the Closing Date (except to the extent such representations and warranties speak expressly as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) as though made on and as of such date; (b) the obligations contained in this Agreement to be performed or complied by such Sellers on or prior to the Closing Date, shall have been performed or duly complied with in all material respects; (c) solely in the case of the Sellers of the Selling Management Group, the conditions set forth in 4.2.(d), and 4.2.(e) have been complied with; and (d) with respect to the Purchased Interests being sold and transferred by the Seller delivering the certificate, the conditions set forth in Section 4.2(g) have been complied with. For the avoidance of doubt, each Seller shall deliver an individual certificate.

(f) The Purchasers shall execute and deliver to the Sellers a certificate stating that, as of the Closing Date, (a) each of the representations and warranties of the Purchasers set forth in ARTICLE 6 of this Agreement remain true and correct in all respects on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) as though made on and as of such date; and (b) the obligations contained in this Agreement to be performed or complied by Purchasers on or prior to the Closing Date, shall have been performed or duly complied with in all material respects.

(g) Each of the Sellers who are record owners of the GA Chile Minority Interests and the Minority Purchaser shall execute the GA Chile Purchase Agreement, in form and substance reasonably satisfactory to the Sellers and the Minority Purchaser.

(h) Each of the Sellers who are record owners of the BS Argentina Minority Interests and the Minority Purchaser shall execute the BS Argentina Purchase Agreement, in form and substance reasonably satisfactory to the Sellers and the Minority Purchaser.

(i) Each of the Sellers who are record owners of the DS Argentina Minority Interests and the Minority Purchaser shall execute the DS Argentina Purchase Agreement, in form and substance reasonably satisfactory to the Sellers and the Minority Purchaser.

(j) Each of the Sellers who are record owners of the BTP Argentina Minority Interests and the Minority Purchaser shall execute the BTP Argentina Purchase Agreement, in form and substance reasonably satisfactory to the Sellers and the Minority Purchaser.

(k) [intentionally left blank].

(l) Each of the Sellers who are record owners of the GA Mexico I Minority Interests and the Minority Purchaser shall execute the GA Mexico I Purchase Agreement, in form and substance reasonably satisfactory to the Sellers and the Minority Purchaser.

(m) Each of the Sellers who are record owners of the GA Mexico II Minority Interests and the Minority Purchaser shall execute the GA Mexico II Purchase Agreement, in form and substance reasonably satisfactory to the Sellers and the Minority Purchaser.

(n) Each of the Sellers who are record owner of the following Purchased Interest shall deliver, or caused to be deliver, to (i) GA Chile (with a copy to the Minority Purchaser) notices of transfer, duly executed by the relevant Sellers, dated as of the Closing Date and addressed to the respective board of directors of GA Chile, necessary for the registration on the books and records of GA Chile of the transfer of the GA Chile Minority Interests to the Minority Purchaser, free and clear of all Liens; (ii) BS Argentina (with a copy to the Minority Purchaser) notices of transfer, duly executed by the relevant Sellers, dated as of the Closing Date and addressed to the respective board of directors of BS Argentina, necessary for the registration on the books and records of BS Argentina of the transfer of the BS Argentina Minority Interests to the Minority Purchaser, free and clear of all Liens; (iii) DS Argentina (with a copy to the Minority Purchaser) notices of transfer, duly executed by the relevant Sellers, dated as of the Closing Date and addressed to the respective board of directors of DS Argentina, necessary for the registration on the books and records of DS Argentina of the transfer of the DS Argentina Minority Interests to the Minority Purchaser, free and clear of all Liens; (iv) BTP Argentina (with a copy to the Minority Purchaser) notices of transfer, duly executed by the relevant Sellers, dated as of the Closing Date and addressed to the respective board of directors of BTP Argentina, necessary for the registration on the books and records of BTP Argentina of the transfer of the BTP Argentina Minority Interests to the Minority Purchaser, free and clear of all Liens; (v) GA Mexico I (with a copy to the Minority Purchaser) notices of transfer, duly executed by the relevant Sellers, dated as of the Closing Date and addressed to the respective board of directors of GA Mexico I, necessary for the registration on the books and records of GA Mexico I of the transfer of the GA Mexico I Minority Interests to the Minority Purchaser, free and clear of all Liens; and (vi) GA Mexico II (with a copy to the Minority Purchaser) notices of transfer, duly executed by the relevant Sellers, dated as of the Closing Date and addressed to the respective board of directors of GA Mexico II, necessary for the registration on the books and records of GA Mexico II of the transfer of the GA Mexico II Minority Interests to the Minority Purchaser, free and clear of all Liens.

(o) The Sellers of the Selling Management Group shall cause that the register of members, stock ledger or similar registry of the Company and the Subsidiaries be updated under applicable Law to reflect (i) the Majority Purchaser as the sole owner of the GAW Spain Interests, and (ii) the Minority Purchaser as minority shareholder of GA Chile, BS Argentina, DS Argentina, BTP Argentina, GA Mexico I and GA Mexico II, and together with the Company as the exclusive and only shareholders of GA Chile, BS Argentina, DS Argentina, BTP Argentina, GA Mexico I and GA Mexico II.

(p) The Sellers of the Selling Management Group shall make available, or cause to be available, at the Company’s and the Subsidiaries’ corresponding offices to the Purchasers:

(i) all original and signed documents and contracts, all information and details of the Company’s and the Subsidiaries’ bank accounts, checkbooks, digital certificates and passwords;

(ii) the documents referred to in the first sentence of Section 5.2, and all other files, papers, books (including stock books, minutes books, shareholders’ registries and stock ledgers), statutory documents and records related to the Company and the Subsidiaries as may be in their possession; and

(iii) all documents relating to the Intellectual Property rights and confidential information of the Company, without retaining any copies thereof; and shall also deliver any other property belonging to the Company which may be in the possession of the Sellers or any nominee or Affiliate of the Sellers.

(q) Each of the Sellers and Globant Lux shall execute and deliver the Subscription Agreements, in the form set forth in Exhibit 1.3(a), and Globant Lux shall issue in favor of each of the relevant Sellers, free and clear of any Liens (except as expressly contemplated in the Subscription Agreements), the relevant number of G-Shares Tranche 1 corresponding to each such Seller.

(r) Each of the Sellers shall submit written evidence of the termination, effective as of the Closing, of the Investment Agreement and the Shareholders Agreement.

(s) Each of the Sellers and the Purchasers shall execute and deliver, or the Sellers of the Selling Management Group shall cause to be executed and delivered by the Company and the Subsidiaries, such other agreements, consents, documents, instruments and writings as are reasonably required to be delivered by them or the Companies and the Subsidiaries pursuant to this Agreement or otherwise reasonably required to consummate the transactions contemplated hereby.

ARTICLE 4
CONDITIONS TO CLOSING

4.1.    Mutual Conditions. The respective obligations of Sellers and the Purchasers to effect the transaction contemplated in this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or any Governmental Body other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any other Transaction Document shall be in effect.

(b) No Action. No Governmental Body or other Person shall have commenced or threatened to commence any Legal Proceeding against any of the Parties or any Affiliate thereof: (a) challenging or seeking the recovery of damages in connection with the transactions contemplated by this Agreement or any other Transaction Document; (b) seeking to prohibit or limit the exercise by Purchasers of any material right pertaining to the ownership of any of Purchased Interests or the Equity Interests of any Subsidiary of the Company; (c) that (if adversely determined) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement or any other Transaction Document; or (d) seeking to compel the Purchasers or any Affiliate thereof to dispose of or hold separate any material assets as a result of the transactions contemplated by this Agreement or any other Transaction Document.

(c) Antitrust Clearance. The Purchasers shall have received the Colombian Antitrust Clearance and cleared any other pre-merger control pursuant to Section 9.2.

4.2.    Conditions to Close for the Purchasers. The obligation of the Purchasers to effect the transaction contemplated by this Agreement is subject to the satisfaction of the following conditions, unless expressly waived in writing, in whole or in part, by the Purchasers:

(a) Each of the representations and warranties of the Sellers set forth in ARTICLE 5 below, shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties speak expressly as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) as though made on and as of such date;

(b) The Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and no breach of any covenant included in ARTICLE 8 has occurred;

(c) [intentionally left blank];

(d) There shall not have occurred any Material Adverse Effect, and no event, circumstance or other Effect shall have occurred and shall continue to exist that, in combination with all other events, circumstances and other Effects, could reasonably be expected to have or result in a Material Adverse Effect. “Material Adverse Effect” means any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or could reasonably be expected to be or to become, materially adverse and relating to (a) the condition, usefulness, value or benefits of the Purchased Interests; (b) the condition, liabilities, operations, results of operations of the businesses operated by the Company and its Subsidiaries, taken as a whole; or (c) Purchasers’ right or ability to own or otherwise exercise rights of as holder of the Purchased Interests;

(e) All stock options, warrants and other instruments convertible into, exchangeable for or otherwise representing a right to purchase or acquire ordinary or preferred shares of capital stock or other equity interests or securities of the Company or any of the Subsidiaries shall have been terminated, on terms and conditions satisfactory to the Purchasers;

(f) The Sellers shall have provided the Flow of Funds Instructions to the Purchasers in order for the Purchasers to perform payment of the Closing Cash Payment;

(g) The Sellers shall have obtained all approvals, consents, ratifications, permissions, permits, waivers (including, if applicable, the requisite waivers of any rights of first refusal or other restrictions on transfer from the shareholders of the Company and/or any of the Subsidiaries in respect of the sale of their respective proportion of the Equity Interests to the Purchasers) or authorizations (including any governmental approval, authorization or clearance) required for the purchase and sale of the Purchased Interests; provided that the foregoing, as regards each the Sellers of the Selling Non-Management Group shall be deemed to refer exclusively to each such Seller’s rights in connection with their respective rights in GAW Spain Interests, individually;

(h) [intentionally left blank];

(i) The Sellers shall have executed and delivered to Globant Lux the “lock-up” agreements, each substantially in the form of Exhibit 4.2.(i), contemplated under certain Underwriting Agreement entered on or about June 4, 2020, by and among Globant Lux, J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., BBVA Securities Inc., BNP Paribas Securities Corp., BofA Securities, Inc., Morgan Stanley & Co. LLC and Santander Investment Securities, Inc.;

(j) The Sellers of the Selling Management Group shall have delivered to the Purchasers, financial information of the Company and each of the Subsidiaries relating to Revenues, financial debt and cash balances in the Company’s bank accounts, Accounts Receivable (including unbilled receivables), and accounts payable, in each case as of the Cut Off Date (the “Financial Information as of the Cut Off Date”);

(k) The Sellers of the Selling Management Group shall have caused the Company and the Subsidiaries, as applicable, to obtain and deliver to the Purchasers, an acknowledgement and acceptance from Corrum Capital Global Credit Opportunities Fund, L.P., Corrum Capital Alternative Income Fund, L.P. and Corrum Capital UMF, L.P. of the letter delivered by Grupo ASSA Corporation in the form set forth in Schedule 4.2(k);

(l) GAW Spain shall have purchased before the Closing from the Minority Sub Shareholders their respective Equity Interest in the Subsidiaries identified in Exhibit 4.2(l), leaving the Minority Sub Shareholders without any shareholding, equity or membership interest of any nature whatsoever in the Subsidiaries identified therein;

(m) Alejandro Claudio La Prieta shall have entered into a severance agreement with the Company and/or the respective Subsidiary in the form set forth in the Exhibit 4.2.(m);

(n) Each of RW and Pablo Andrés Dougall shall have entered into a termination agreement with the Company and/or the Subsidiaries that is his employer, in the respective forms set forth in Exhibit 4.2(n)(1) and Exhibit 4.2(n)(2);

(o) Jaime Kleidermacher shall have delivered to the Purchasers a letter confirming that as of the Closing Date, he has no outstanding claims for any reason whatsoever, including but not limited to any claims for fees in connection with legal or any other services, against the Company and/or its Subsidiaries, in the form of Exhibit 4.2(o); and

(p) RW shall have delivered to the Purchasers the letter which form is included as Exhibit 4.2(p).

4.3.    Conditions to Close for the Sellers. The obligation of the Sellers to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Sellers:

(a) Each of the representations and warranties of the Purchasers set forth in ARTICLE 6 of this Agreement shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) as though made on and as of such date;

    (b) The Purchasers shall have performed in all respects all obligations required to be performed by the Purchasers under this Agreement at or prior to the Closing Date; and

(c) On or prior to the Closing Date, Globant Lux shall have executed and delivered to IFC the IFC policy agreement, substantially in the form attached hereto as Exhibit 4.3(c).

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

(A) Each of the Sellers of the Selling Non-Management Group, severally and not jointly, and (B) the other Sellers, jointly and severally, represent and warrant to the Purchasers that, except as set forth on the Disclosure Schedule attached as Schedule 5 to this Agreement (the “Disclosure Schedule”), the representations and warranties in this ARTICLE 5 are true and complete as of the date hereof and as of the Closing Date, except (I) that the representations and warranties made by each of the Sellers of the Selling Non-Management Group, severally and not jointly, are only those set forth in Section 5.1(a), the first sentence of Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 5.11, Section 5.27 and Section 5.38, and each such representation and warrant shall be read as made individually by each such Seller of the Selling Non-Management Group and severally only in respect of such Seller, its respective status and business, and its respective GAW Spain Interest being sold to the Majority Purchaser and, when applicable, to the Company; and therefore each of the Sellers of the Selling Non-Management Group does not make and disclaims any liability in connection with, any other representations and warranties under this ARTICLE 5, whether express or implied, except as otherwise expressly provided in ARTICLE 7, and (II) as otherwise indicated or otherwise agreed by the Parties in this Agreement.

The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE 5, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this ARTICLE 5 to the extent it is readily apparent from a reading of the face of the disclosure (without independent reference to the text of any documents or agreements referred to therein) that such disclosure is applicable to such other sections and subsections.

For purposes of these representations and warranties, even if there may or may not be express references to the Subsidiaries, the term “Company” shall always be deemed to include the Company and all of its Subsidiaries and branches thereof (and any predecessor thereof), unless otherwise noted herein and except with respect to Sections 5.1., 5.2. and 5.3.

5.1    Organization, Good Standing and Authority of the Company and its Subsidiaries. Capitalization.

(a) The Company is a Spanish corporation (Sociedad Anónima) duly organized and validly existing, and is in good standing under the Laws of the jurisdiction of its organization, has full power and authority to own, operate or lease the properties and assets owned, operated and leased by the Company and to carry on its businesses, as it has and is currently conducted, and is licensed, authorized or qualified to do business, and is in good standing, in all other jurisdictions in which the properties owned or leased by the Company or the operation of its business requires that the Company be qualified or authorized to do business. All company actions taken by the Company in connection with this Agreement and the other Transaction Documents identified in Section 3.2 will be duly authorized on or prior to Closing.

(b) Except as set forth in Section 5.1(b) of the Disclosure Schedule, each Subsidiary is a company duly organized and validly existing, and each Subsidiary or branch of the Company is in good standing under the Laws of the jurisdiction of its organization or incorporation, has full power and authority to own, operate or lease the properties and assets owned, operated and leased by the Subsidiary or branch and to carry on its businesses, as it has and is currently conducted, and is licensed, authorized or qualified to do business, and is in good standing, in all other jurisdictions in which the properties owned or leased by each of them or the operation of its business requires that the Subsidiary or branch be qualified or authorized to do business. All company actions taken by the any Subsidiary in connection with this Agreement and the other Transaction Documents identified in Section 3.2 will be duly authorized on or prior to Closing.

(c) Section 5.1.(c) of the Disclosure Schedule contains detailed information of the Company and its Subsidiaries, including the jurisdiction in which each of it is incorporated or organized, the jurisdictions in which it is qualified to do business, its authorized share capital or equity interests, the number of units or class of share capital or interests thereof duly issued and outstanding, and the names of all equity owners and the number of capital shares or other equity interests owned by each equity owner, member or interest holder as of the date hereof.

5.2.    The Sellers shall have delivered to the Purchasers at Closing Date complete, true and correct copies of the charter documents or certificate of formation, operating agreement and registrations with the applicable authorities of the Company and its Subsidiaries, in effect as of Closing. The list of directors, officers, legal representatives, managers and members of the Company and its Subsidiaries as included in Section 5.2 of the Disclosure Schedule is a complete and updated list of such positions and members of the Company and its Subsidiaries as of the date hereof.

5.3.    Authority. This Agreement has been duly executed and delivered by each of the Sellers and constitutes a legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights. The Sellers have full legal right and power and all authority required to enter into this Agreement and to consummate the transactions contemplated hereby, and are not subject to any legal, judicial or contractual restraint concerning the disposition of their properties in general or of the Purchased Interests specifically.

5.4.    No Claims. Neither the Company, the Subsidiaries nor the Sellers have received any notice or threat in writing of, and there are no pending, Actions, which could reasonably be expected to:

(a) enjoin, restrict or prohibit the transfer of the Purchased Interests as contemplated by this Agreement; or

(b) prevent them from fulfilling their respective obligations under this Agreement.

5.5.    No Conflict. Except as set forth in Section 5.5 of the Disclosure Schedule, neither the execution and delivery of this Agreement by each of the Sellers nor the consummation of the transactions contemplated herein by that Sellers will: (i) violate or conflict with or result in the breach of any Law or any order, judgment, injunction, stipulation or award entered by or with any Governmental Body or of any of the terms, conditions or provisions of, or constitute a default under or give rise to any right of termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) pursuant to any of the terms conditions or provisions of, any note, indenture, mortgage, lease or other agreement, contract or instrument to which such Seller or the Company are a party or are bound or affected or result on the creation of any Lien upon the Purchased Interests, the properties, assets, operations or business of the Company or the Sellers; (ii) violate the by Laws or the Organizational Documents of that Seller, the Company or the Subsidiaries or any Law applicable to that Seller, the Company or the Subsidiaries, or (iii) violate or conflict with any shareholders’ agreement, covenant or contract which the Seller is a party to or is bound by.

5.6.    Capitalization.

(a)    Exhibit A sets forth the capitalization table of the Company and the Subsidiaries, respectively. Each of (i) the Sellers owns all of the GAW Spain Interests, (ii) RW and GAW Spain own all of the GA Chile Minority Interests, the BS Argentina Minority Interests, the DS Argentina Minority Interests, the BTP Argentina Minority Interests, the GAVA Argentina Minority Interests, the GA Mexico I Minority Interests and the GA Mexico II Minority Interests, and (iii) the Company owns all of the GA Colombia Interests, the GA US Interests, the CTN Brazil Interests and the IBS Brazil Interests, and indirectly, the SDTI Brazil Interests and the GDBS Brazil Interests; in respect of clauses (i), (ii) and (iii), in the number and class indicated in Exhibit A, free and clear of any Liens. The Equity Interests set forth in Exhibit A represent one hundred percent (100%) of the issued and outstanding share capital of the Company and the Subsidiaries, as detailed therein. All of Equity Interests set forth therein have been duly authorized and issued and are legally and beneficially owned directly by the Sellers or by the Company, as the case may be, in the manner set forth in Exhibit A, and are fully paid and non-assessable. All of such Equity Interests were issued in compliance with applicable Laws. Such Equity Interests were not issued in violation of the Organizational Documents of the Company or any Subsidiary or any other agreement, arrangement or commitment to which a Seller or the Company or any Subsidiary is a party and are not subject to or in violation of any preemptive or similar rights of any other Person or entity.

(b) Each Seller has good and marketable title to the Purchased Interests owned by such Seller, and has the full right, power and authority to sell, assign, transfer and deliver such Purchased Interests.

(c) After giving effect to the Closing, the capital stock of the Company will be as described in Section 5.6.(c) of the Disclosure Schedule, and all of it is duly and validly authorized and issued, fully paid and non-assessable, free and clear of all Liens, and consequently, the Majority Purchaser will be upon Closing the sole shareholder of the Company holding one hundred percent (100%) of the GAW Spain Interests and, collectively with the Minority Purchaser, of one hundred percent (100%) of the GA Colombia Interests, the GA US Interests, the GA Chile Interests, the BS Argentina Interests, the DS Argentina Interests, the BTP Argentina Interests, the GAVA Argentina Interests, CTN Brazil, IBS Brazil, SDTI Brazil, GDBS Brazil, the GA Mexico I Interests and the GA Mexico II Interests, in all cases, free and clear of any Liens.

5.7.    Options and Commitments.

(a) Except as set forth in the Investment Agreement, the Shareholders Agreement or the Pledge, all of which shall be terminated and discharged effective as of the Closing, there are no put options, call options, commitments (including but not limited to revocable or irrevocable capital contributions), exchange rights, preferential rights, shareholders agreements, plans or other covenants of any nature that are outstanding, that provide for the purchase, issue or sale of any of the Purchased Interests or agreements that grant to any Person conversion or exchange rights in connection with the Equity Interests of the Company or the Subsidiaries, or pursuant to which any Person may be entitled to receive or subscribe in any capacity, shares issued or to be issued by the Company or the Subsidiaries, nor are there any special rights to receive dividends or other distributions in respect of such securities of the Company or the Subsidiaries.

(b) There are no outstanding or authorized, or any promise to issue or grant, stock appreciation rights, stock option agreements, phantom stock, profit participation, or similar rights with respect to the Company or any of the Subsidiaries. There are no voting trusts or other agreements or understandings to which the Company or any of the Subsidiaries, or any Seller is a party with respect to the voting of the capital shares or other equity interest of the Company and/or any of the Subsidiaries.

(c) Except as set forth in the Investment Agreement, the Shareholders Agreement or the Pledge, all of which shall be terminated and discharged effective as of the Closing, there are no outstanding, or any promise to issue or grant, warrants or other instruments convertible into, exchangeable for or otherwise representing a right to purchase or acquire ordinary or preferred shares of capital stock or any other equity interests or securities of the Company and/or any of the Subsidiaries.

(d) Except for this Agreement, there are no agreements or other commitments that are legally binding and enforceable, or other rights or arrangements in existence with respect to the issue, redemption, conversion, exchange, vote or transfer of any of the Equity Interests of the Company and/or any of the Subsidiaries, except for those arising from the imperative legal precepts of each applicable Law or, as of the date hereof, the Investment Agreement, the Shareholders Agreement or the Pledge, all of which shall be terminated and discharged effective as of the Closing.

5.8.    Powers of Attorney. Except for those included in Section 5.8 of the Disclosure Schedule, the Company has not granted any power of attorney or similar authority which remains in force as of the Closing Date.

5.9.    Litigation. Except as set forth in Section 5.9 of the Disclosure Schedule, there is no claim, action, cause of action, demand, Lawsuit, arbitration, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity (an “Action”) initiated or, to the Seller’s Knowledge, threatened (a) against the Company or any Seller or any officer, director or employee arising out of their relationship with the Company, (b) that questions the validity of the Transaction Documents or the right of the Company or each Seller to enter into them, or to consummate or delay the transactions contemplated thereunder, or (c) that could, either individually or in the aggregate, be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole. Neither Seller, nor the Company or any of its officers or directors is a party or is named as subject to the provisions of any writ, judgment, decree, award, ruling, injunction or similar order of or consent agreement with any Governmental Body, in each case whether preliminary or final, written or oral (an “Order”) (in the case of officers or directors, such as would affect the Company) except for those included in Section 5.9 of the Disclosure Schedule. There is no action, suit, proceeding or investigation by any Seller against the Company pending or which any Seller intends to initiate against the Company. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to any Seller, as applicable) involving the prior employment of any of the Company’s officers, employees, its services provided in connection with the business, any information or techniques allegedly proprietary to any of their former officers or employers or their obligations under any agreements with prior employers. For the avoidance of doubt, the Parties agreed that the Section 5.9 of the Disclosure Schedule shall not include any Excluded Matter or Brazilian Matters. Such omission shall thus not be deemed a misrepresentation of this Section 5.9(a), and Sellers make no representation and warranties with respect to the Excluded Matters and the Brazilian Matters, which matters are subject to indemnification by the Sellers pursuant to ARTICLE 7.

5.10. Taxes.

    (a) Except as set forth in Section 5.10(a) of the Disclosure Schedule, the Company has filed in a timely manner (within any applicable extension periods) with the appropriate Governmental Bodies (central, state, local or foreign) all Tax Returns required to be filed on or before the date hereof (or if not provided within the requisite period or within a permitted extension of such period, any penalties and interests resulting from such late filing or submission, if any, have been fully paid, settled or waived in writing by the applicable Taxing Authority prior to the Closing Date) and the information required to be provided to any applicable Taxing Authority when provided under each such Tax Return was in all material respects, correct and complete when filed, and were prepared in compliance with all applicable Laws.

    (b) All Taxes with respect to any taxable period ending on or prior to the Closing Date (including such Taxes for any straddle period which are allocable for such period ending prior to the Closing Date) and all Taxes due and payable (whether or not shown as due) on Tax Returns required to be filed on or before the Closing Date with respect to the Company have been paid in full or adequate reserves or the accrual therefor have been provided, including as applicable, as reflected on the Financial Statements.

    (c) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other Tax returns required to be filed by or with respect to the Company.

    (d) None of the Tax Returns of or with respect to the Company is currently being audited or examined by any federal, state, local or foreign taxing Governmental Body. No such audits or examinations are being conducted or, to the Sellers’ Knowledge, are threatened in writing with respect to the Company or any Seller. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company, and there is no extension of time in force with respect to the due date for the filing of any Tax return or with respect to the Company.

    (e) No assessment, deficiency or adjustment for any Taxes has been asserted, proposed or threatened with respect to any Taxes or Tax Returns of or with respect to the Company. The Company has paid all Taxes due under applicable Law or have been provided for in a provision which is adequate for the payment of such Taxes. No claim has been made by any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. There are no Liens on any of the Equity Interests or on any of the assets of the Company that arose in connection with any failure or alleged failure to pay any Tax or file any Tax Return.

    (f) There is no dispute or claim concerning any Tax-related Liability of the Company notified by electronic or written means, by any federal, state, local or foreign taxing Governmental Body. The Company has not received any ruling from any Governmental Body with respect to Taxes that has not been complied with or contested in good faith and provided for an adequate provision for the payment thereof.

    (g) The Financial Statements accurately reflect unpaid Taxes for the periods covered thereby.

    (h) The Company is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements. The Company has not been notified by any electronic or written means, by any federal, state, local or foreign Governmental Body that it is required to pay any amount for Taxes of any Person as a transferee or successor, by contract or otherwise.

    (i) All Taxes that the Company is or was required to withhold or collect in connection with amounts paid or owing to any shareholder, former shareholder, employee, independent contractor, creditor, customer, member or other party have been duly withheld or collected, and to the extent required, have been paid to the proper central, state, local or foreign taxing Governmental Body or other Person. The Company has complied with all information reporting and backup withholding provisions of applicable Law.

    (j) No payments are due or will become due by the Company pursuant to any Tax indemnification agreement as a consequence of the failure by any other Person to discharge such Taxes or amounts when due and payable.

    (k) To the Sellers’ Knowledge, there is no fact that has occurred prior to the Closing that will lead any Governmental Body to request from the Company and their shareholders, members of the board of directors or similar corporate body to make any payment because of breach of any Laws in respect of Tax.

    (l) All agreements and transactions to which the Company is or has been a party have been made at arm's length basis or for a consideration adequate to the market value of the goods and services provided for thereunder. The Company is in compliance with all applicable transfer pricing Laws.

    (m) The Company has not at any time entered into or been party to any transactions, schemes or arrangements that either: (a) were entered into solely or wholly or mainly with a view to avoiding, reducing, postponing or extinguishing any actual or potential Liability to Tax; (b) could be reclassified for the purposes of Tax under any legislation, enactment or other Law or otherwise by any Governmental Body or statutory body or authority; or (c) which could result in any claim or proceeding against the Company or used as evidence against it in any proceedings pertaining to Tax avoidance, either against the Company, or any of the shareholders.

    (n) The Financial Statements accurately reflect unpaid and accrued Taxes of the Company and each of the Subsidiaries for the periods covered thereby, in each case in accordance with applicable accounting principles (and to the extent permitted under such accounting principles, as applied in a consistent manner by the Company and its Subsidiaries). No deficiency for any Taxes has been assessed with respect to the Company and each of the Subsidiaries that has not been abated, paid in full or adequately provided for on or disclosed in the Financial Statements. The execution and delivery of this Agreement or the consummation of the transactions contemplated herein will not conflict or result in any deficiency for any Taxes or result in a change in the accounting method or principles or in its auditing practices.

    (o) The unpaid Taxes of the Company do not exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto). Since the date of the most recent audited annual balance sheet, the Company has not incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in IFRS, outside the ordinary course of business consistent with past custom and practice.

    (p) The Company will not be required to include any item of income or gain in, or exclude any item of deduction or loss or other tax benefit from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the applicable Closing Date; (b) use of an improper method of accounting for a taxable period ending on or prior to the applicable Closing Date; (c) ‘‘closing agreement’’ as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the applicable Closing Date; (d) intercompany transaction; (e) installment sale or open transaction disposition made on or prior to the Closing Date; or (f) prepaid amount received on or prior to the applicable Closing Date.

    (q) GA US has never been a United States real property holding corporation within the meaning of Section 897(c) of the Code.

    (r) The Company (a) is not a domestic corporation for purposes of any provision of the Code, (b) is not a ‘‘controlled foreign corporation’’ as defined in Section 957 of the Code, (c) is not a ‘‘passive foreign investment company’’ within the meaning of Section 1297 of the Code, and (d) does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized. Neither the Company nor any Subsidiary has made an election to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

    (s) The Company is not and has not been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and the United States Treasury regulations.

    (t) No Tax is required under any Law to be withheld or deducted from any amount constituting the Purchase Price.

    (u) Neither the Company nor any Subsidiary has participated in any way in any transaction designated by, or required to be disclosed to, a Governmental Body as a “tax shelter” or similar or analogous designation, or any transaction with respect to which Taxes assessed on audit may be increased as a result of the terms or circumstances of the transaction under the Tax Laws of any jurisdiction.

5.11.    Consents and Approvals. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby by the Company or the Sellers will not require such Seller or the Company to obtain any permit, consent, waiver, authorization or approval of, or make any filing with or give notice to, any Person, entity or Governmental Body, except for those permits, consents, antitrust clearance, approvals and authorizations necessary to consummate the transactions contemplated in this Agreement, especially regarding those detailed in ARTICLE 3 (including, but not limited to, the shareholders’ resolutions approving the transaction in the framework of this Agreement, especially for the purpose of Article 160.f) of the Spanish Capital Corporations Act). All information included in the filings made to obtain the Colombian Antitrust Clearance regarding the Company, its Subsidiaries and the Sellers, as and to the extent provided by the Sellers, is true and correct in all material respects.

5.12.    Financial Statements. (a) Section 5.12 of the Disclosure Schedule contains a true, correct and complete copy of (i) the audited financial statements of the Company and each of the Subsidiaries, for the fiscal year ended on December 31, 2019, and (ii) the unaudited consolidated financial statements of the Company and each of the Subsidiaries for the applicable interim period ended on June 30, 2020 (jointly (i) and (ii), the “Financial Statements”). The Financial Statements (i) comply with all applicable accounting requirements, and (ii) were prepared in accordance with IFRS applied on a consistent basis throughout the periods covered thereby.

(b) The Financial Statements (i) present in all respects the consolidated assets, liabilities, business, financial condition, results of operations and cash flows of the Company and its Subsidiaries, as of the indicated dates and for the indicated periods, subject in the case of the interim consolidated financial statements referred to above to year-end accruals made in the ordinary course of business, and (ii) have been duly approved, accepted, ratified, filed or endorsed in accordance with all applicable Laws, applicable accounting principles and the Organizational Documents of each of the Company and the Subsidiaries. The Financial Statements as well as the actual financial results reflected in the financial data are complete and correct and fairly stated in accordance with the books and records of the Company and the Subsidiaries and present the results of operations and the cash flows of the Company and its Subsidiaries as at the dates and for the periods therein specified, in conformity with IFRS, in all cases applied on a consistent basis. The accruals and/or provisions recorded as accounted for in the applicable Financial Statements, including accruals for vacation expenses, severance payments, bonus and prepayment accruals, warranties and Taxes for each of the Company and the Subsidiaries are accounted for on such applicable Financial Statements and are adequate and properly reflect the expenses associated therewith in accordance with the applicable accounting principles. The Financial Information as of the Cut Off Date to be delivered at Closing will be complete and correct as of the date indicated therein, and will fairly reflect the information stated therein, as of the Cut Off Date, in accordance with the books and records of the Company and the Subsidiaries.

(c) There are no significant deficiencies in the internal controls of the Company which could adversely affect the ability of any Company to record, process, summarize and report financial data. The management of the Company has not identified for the Company’s outside auditors any material weaknesses in internal controls nor is it aware of any intentional fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company. The Company maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iii) access to assets of the Company is permitted only in accordance with management’s authorization and applicable policies, (iv) the reporting of assets of Company is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded fairly and accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(d) The Company maintains disclosure controls and procedures that are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s financial statements.

(e) Section 5.12(e) of the Disclosure Schedule lists (i) all securitization transactions and “off-balance sheet arrangements” (as such term is understood pursuant to applicable accounting principles) effected by the Company, and (ii) all non-audit services performed by the Company’s auditors for the Company.

(f) Except as set forth in Section 5.12(f) of the Disclosure Schedule, the Company has not extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any shareholder, director or executive officer of the Company, which as of the date hereof or the Closing Date has not been cancelled.

(g) The books of account and other financial records of the Company: (i) reflect all material items of income and expense and all material assets and liabilities required to be reflected therein in accordance with the applicable accounting principles; (ii) are in all material respects complete and correct; and (iii) do not contain or reflect any material inaccuracies or discrepancies.

(h) Since January 1, 2015, neither the Company nor, to the Sellers’ Knowledge, any officer, director, agent or other representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company with respect to the Financial Statements or the internal accounting controls of the Company, including any written or oral complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. Neither the Company nor any of the Company’s accountants has identified or been made aware of (i) any intentional fraud, whether or not material, that involves the Company’s management or any other current or former employee, consultant, contractor or director of the Company who has a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (ii) any claim or allegation regarding any of the foregoing.

5.13.    Ordinary Course. Other than as contemplated elsewhere in this Agreement or as set forth in Schedule 5.13 of the Disclosure Schedule or as mandated by applicable Law, since December 31, 2019 through the Closing Date, the Company has conducted its business in the ordinary and usual course of business and consistent with past practice and have not (i) suffered any damage or other casualty loss (whether or not covered by insurance) the result of which could be reasonably expected to have a Material Adverse Effect; (ii) issued, sold, transferred, leased any properties or assets, merged with, entered into a consolidation, acquired an interest or a substantial portion of assets or business of any Person or otherwise acquired any material asset, or made any capital expenditure or commitment for any capital expenditure other than (1) in the ordinary course of business and consistent with past practice, or (2) for an individual value of the relevant property, asset or capital expenditure in excess of US$50,000; (iii) issued or sold any units, membership interests, capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in the Company; (iv) other than in the ordinary course of business and as reflected in the relevant books and records of the Company, borrowed any amount or incurred or become subject to any liabilities or entered into any guarantee, permitted or allowed any of the assets or properties (whether tangible or intangible) of the Company to be subjected to any encumbrance of any nature or discharged or otherwise obtained the release of any encumbrance or paid or otherwise discharged any Liability of any nature; (v) made any loan or advances to, guarantees for the benefit of, or investments in, any Persons; (vi) directly or indirectly engaged in any transaction, agreement or entered into any arrangement with any officer, director, member or other affiliate or relative of such Person; (vii) amended its Organizational Documents; (viii) made any change in the accounting method or principles or in its auditing practices; (ix) receive any written notice that it has failed to pay any creditor any amount owed to such creditor when due, which payment shall have not been thereafter made on or prior to Closing; (x) entered into any agreement, arrangement or transaction with any of its directors, officers, managers, members, employees or shareholders (or with any relative, beneficiary or spouse of such Person); (xi) granted, increased or promised to increase or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company (except for that deriving from compliance with the applicable collective labor agreements or applicable legislation, and without prejudice of the periodic increases in the salaries that are part of the ordinary course of business and practices of the Company pursuant to the applicable compensation and benefits plans of the Company after the corresponding performance evaluation); (xii) amended, terminated, canceled or compromised any claims or waived any other rights of value that could be reasonably expected to result in a Material Adverse Effect; (xiii) allowed any permit that was issued or relates to the Company or otherwise relates to any asset of the Company to lapse or terminate or failed to renew any such permit or any insurance policy to the extent that the lapse for renewal or termination of any such permit could be materially detrimental to the Company; (xiv) amended, modified or consented to the termination of any contract with clients under any Major Customer Agreements or any of the Company's rights thereunder; (xv) made any charitable contribution or made any express or deemed election or settled or compromised any Liability, with respect to Taxes of the Company; or (xvi) entered into an agreement whether in writing or otherwise or granted similar rights or commitments to do any of the foregoing.

5.14.    Liabilities. The Company does not have any debt, Liability, obligations or loss contingencies of any kind, except those (I) reflected in the Financial Statements, (II) liabilities incurred since the date of the Financial Statements in the ordinary course of the business consistent with past practices which do not and could not be reasonably expected to have a Material Adverse Effect, (III) incurred as a result of the transactions agreed to under this Agreement, or (IV) as expressly disclosed in the other representations and warranties of the Sellers under this Agreement.

5.15.    Material Contracts. (a) Section 5.15(a) of the Disclosure Schedule sets forth a list of each of the agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (A) any major customer identified in Schedule 5.15(a)(A) (“Major Customer Agreements”), (B) excluding for purpose of this item (B) customers’ agreements (including orders), payment obligations pursuant to their applicable terms and conditions to, or payments from, the Company in excess of US$50,000 per year, (C) any restrictions or limitations on the Company’s right to do business or compete in any area or any field with any Person or to develop, distribute, operate, or otherwise engage in the Company’s products and services or the business of the Company, (D) the grant to any Person other than the Company of any (i) exclusive license, supply, or distribution rights, or (ii) with respect to customers, “most favored nation” rights, rights of first refusal, rights of first negotiation or similar rights, or (iii) with respect to customers, exclusive rights to purchase any of the Company’s products or services in any given country in which the Company operates, or (E) any real property leases (each agreement, understanding, instrument, contract or proposed transaction that qualifies to have been listed in Section 5.15 of the Disclosure Schedule, whether included therein or not, a “Material Contract”); provided, however, that for purpose of disclosure of any agreement, understanding, instrument, contract or proposed transaction that qualifies under the foregoing items (B) through (E), the omission thereof in Section 5.15 of the Disclosure Schedule shall not be deemed a misrepresentation by Sellers subject to ARTICLE 7 (nor have any effect under Section 4.2(a)) if the omitted agreement, understanding, instrument, contract or proposed transactions to which the Company is a party or by which it is bound (y) can be terminated by the Company (or any of the Subsidiaries) on not more than 90-day prior notice without premium or penalty (or with a penalty that shall not individually exceed US$10,000), or (z) it is included in the applicable section of the Disclosure Schedule referred to in Section 5.17(a), Section 5.17(b), Section 5.17(c), Section 5.17(d), Section 5.18(a), Section 5.19, Section 5.21(a), Section 5.21(b), Section 5.21(c), Section 5.21(h), Section 5.21(i) or Section 5.23(c).

(b) Except as set forth in Section 5.15(b) of the Disclosure Schedules, each Material Contract is valid and binding on the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application, and is in full force and effect. The Company has not waived, or assigned or purposed or agreed to assign to any other Person, any of its material rights under any Material Contract. The Company has performed all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any such contracts, agreement or instrument to which the Company is a party or by which the Company is bound and, to the Sellers’ Knowledge, there is no other event or circumstance that will or would reasonably be expected to give rise to or serve as a reasonable basis for the commencement of any such claim by third parties. There are no Material Contracts imposing obligations on the Company which compliance could reasonably be expected to be beyond the operational possibilities of the Company, in the ordinary course of business, and, to the Sellers’ Knowledge, there (i) are no current or past events that could potentially delay, hinder or impede compliance by the Company of such Material Contracts’ obligations, (ii) nor are there any breaches by the Company in any project assigned to it that could result in early termination of or material claim under such Material Contracts. To the Sellers’ Knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of default by the Company or event of acceleration, termination or claim under any such contracts, agreement or instrument to which the Company is subject. Except as set forth in Section 5.15(b) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or result in the breach of any of the terms, conditions or provisions of, or constitute a default under or give rise to any right of termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any (i) Major Customer Agreement, or (ii) Material Contract. There are no claims of default or breach under any contract, agreements or instrument to which the Company is a party or by which is bound. and to Sellers’ Knowledge there is no other event or circumstance that will or would reasonably be expected to give rise to or serve as a reasonable basis for the commencement of any such claim by third parties.

5.16.    Assets.

(a) The Company has clear, good, valid and marketable title to, or a valid leasehold interest in its assets, whether owned, leased or used, free and clear of all Liens. The Company owns or has a valid leasehold interest in all assets necessary for the conduct of its business as presently conducted.

(b) Where any tangible assets are used but not owned by the Company, to the Sellers’ Knowledge, there has not occurred any event of default or any other event or circumstance which may entitle any third party to terminate any agreement or license in respect of the use of such assets. All leases pursuant to which the Company leased (whether as lessee or lessor) any real or any other tangible property used in their business are valid and effective.

(c) The Company owns or has the right to use, as applicable, each asset necessary for the operation of their businesses as now carried on. All assets owned or used by the Company, as applicable, are in their possession and under their control.

5.17.    Banking & Finance.

(a) Section 5.17(a) of the Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:

(i)the name and location of the institution (including bank code) at which such account is maintained;
(ii)the name in which such account is maintained, and the account number;
(iii)a description of such account and the purpose for which such account is used; and
(iv)the names of all individuals authorized to draw on or make withdrawals from such accounts.

    (b) Except as set forth in Section 5.17(b) of the Disclosure Schedule, as of the Cut Off Date there is no amount outstanding under any borrowings for borrowed money or evidenced by notes, bonds or similar instrument, financial lease, or factoring arrangements for the Company. The Company has not lent any money that as of the Closing Date has not been repaid, or its repayment is not past due in accordance with its applicable terms and conditions.

(c) Except as set forth in Section 5.17(c) of the Disclosure Schedule or under written agreement with a customer or service provider, or pursuant to applicable Law, no encumbrance nor any guarantee, suretyship, indemnity or similar commitment has been given by or entered into by the Company in respect of its obligations or the obligations of a third party; provided, however, that as of the Closing Date, no encumbrance nor any guarantee, suretyship, indemnity or similar commitment of the Company in respect of obligations of any of the Sellers or the Outgoing Officers and Directors (if any), shall continue to exist or be enforceable.

(d) Except as set forth in Section 5.17(d) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in any present or future financial indebtedness of the Company for borrowed money or evidenced by notes, bonds or similar instruments becoming due, or capable of being declared due and payable, prior to its stated maturity or any loan facilities of the Company being withdrawn under any agreement or arrangement.

(e) The Company has not created any charge or other security interest in favor of any Person as security for any loan, borrowing or other financial assistance incurred by the Company which has not been discharged as of the Closing Date.

5.18.    Clients. (a) Section 5.18(a) of the Disclosure Schedule sets forth for the Company: (i) the clients measured by revenues generated from each such client as of June 30, 2020, and (ii) the clients currently under contract (measured by revenues expected but not guaranteed to be generated) for the following 12-month period involving an estimated revenue for the Company of at least US$100,000 per client during such period. To the Sellers’ Knowledge, none of such clients identified pursuant to clause (ii) above has informed to the Company that: (A) it is terminating or considering terminating the handling of its business by the Company, as a whole or in respect of any particular project or service; or (B) is planning to reduce its future spending with the Company in any manner.

(b) Except as set forth in Section 5.18(b) of the Disclosure Schedule, none of the current clients under Major Customer Agreements entitles the client thereunder to terminate such agreement due to the consummation of the transactions contemplated in this Agreement. All contractual relationships between the Company and its clients are in full force and effect pursuant to applicable Laws on the Closing Date and such contracts are not expiring or subject to renegotiation before ninety (90) days following Closing.

(c) The consummation of the transactions contemplated by this Agreement shall not cause the termination of any contractual relationship between the Company and any of its key vendors, providers or suppliers engaged under Material Contracts, or shall entitle them to terminate or materially amend the terms of any such contractual relationship.

5.19.    Accounts Receivable. All accounts receivable of the Company reflected in the Financial Statements and on the Financial Information as of the Cut Off Date (other than those already paid) (1) are valid bona fide accounts receivables subject to no setoffs or counterclaims, other than in accordance with applicable accounting principles (IFRS) or as required or authorized by applicable Law, (2) are not Bad Debt as of the applicable date, and (3) are collectible in the ordinary course of business of the Company (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with IFRS consistently applied) (the “Accounts Receivable”). A true, correct and complete list of the Accounts Receivable of the Company reflected on the Financial Information as of the Cut Off Date, showing the aging thereof, is included in Section 5.19 of the Disclosure Schedule. The Company has not received any notice from an account debtor stating that any Account Receivable is subject to any contest, claim or set off by such account debtor. Except as set forth in Section 5.19 of the Disclosure Schedule, no Person has any Lien on Accounts Receivable or any part thereof, and no agreement for rebate, deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such Accounts Receivable.

5.20.    Prepayments, Prebilled Invoices and Deposits.

Section 5.20 of the Disclosure Schedule sets forth, as of the June 30, 2020 (i) all prepayments, prebilled invoices and deposits that have been received by the Company from customers for products or services to be performed, after such date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered and (D) the copy of the agreement setting forth such return of prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits for the Company, to the extent that they were received prior to December 31, 2019, are properly accrued for on the applicable Financial Statements.

5.21.    Intellectual Property.

(a) Patents. Section 5.21(a) of the Disclosure Schedule sets forth an accurate and complete list of all Patents in which the Company or one of its Subsidiaries has an ownership interest or which have been exclusively licensed to the Company or one of its Subsidiaries (collectively the “Company Patents”), identifying for each of the Patents (A) the patent number and issue date (if issued) or application number and filing date (if not issued), (B) its title, (C) the named inventors, (D) whether it is owned by or exclusively licensed to the Company or one of its

Subsidiaries and (E) its current status. No Company Patent has been or is now involved in any interference, reissue or reexamination proceeding and, to the Sellers’ Knowledge, no such action is or has been threatened with respect to any of the Company Patents and there is no patent of a third party interfering with any Company Patent.

(b) Copyrights. Section 5.21(b) of the Disclosure Schedule sets forth an accurate and complete list of all registered Copyrights owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries, all pending applications for registration of Copyrights filed anywhere in the world, and all unregistered Copyrights that are material to the Business, that are owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries (collectively the “Company Copyrights”).

(c) Trademarks. Section 5.21(c) of the Disclosure Schedule sets forth an accurate and complete list of all registered and material unregistered Marks owned (in whole or in part) or exclusively licensed by the Company or any of its Subsidiaries (collectively “Company Marks”), and specifically lists all registrations and applications for registration with all Governmental Bodies that have been obtained or filed with regard to such Company Marks, identifying for each (A) its registration (as applicable) and application numbers, (B) whether it is owned by or exclusively licensed to the Company or the relevant Subsidiary, (C) its current status and (D) the class(es) of goods or services to which it relates. All Company Marks registered with any Governmental Body, and for which applications to register have been filed with such Governmental Body which are being used, have been continuously used in the form appearing in, and in connection with, the goods and services listed in their respective registration certificates and applications therefor, respectively. There has been no prior use of any material Company Mark by any third party that would confer upon such third-party superior rights in such Company Mark. Except as set forth in Section 5.21(c) of the Disclosure Schedule, no Company Mark has been or is now involved in any opposition or cancellation proceeding and, to the Sellers’ Knowledge, no such action is or has been threatened with respect to any of the Company Marks.

(d) Actions to Protect Intellectual Property. Each of the Company and its Subsidiaries has taken commercially reasonable steps in accordance with standard industry practices to protect its material Intellectual Property Rights and maintain the confidentiality of all of the Trade Secrets of the Company or any of its Subsidiaries and other confidential information of the Company or its Subsidiaries.

(e) Adverse Ownership Claims. Neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the ownership by the Company or any of its Subsidiaries of any of the material Intellectual Property Rights owned (in whole or in part) or exclusively licensed to the Company or any of its Subsidiaries or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto, nor to the Sellers’ Knowledge, is there a reasonable basis for any such claim.

(f) Validity and Enforceability. Each of the registered Company Marks, the Company Patents and registered Company Copyrights (collectively, the “Company Registered IP”) is valid and enforceable (provided however, no representation or warranty is made regarding the validity or enforceability of any patent application), and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging or questioning the validity or enforceability of any of the Company Registered IP or indicating an intention on the part of any Person to bring a claim that any of the Company Registered IP is invalid or unenforceable or has been misused, which claim continues to be pending.

(g) Status and Maintenance of Company Registered IP. The Company has not taken any action or failed to take any action (including the manner in which it has conducted its business, or used or enforced, or failed to use or enforce, any of the Company Registered IP) that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including, with respect to the Company Patents, failing to disclose any known material prior art in connection with the prosecution of patent applications). All Company Registered IP has been registered or obtained in accordance with all applicable legal requirements and are currently in effect and in compliance with all applicable legal requirements (including, in the case of registered Company Marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). The Company has timely paid all filing, examination, issuance, post-registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP.

(h) Inbound License Agreements. Section 5.21(h) of the Disclosure Schedule sets forth a complete and accurate list of all Inbound License Agreements, indicating the title and the parties thereto. The rights licensed under each Inbound License Agreement shall be exercisable by the Company on and after the applicable Closing to the same extent as by the Company or its applicable Subsidiary prior to the applicable Closing. No loss, breach or expiration of any Intellectual Property Rights licensed to the Company or any of its Subsidiaries under any Inbound License Agreement is pending or reasonably foreseeable or, to the Sellers’ Knowledge, threatened. No licensor under any Inbound License Agreement has any ownership or exclusive license rights in or with respect to any improvements made by the Company or any Subsidiary to the Intellectual Property Rights licensed thereunder.

(i) Outbound License Agreements. Section 5.21(i) of the Disclosure Schedule accurately identifies each Outbound License Agreement. With respect to each Outbound License Agreement, the Company or a Subsidiary thereof is the sole and exclusive owner of all Improvements of the software or other Technology licensed under such Outbound License Agreement, including all Improvements made by the licensee or third parties. All software or other Technology provided by the Company or any of its Subsidiaries under any Outbound License Agreement is in compliance with all applicable Laws and the terms of such Outbound License Agreement.

(j) Sufficiency of IP Assets. To the Sellers’ Knowledge, the Company has sufficient rights to use all Intellectual Property Rights to conduct the Business as currently conducted.

(k) No Encumbrances. Except for Inbound License Agreements, Outbound License Agreements, and any agreements referenced in the exclusions to those two defined terms, there are no outstanding options, licenses, agreements, claims, Liens, encumbrances or shared ownership interests of any kind relating to the Intellectual Property Rights owned or used by the Company, granted or agreed to by the Company, nor is the Company or any of its Subsidiaries bound by or a party to any other options, licenses or agreements of any kind (including any source code escrow arrangement) with respect to the Technology or Intellectual Property Rights of any other Person.

(l) No Infringement by the Company or Third Parties. None of the products, processes, services, or other technology or materials, or any other Intellectual Property Rights, developed, used, leased, licensed, sold, imported, or otherwise distributed or disposed of, or otherwise commercially exploited by or for the Company or any of its Subsidiaries, nor any other activities or operations of the Company or any of its subsidiaries, infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of, any Intellectual Property Rights of any third party, and neither the Company nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred. No Intellectual Property Right owned or used by the Company is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any such Subsidiary or, in the case of any Intellectual Property Rights licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company or any of its Subsidiaries to any Person. To the Sellers’ Knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property Rights owned by or exclusively licensed to the Company or any of its Subsidiaries.

(m) Inventions by Personnel. In the Business as currently conducted it is not necessary to use any inventions of any of its employees or contractors (or Persons it currently intends to hire) made prior to their employment by the Company or any of its Subsidiaries. Each former and current employee, contractor, advisor and consultant of the Company or any of its Subsidiaries that has been or currently is involved in the development of Intellectual Property Rights for the Company or any of its Subsidiaries has validly assigned to the Company or a Subsidiary all Technology and Intellectual Property Rights that he or she owned prior to such assignment that they developed in the course of their employment (in the case of employees) and/or in the course of their engagement (in the case of contractors, advisors and consultants) and that are incorporated or embodied in any Intellectual Property Right owned by the Company or any of its Subsidiaries or are otherwise related to the Business.

(n) Open Source. Neither the Company nor any Subsidiary has embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any general public license or similar license arrangement or other distribution model described by the Open Source Initiative at “http://www.opensource.org”, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Company or any Subsidiary to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Intellectual Property Right owned by the Company (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works, (ii) any restriction on the consideration to be charged for the distribution of any Intellectual Property Right owned by the Company, (iii) the creation of any material obligation for the Company or any Subsidiary with respect to Intellectual Property Rights owned by the Company or any Subsidiary, or the grant to any third party of any rights or immunities under Intellectual Property Rights owned by the Company or any Subsidiary or (iv) any other material limitation, restriction or condition on the right of the Company or any Subsidiary with respect to its use or distribution of any Company Intellectual Property Rights.

(o) Employee Agreements. Except for the employees, consultants, advisors, contractors and officers hired by GAW Spain, GA US, CTN Brazil, IBS Brazil, SDTI Brazil, GDBS Brazil, GA Mexico I and GA Mexico II, each employee, consultant, advisor, contractor and officer of the Company adheres, in writing at the time of being hired or retained, to the “confidentiality and intellectual property commitment”, substantially in the form attached hereto as Section [(the “Confidential and Intellectual Property Commitment”). No current or former employee, consultant, advisor, contractor or officer has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s Confidential and Intellectual Property Commitment. To the Sellers’ Knowledge, none of the Company’s employees, consultants, advisors, contractors or officers is in violation of such Confidential and Intellectual Property Commitment. To the Sellers’ Knowledge, none of the Company’s employees, consultants, advisors, contractors or officers is in violation of such Confidentiality and Intellectual Property Commitment.

(p) Government Funding. No funding, facilities or resources of any Governmental Authority or any university, college or other educational institution or government research center were used in the development of any Intellectual Property Right that is owned by the Company or any of its Subsidiaries.

5.22.    Insurance.

(a) The Company has any and all insurance required by applicable Law or by any contractual obligation assumed by the Company, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in a line of business and operations similar to the Business, including as of the date hereof the policies stated in Section 5.22. of the Disclosure Schedule, and each such policy included therein (or a similar insurance that replaces it after the date hereof) is in full force and effect (including renewals thereof) as of the Closing Date. The properties, assets and business of the Company are not under secured in comparison with the standards of the market where each of the Company and its Subsidiaries operates.

    (b) There are no notifications served in compliance with applicable Law with regards to any Liability under such insurances being avoided by the insurers, and transactions contemplated hereby do not have the effect of terminating, or entitling any insurer to terminate, or cover under any such insurance. Such insurance policies shall remain in full force and effect from and after the Closing Date. The Company has not received, and none of the Sellers has received, any written notice of cancellation, of, premium increase with respect to, or alteration of coverage under, any of such insurance policies. All premiums due under such insurance policies have been paid in accordance with the terms thereof.

(c) No claim is outstanding by the Company under any policy of insurance held by it and, to the Sellers’ Knowledge, there are no circumstances likely to give rise to such a claim.

5.23.    Employees.

    (a) The Company is in compliance in all respects with all applicable foreign, federal, state and local Laws, rules and regulations relating to labor practices, employment, Labor Agreements and Labor Permits and Regulations including, without limitation, provisions and regulations thereof relating to terms and conditions of employment, employment practices, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights, benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance and the payment of social security and other Taxes.

(b) The Company complies with all contractually and statutory based payment obligations regarding the employees. All salaries and other payments that have become due to the employees and workers have been duly paid, and there are no payments outstanding to any of its employees and workers. Vacations, bonuses, mandatory bonuses and any other labor and social security obligations and Taxes accrued until Closing in connection with employees of the Company have been paid or the accrual therefore is reflected pursuant to Section 5.12.

(c) Section 5.23(c) of the Disclosure Schedule sets forth any and all collective labor agreements or instruments applicable to the employees of the Company and the list of employees subject as of July 15, 2020 to such agreements, as well as any other relationship with unions. The Company has no labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or grievances). Neither the Company nor any of its employees is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company.

(d) There is no pending outstanding or, to the Sellers’ Knowledge, threatened claim from any of the Company’s employees against the Company and the Sellers are not aware of any circumstances which may give rise to such a claim.

(e) Section 5.23(e) of the Disclosure Schedule sets forth, as of July 15, 2020, the number of each employee’s record number, hire date of employment, recognized seniority, date of incorporation of benefits, job title, monthly basic compensation and any other type of compensation, place of work, type of employment, eligibility to obtain bonus, annual days of paid time off, and other benefits for each regular, full time or part time employee of the Company. There are no written employment contracts related to any employees of the Company and no consulting agreements to which the Company is a party, except as set forth in Section 5.23(e) of the Disclosure Schedule. Section 5.23(e) of the Disclosure Schedule lists each employee benefit plan sponsored, maintained, contributed to by the Company or to which the Company has any Liability, contingent or otherwise, for the benefit of any employee or former employee of the Company. The Company has not granted or promised an increase in any employee’s compensation, bonuses, incentives or any benefit that would become effective after the Closing.

(f) Section 5.23(f) of the Disclosure Schedule sets forth a list of the Company’s employee’s and workers entitled to receive performance bonus to be paid as of the Closing Date for the period January 1, 2020 to December 31, 2020, including, their position and bonus range for each position and reflecting any and all Company´s bonus policies, performance bonus, profit sharing, commission, discretionary bonus arrangements, share option schemes, profit related pay schemes, or employee share ownership plans of the Company for each such Company’s employee’s and/or workers. There has been no alteration or amendment to the Company’s bonus policies during the past three years. The Company has no outstanding debt or payment obligation of any nature related to employee’s performance bonus or any other obligation.

(g) As of the Closing Date, there are no profit sharing, commission, discretionary bonus arrangements, share option schemes, profit related pay schemes, or employee share ownership plans in respect of any of the directors, employees or workers of the Company.

(h) The consummation of the transaction contemplated hereby will not entitle any manager, director, officer or employee to terminate their employment and receive any payment or other benefits (except for the Grupo ASSA Bonuses referred to in Section 2.1) or result in the acceleration of the time of payment or vesting of any awards or benefits under any Labor Agreements or Employee Benefit Plans. Company has not made or agreed to make a payment or provided or agreed to provide a benefit to a present or former director or officer, employee or worker or to their dependents in connection with, or related to the transaction contemplated hereby (except for the Grupo ASSA Bonuses referred to in Section 2.1).

(i) Section 5.23(i) of the Disclosure Schedule sets forth, as of July 15, 2020, a list of the Company’s current independent contractors and for each the initial start date of the engagement, termination date of the engagement, a description of the remuneration arrangements applicable to each independent contractor and a brief description of the services provided.

(j) Section 5.23(j) of the Disclosure Schedule sets forth, as of the Cut Off Date, a list of the Key Employees and certain other Company’s employees considered to be the “Management Team”. As of the date of this Agreement, none of the Key Employees or the employees included in Section 5.23(j) of the Disclosure Schedule, have given notice to the Company or any of the Sellers to resign from his or her employment or has terminated his or her employment with the Company. None of the Sellers of the Selling Management Group has any reason to believe that any of such employees intend to resign from employment after consummation of the transactions contemplated by this Agreement, unless as contemplated under this Agreement.

5.24.    Compliance with Law; Permits.

(a) Except as set forth in any other section of the Disclosure Schedule and for violations and instances of non-compliance the existence of which could not be reasonably be expected to result in the imposition of any material fine, penalty or in the revocation, cancellation or suspension of any permit material to the conduct of the Business, (I) the Company has complied and complies with all applicable Laws and is not in violation of any applicable Law relating to the operation of its business, and has not received notice of any such violation, and (II) all permits, licenses, approvals, certifications, registrations, consents and similar authorizations of the Company required to conduct its business and to own, lease, use and, when applicable, operate its assets, in the manner in which they are currently being used and operated, are currently in full force and effect, are not in default, and are valid under applicable Laws according to their terms, notwithstanding those permits, licenses, approvals, certifications, registrations, consents and similar authorizations which, as the case may be, may be subject to ordinary and customary proceedings of prorogation or extension; provided, however that this Section 5.24 does not address (and no representation and warranties are being made in this section in respect of) compliance with Laws in respect of the subject matters addressed pursuant to Section 5.9, Section 5.10, Section 5.23, Section 5.31, Section 5.32, Section 5.33, Section 5.34, Section 5.36 and Section 5.37.

(b) There is no legal action, governmental proceeding or investigation pending against the Company or, to the Sellers’ Knowledge, threatened against the Company to terminate, suspend or modify any permit and the Company is in compliance in all respects with the terms and conditions of all permits, including all requirements for notification, filing, reporting, and maintenance of records.

(c) All legal and procedural requirements in relation to all mandatory filings with all Governmental Bodies have been duly and properly complied with in all respects and the Company is not in violation of any material requirements or obligations pursuant to any applicable Laws.

5.25.    Affiliated Transactions.

(a) Except as set forth in Section 5.25(a) of the Disclosure Schedule, no manager, officer, director, employee, stockholder or affiliate of the Company or, to the Sellers’ Knowledge, any individual known to be related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest (each, a “Related Party”), is a party to any outstanding contract with the Company or has any interest in any property used by the Company.

(b) All contracts, agreements and arrangements between the Company or any Subsidiary, on the one hand, and a Related Party, on the other hand, have always been on arms' length terms and in compliance with transfer pricing rules and regulations.

5.26.    Dividends. Except as set forth in Section 5.26 of the Disclosure Schedule, since December 31, 2019, the Company has not declared or distributed any dividends or made other distributions (whether in cash, stock, or property, or any combination thereof). There are no dividends due to any present or past shareholder of the Company.

5.27.    Sellers Credit. As of the Closing Date, (i) other than as contemplated under this Agreement, such Seller does not hold a credit or any right to receive a credit or payment from the Company nor (ii) the Company does not hold a credit or any right to receive payments from such Seller (due to personal expenses or any other reason).

5.28.    Books and Records. (a) The books of accounting of the Company have been fully, properly and accurately maintained in all respects, and contain in all respects true, complete and accurate records of all matters required by Law to be entered therein. The registrations made in the books of accounting reflect valid, genuine and legitimate transactions.

(b) The books of accounts and other financial records of the Company: (i) reflect all items of the Financial Statements and of income and expense and all assets and liabilities required to be reflected therein in accordance with applicable Laws and regulations, (ii) are in all respects complete and correct, and do not contain or reflect any inaccuracies or discrepancies and (iii) have been maintained in accordance with applicable generally accepted accounting practices as applicable. To the Sellers’ Knowledge, there is no untrue, false or misleading information as well as no undisclosed liabilities in the statutory books, Financial Statements and records of the Company which may lead to unexpected liabilities of the Company.

5.29.    Office Leases. Section 5.29 of the Disclosure Schedule includes a list of the lease agreements (“Lease Agreements”) with respect to all of the real property leased or subleased to and occupied and used (or to be occupied and used) by the Company in conducting the operations of its business (the “Leased Real Property”). The Company has a valid leasehold interest in the Leased Real Property and the Lease Agreements are in full force and effect and there are no disputes or conflicts whatsoever pending or threatened against the Company in relation to the Lease Agreements. As of the Closing Date, there are no amounts due that remains unpaid by the Company under the Lease Agreements for any period before Closing or with respect to the Leased Real Property and the Company is not in breach of any of its obligations under the Lease Agreements.

5.30.    No other Investments. Except as listed in Section 5.30. of the Disclosure Schedule, the Company does not own or has any ownership interests of any kind, or is the beneficiary directly or indirectly of any shares or participation interests of any kind of outstanding capital stock or securities convertible into or exchangeable or exercisable for capital stock or, or any other equity interest in any other Person.

5.31.    Unlawful Payments. The Company is and has been in compliance, as may be applicable, with the FCPA, 15 U.S.C. §§ 78dd-1, et seq., the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, all other international anti-bribery conventions, Sections 256 to 259, 266, 268 and 300 bis of the Argentine Criminal Code (Código Penal de la Nación), Argentine Law No 25,188, Argentine National Decree No 41/99, Argentine Law No 27,401, the Colombian Laws No 1474 of 2011 and 1778 of 2016 and articles 407 and 433 of the Colombian Criminal Code (Código Penal), and all applicable anti-corruption or bribery Laws and all applicable Laws with the purpose or effect for the prevention of money laundering or terrorist financing in any jurisdiction in which any Company has conducted its business (collectively, “Anti-Bribery Laws”). The Company has not received any written communication from any Governmental Body that alleges that the Company, or any current or former representative thereof, is or may be in violation of, or has, or may have, any Liability under, any Anti-Bribery Laws, and no such potential violation of Anti-Bribery Laws has been discovered by or brought to the attention of any Company since December 31, 2015. The Company has not made or anticipates making any disclosures to any Governmental Body for potential violations of Anti-Bribery Laws. To the Sellers’ Knowledge, none of any Company’s current or former representatives is currently an officer, agent or employee of a Governmental Body. Neither the Company nor any of their respective current or, to the Sellers’ Knowledge, former representatives has directly or indirectly offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment payable to (a) any Person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether or not owned by a Governmental Body), (b) any political party or official thereof, (c) any candidate for political or political party office or (d) any other Person affiliated with any such customer, political party or official or political office, in each case while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, reimbursed, paid or promised, directly or indirectly, for purposes not allowable under the Anti-Bribery Laws, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or other Person affiliated with any such customer, political party or official or political office.

5.32.    U.S. Sanctions, Export Control and Anti-Money Laundering Laws. Neither the Sellers, the Company nor any of its directors, officers, employees, nor, to the Company’s or any of the Sellers’ Knowledge, any agent or any other Person acting for or on behalf of the Company (a) is designated on any prohibited Persons or entities list of any Sanctions Governmental Authority, including, but not limited to, the U.S. Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce Denied Persons List, the Commerce Entity List, and the U.S. Department of State Debarred List, (b) participated in any transaction on behalf of the Company or any Seller involving such designated Person, or any country that is subject to economic sanctions administered by OFAC or other Sanctions Governmental Body, to the extent such a transaction is or would be prohibited by such sanctions, (c) exported (including, but not limited to, deemed exportation) or re-exported, directly or indirectly, any good, technology or services on behalf of the Company or any Seller in violation of any applicable export control or economic sanctions Laws, rules or regulations administered by a Sanctions Governmental Authority, or (d) participated on behalf of the Company or any Seller in any export, re-export or transaction connected with any purpose prohibited by applicable anti-money laundering, export control or economic sanctions Laws, rules or regulations, including support for international terrorism and nuclear, chemical or biological weapons proliferation. Each of the Company and the Sellers is in compliance with all applicable Anti-Money-Laundering Laws.

5.33.    Data Privacy. In connection with the collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any employees, customers, prospective customers, and/or other third parties (collectively, “Personal Information”), the Company is and at least for the last five (5) years prior to Closing Date has been, in compliance in all material respects with all applicable Laws in all relevant jurisdictions and the requirements of any contract or codes of conduct to which the Company is a party. The Company has taken all and is continuing to take commercially reasonable steps to comply with the requirements of the EU General Data Protection Regulation 2016/769 (the “GDPR”). The Company has commercially reasonable physical, technical, organizational and administrative security measures and, at its headquarters only, a written policy in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and since its formation has been, to the Sellers’ Knowledge, in compliance with all Laws relating to data loss, theft and breach of security notification obligations.

5.34.    Foreign Exchange Laws. (a) The Company has complied with all exchange Laws applicable to its business and operations, including those issued by the Central Bank of Colombia and the Central Bank of Argentina, and in particular, without limiting the generality of the foregoing, has complied with governing rules for foreign exchange inflow and outflow, settlement of foreign currency from exports and/or funding from abroad, minimum time and/or averages applicable to repayment of financing from abroad, payment of imports, rules regarding advance of founds and pre-financing exports, and any other transaction made or needed to be made according to applicable Laws and has filed on a timely basis with the applicable Governmental Body all documents required to be filed in compliance with the aforementioned rules and its related regulations. All records of foreign investments have been timely registered in accordance with the applicable Laws, and such records are correct, accurate, truthful and up-to-date, reflecting the status of the Company’s investments.

(b) Each of the Sellers, to the extent required by applicable foreign exchange Laws, has (a) duly filed all returns, forms and documentation related to his investment in the Company and/or the Subsidiaries, as applicable, with the applicable Governmental Body, (b) complied with all foreign exchange obligations in accordance with applicable Law with respect to his investment in the Company and/or the Subsidiaries, as applicable, and any other foreign exchange transaction performed by such Seller that involves the Company and/or the Subsidiaries, as applicable, and (c) not been notified of any Legal Proceeding or alleged breach or been sanctioned for any breach of foreign exchange Laws with respect to such Seller’s investment in the Company or the Subsidiaries and any other foreign exchange transaction performed by such Seller, as applicable, that involves the Company and/or the Subsidiaries.

5.35.    [intentionally left blank]

5.36.    Environmental and Safety Laws. The Company is in compliance with all Environmental Laws applicable to the conduct of the business of the Company and there has been no release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (other than office and cleaning supplies which are safely maintained) (each, a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company.

5.37.    Customs. The Company has complied in all respects with all applicable Laws on customs and foreign trade. The Company has submitted on time and according to applicable Laws all customs destinations and they were complete and accurate, reflecting all customs duties and responsibilities required by applicable Laws. Import and exports transactions made by the Company have been at market prices, and prices have been duly declared under applicable customs Laws. To the Sellers’ Knowledge, there is no Action against the Company pending, whether administrative or judicial level, in relation to foreign trade issues.

5.38.    Brokers and Financial Advisors. Sellers shall be joint and severally responsible for any payment and fees or commissions due to Clearsight Advisors, Inc. and Columbus MB Latam Inc. in connection with the transaction contemplated hereby. Each of the Purchasers and the Company is not, and will not be, liable for any fees or commissions due to any such advisors. Neither the Company nor any Seller has entered into any other engagement or contract to pay any fees or commissions to any other broker, finder or agent as result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

5.39.    Solvency. The Company is not insolvent or unable to pay its debts nor has any insolvency proceedings of any nature, including without limitation, winding up, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, whether or not been initiated by the Company or threatened against the Company or initiated against the Company nor has the Company appointed, or received or sent any written notice for the appointment of, a liquidator or provisional liquidator or administrator to the Company or any of its assets.

5.40.    Material Adverse Effect. To the Sellers’ Knowledge, no Effect has occurred and is subsisting or threatened which, individually or in the aggregate with any other Effects, has had or could reasonably be expected to have or result in a Material Adverse Effect.

5.41.    Full Disclosure. To the Sellers’ Knowledge, there are no facts pertaining to the Company or the Sellers, which could affect adversely the Company or its business that have not been disclosed in this Agreement, the Disclosure Schedule or the Financial Statements. To the best of the Sellers’ Knowledge, no representation, warranty or statement by the Sellers in this Agreement, or in any Schedule, statement or certificate furnished to the Purchasers pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein, in light of the circumstances under which they were made, not misleading. To the best of the Sellers’ Knowledge, there is no fact or circumstance relating to the affairs of the Company and/or its business which has not been disclosed to the Purchasers, which could impact the decision of the Purchasers to enter into this Agreement.

5.42.    No other Representation or Warranties. No Reliance. Except for the representations and warranties contained in this ARTICLE 5, neither the Sellers nor any other person makes any other express or implied representation or warranty on behalf of Sellers.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASERS

The Purchasers represent and warrant to the Sellers that the following representations are true and complete as of the date hereof and as of the Closing Date (and with respect to Globant Lux, as of the date hereof and as of the Closing Date and as of the Tranche 2 Subscription Date and the Deferred Tranche 2 Subscription Date):

6.1.    Organization of Purchasers. Each of the Purchasers and Globant Lux is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction where it is incorporated and where it operates.

6.2.    Authority. Each of the Purchasers has full corporate power and authority to execute and deliver this Agreement and Globant Lux has full corporate power and authority to execute and deliver the Subscription Agreements, and to consummate the transactions contemplated herein and therein, as applicable. This Agreement has, and at the Closing the Subscription Agreements shall have, been duly authorized, executed and delivered by each of the Purchasers (and with respect to the Subscription Agreements, by Globant Lux), the relevant board approvals and the relevant governmental required approvals or permits from relevant authorities, if any, and constitutes a legal, valid and binding obligation of the Purchasers and Globant Lux, enforceable in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

6.3.    No Conflict. Neither the execution and delivery of this Agreement or, when executed at Closing, the Subscription Agreements nor the consummation of the transactions contemplated herein by the Purchasers or therein by Globant Lux will violate any provision of the certificate of incorporation or bylaws of the Purchasers or Globant Lux, respectively.

6.4.    Consents and Approvals. Other than as specifically enumerated herein, the execution, delivery and performance of this Agreement by the Purchasers and Globant Lux, and of the Subscription Agreements by Globant Lux, will not require the Purchasers or Globant Lux, as applicable, to obtain any permit, consent, waiver, authorization or approval of, or make any filing with or give notice to, any Person other than those which are not material. With respect to the G-Shares, other than as expressly set forth in the Subscription Agreements and subject to applicable Laws, the G-Shares shall not be subject to any other restriction and shall be freely transferable by any of the Sellers.

6.5.    Litigation. There is no Action, or to the best of the Purchasers’ knowledge, threatened against the Purchasers or Globant Lux that questions the validity of the Transaction Documents or the right of the Purchasers to enter into them (or Globant Lux to enter into the Subscription Agreements), or to consummate or delay the transactions contemplated thereunder (or, in the case of Globant Lux, under the Subscription Agreements).

6.6.    Funding. Each of the Purchasers has sufficient funds or immediately available financing to consummate the transactions contemplated by this Agreement and to satisfy their respective obligations thereunder, including payment of the Purchase Price and fees and expenses relating to the transactions contemplated by this Agreement and the Transaction Documents. Each of the Purchasers acknowledges and agrees that its obligations are not subject to any conditions regarding Purchasers’ or any other person's ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

6.7. No Broker. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchasers or its Affiliates for which the Sellers and/or the Company or its Affiliates could become liable.

6.8.    Solvency. Each of the Purchasers is not insolvent or unable to pay its debts nor has any insolvency proceedings of any nature, including without limitation, winding up, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, whether or not been initiated by the Purchasers or, to the best of the Purchasers’ knowledge, threatened against the Purchasers or initiated against the Purchasers nor have the Purchasers appointed, or received or sent any written notice for the appointment of, a liquidator or provisional liquidator or administrator to the Purchasers or any of its assets.

6.9.    No other Representation or Warranties. No Reliance. Except for the representations and warranties contained in this ARTICLE 6, neither the Purchasers nor any other person makes any other express or implied representation or warranty on behalf of the Purchasers or any Affiliate thereof.

6.10. Acknowledgement. The Purchasers acknowledge that, except with respect to the representations and warranties expressly made by the Sellers in ARTICLE 5, the Sellers have not made any other representation or warranty, either express or implied, under this Agreement, nor have the Purchasers relied on any representation or warranty not expressly made in ARTICLE 5.

Without limiting the foregoing, the Purchasers hereby waive any warranty or representation, express or implied, with respect to the accuracy, completeness or materiality of the information, reports, projections, materials, records, and data now, heretofore, or hereafter furnished or made available to the Purchasers in connection with the Purchased Interests, the Company and its Subsidiaries or the Business (including any pricing assumptions, revenue projections, or any other matters contained in any other material furnished or made available to the Purchasers by any Seller or its agents or representatives or the management of the Company and its Subsidiaries), except as expressly set forth in ARTICLE 5. Other than as set forth in this Agreement, any and all such information, reports, projections, materials, records, and data now, heretofore or hereafter furnished by any Seller or its agents or representatives or the management of the Company and its Subsidiaries was provided as a convenience only and any reliance on or use of same is at Purchasers’ sole risk. In making the decision to enter into this Agreement and to consummate the Transactions, the Purchasers have relied only on their own independent due diligence investigation of the Company and the Business and the representations and warranties made by Sellers in ARTICLE 5, and have been advised by and have relied solely on their own expertise and legal, tax, technical, marketing and other professional advisors concerning the Transactions and the documents referred to herein. Neither Sellers nor any Person on their behalf has made any representations, warranties or other statements or disclosures on which Purchasers have relied as to any matter relevant to the Transactions other than as set forth in ARTICLE 5 (including the Disclosure Schedule).

6.11.    Neither of the Purchasers are an entity named on (A) list promulgated by the United Nations Security Council or its committees pursuant to resolutions issued under Chapter VII of the United States Charter or (B) the World Bank Listing of Ineligible Firms (www.worldbank.org/debarr).

ARTICLE 7
INDEMNIFICATION

7.1.    Indemnification by Sellers. Subject to the terms of this ARTICLE 7 only, each of the Sellers of the Selling Non-Management Group, severally and not jointly, on the one hand, and the Sellers of the Selling Management Group, jointly and severally, on the other hand, shall defend, indemnify and hold harmless the Globant Indemnified Parties from and against any and all Damages incurred or suffered by any of the Globant Indemnified Parties, based upon, relating to, resulting from, arising out of or otherwise in connection with:

(a) any breach, inaccuracy, or failure to be true, as of the date of this Agreement or as of the Closing Date, of the representations and warranties of the Sellers contained in ARTICLE 5, or contained in any certificate delivered in connection herewith (regardless of whether (i) such representations and warranties have been made by either the Sellers of the Selling Non-Management Group or the Sellers of the Selling Management Group, and (ii) with respect to the Sellers of the Selling Non-Management Group, such representations and warranties are identified in and subject to the initial paragraph of ARTICLE 5); provided, however, that notwithstanding anything to the contrary elsewhere in this Agreement or otherwise, each of the Sellers of the Selling Non-Management Group shall only be liable for indemnification under ARTICLE 7 in connection with this Section 7.1(a) for a portion of the Damages that shall not exceed the applicable Seller’s Ownership Percentage;

(b) any failure to perform, breach or default in the performance of any covenant or agreement of the relevant Seller contained in this Agreement, or any other agreement or instrument furnished by that Seller to the Purchasers pursuant to this Agreement;

(c) any failure of the relevant Seller to have good, valid and marketable title to the Purchased Interests issued in the name of that Seller, free and clear of all Liens;

(d) any Claim by any equity holder or former equity holder of the Company or any of its Subsidiaries, or any other Person, seeking to assert, or based upon: (i) the ownership or rights to ownership of any equity interests of the Company or any of its Subsidiaries; (ii) any rights of an equity holder (other than the right of a Seller to receive consideration pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Organizational Documents of the Company or any Subsidiary; provided, however, that notwithstanding anything to the contrary elsewhere in this Agreement or otherwise, each of the Sellers of the Selling Non-Management Group shall not be liable for indemnification under ARTICLE 7 in connection with the specific matter set forth in this paragraph (d), and any such liability is assumed entirely and exclusively by the Sellers of the Selling Management Group regardless of their respective Seller’s Ownership Percentages so that the Global Indemnified Parties be indemnified in full;

(e) [intentionally left blank];

(f) any of the items set forth in Schedule 7.1(f); provided, however, that notwithstanding anything to the contrary elsewhere in this Agreement or otherwise, each of the Sellers of the Selling Non-Management Group shall only be liable for indemnification under ARTICLE 7 in connection with this Section 7.1(f) for a portion of the Damages that shall not exceed the applicable Sellers’ Ownership Percentage;

(g) subject to Section 7.6, any Pending Brazilian Litigation and Unresolved Brazilian Litigation; and

(h) any Liability related to, or arising out of, or in connection with any of the Excluded Matters, subject to Section 7.5(e), for a 50% of any additional amount exceeding the Excluded Matters Coverage, only if and to the extent the other 50% is simultaneously assumed and discharged by the Purchasers.

7.2.    Indemnification by Purchasers. The Purchasers shall, jointly and severally, defend, indemnify and hold harmless the Sellers from and against any and all Damages incurred or suffered by any of the Sellers, based upon, relating to, resulting from, arising out of or otherwise in connection with:

(a) any breach, inaccuracy, or failure to be true, as of the date of this Agreement or as of the Closing Date, of the representations and warranties of Purchasers contained in ARTICLE 6, or contained in any certificate delivered in connection herewith;

(b) any failure to perform, breach or default in the performance of any covenant or agreement of any of the Purchasers contained in this Agreement or any other agreement or instrument furnished by such Purchaser to the Sellers pursuant to this Agreement;

(c) any failure by Globant Lux to validly issue and grant marketable title in the G-Shares to be issued in the name of the Sellers in accordance with this Agreement and the Subscription Agreements, free and clear of all Liens (other than those restrictions specified in the Subscription Agreements and applicable US or Luxembourg securities laws);

(d) any failure by the Company to pay when due and in full the amounts corresponding to the Grupo ASSA Bonuses as, and subject to the terms, set forth in Section 2.1; and

(e) any Liability related to, or arising out of, or in connection with any of the Excluded Matters up to, calculated as from the Closing, the Damages resulting therefrom that shall not exceed in the aggregate US$6,000,000 (US Dollars six million) (the “Excluded Matters Coverage”), and if such Excluded Matters Coverage is exceeded, as provided pursuant to Section 7.5(e).

7.3.    Indemnification Claims.

(a) Any Party seeking indemnification under Section 7.1 or Section 7.2 (each, an “Indemnified Party”) shall assert any Claim for indemnification, including any Third-Party Claim, by delivering written notice thereof (a “Claim Notice”) to the Party from which indemnification is sought (the “Indemnifying Party”) promptly after learning of the basis for such Claim; provided that the failure to so notify the Indemnifying Party shall not limit the Indemnified Party’s rights to indemnification hereunder except to the extent that an Indemnifying Party is actually and materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the nature of and the basis for the Claim, as well as the Damages relating thereto (which, if not determinable at such time, may be a reasonable good faith estimate thereof; such amount of Damages or such good faith estimate, as applicable, a “Claimed Amount”), and attach copies of all material written evidence thereof that the Indemnified Party has received from any Person that is not a party hereto or an Affiliate of a Party hereto (a “Third Party”) to the date of the Claim Notice.

(b) Notice of Third-Party Claims. In the event of a Claim brought by a Third Party (a “Third-Party Claim”), the Indemnified Party shall give to the Indemnifying Party prompt and detailed notice thereof, but in any event no later than ten (10) Business Days after receipt of such notice of such Third-Party Claim or within such shorter period of time as may reasonably be required to permit the Indemnifying Party to adequately respond to any such Claim (but in such a case, in no event later than prior to the expiration of half the term available to reply to the Third Party Claim in such shorter period); provided, however, that the failure to provide such notice or any delay in providing such notice shall not release any Indemnifying Party from any of its obligations under this ARTICLE 7 or prevent any Indemnified Party from being indemnified for any Damages except to the extent the Indemnifying Party is materially prejudiced by such failure or delay (and then only to the extent of such prejudice). Such notice to the Indemnifying Party shall describe the Third-Party Claim in reasonable detail and, as the case may be, shall enclosed a copy of the documentation received therewith and any other information or documentation available to the Indemnified Party (including, in the case of the Purchasers, any such available information or documentation to the Company or Subsidiaries) relevant to the notified Claim. In addition, such notice by the Indemnified Party shall indicate the Claimed Amount, if reasonably practicable, that have been or may be sustained by the Indemnified Party.

(c) Defense of Third-Party Claims. The Sellers shall be entitled to undertake the defense of the Third-Party Claim by giving notice to the Purchasers within ten (10) Business Days (or, as necessary, prior to the expiration of half the term available to reply to the Third Party Claim if such term is shorter than 10 Business Days) after receipt of the notice of Third-Party Claim (as referred above). In the absence of such a notice by the Sellers within such applicable period, the Sellers shall be deemed to have waived their right to undertake the defense of such Third-Party Claim and the Purchasers shall be entitled to assume and have sole control over the defense and investigation of such Third-Party Claim and will be entitled to negotiate a settlement or compromise of, or consent to the entry of an Order with respect to, such Claim; provided that such settlement, compromise or consent shall be permitted only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Sellers have waived, or deemed to have waived, their right to the defense, the Sellers shall be entitled to participate in (but not to control) such defense and investigation with counsel reasonably acceptable to the Purchasers at the sole cost and expense of the Sellers. Upon request, the Purchasers will provide the Sellers with copies of complaints, pleadings, notices and material communications with respect to such Third-Party Claim.

(d) Assistance for Third-Party Claims. The Indemnifying Party and the Indemnified Party will use commercially reasonable efforts to cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available to the party who is undertaking and controlling the defense of any Third-Party Claim (the “Defending Party”), at the Indemnifying Party’s expense: (i) those employees and agents whose assistance, testimony or presence is necessary or desirable to assist the Defending Party in evaluating and in defending any Third-Party Claim; and (ii) all documents, records and other materials in the possession of such party reasonably required by the Defending Party for its use in defending any Third-Party Claim.

7.4.    Survival

(a) Unless otherwise specified in this Section 7.4. or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall not be affected in any respect by the occurrence of the Closing or any investigation conducted by any Party and any information or knowledge which such Party may have or receive, and such provisions shall continue in full force and effect in accordance with their terms; provided, however, that, except with respect to Claims based on intentional fraud in the making of the representations and warranties contained in ARTICLE 5, or willful breach, all representations and warranties that are covered by the indemnification obligations in Section 7.1.(a) shall expire after a twenty-four (24) month period from the Closing Date; provided further, however that (I) (i) the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 5.7, Section 5.25(a), Section 5.27 and Section 5.38 shall survive until the expiration of the applicable statute of limitations (the representations and warranties described in this clause (i), the “Fundamental Representations”), and (ii) the representations and warranties set forth in Section 5.10, Section 5.21 and Section 5.23 shall survive until the date that is the fifth anniversary of the Closing Date, and (II) notwithstanding the foregoing and without prejudice to the liability of the other Sellers under this ARTICLE 7, the liability for indemnification of the Sellers of the Selling Non-Management Group pursuant to Section 7.1(a) and Section 7.1(f) shall expire after a twenty-four (24) month period from the Closing Date. Furthermore, notwithstanding anything in this Agreement to the contrary, all indemnification obligations resulting from the matters indicated in Section 7.1(c) through Section 7.1(f) shall survive until the expiration of the applicable statute of limitations (the “Special Indemnification Matters”). The liability for indemnification by the Sellers pursuant to Section 7.1(h) shall be subject to Section 7.5(e) and it shall expire after the second anniversary of the Closing Date. The covenants, agreements or obligations required to be performed pursuant to this Agreement that by their terms are required to be performed following the Closing shall survive until the later of (i) the date of full and final performance, and (ii) ninety (90) days following expiration of the longest permitted applicable statute of limitations under the corresponding applicable Law of the country in which the breach has arisen. Neither Party shall have any liability hereunder in respect of any Claims made after the relevant periods mentioned above. Nevertheless, if a Claim has been duly notified to any Seller as per the above prior to expiration of the applicable survival period in accordance with the terms set forth in this Section 7.4(a), subject to paragraph (b) below, then the Claims for such potential Damage will not be extinguished by the passage of the applicable survival period until duly resolved.

For the avoidance of doubt, in connection with any matters in respect to which the Liability of the Sellers of the Non-Selling Management Group expires after a twenty-four (24) month period and in respect to which the Liability of the Sellers of the Selling Mangement continues after such twenty-four (24) month period pursuant to this ARTICLE 7, it is hereby agreed that, with respect to Claims made after such twenty-four (24) month period, the relevant indemnification obligation vis-à-vis the Purchasers shall be assumed entirely and exclusively by the Sellers of the Selling Management Group regardless of their respective Seller’s Ownership Percentages so that the Global Indemnified Parties be indemnified in full.

(b) If the Purchasers deliver to the Sellers, before expiration of a representation, warranty, covenant or agreement, a Claim Notice based upon a breach of such representation, warranty, covenant or agreement, then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such notice. Notwithstanding anything to the contrary elsewhere in this Agreement, any indemnification claim not involving a Third-Party Claim shall, if not previously satisfied, settled or withdrawn, be deemed to have been waived or withdrawn on the expiry of twelve (12) months after the date of notice served by the Indemnified Party to the Indemnifying Party, unless before such period elapses a notice of the Controversy in accordance with Section 12.13 in respect therewith shall have been delivered.

(c) The liability for indemnification by the Sellers pursuant to Section 7.1(g) shall be subject to the terms of Section 7.6 and it shall expire upon the terms set forth therein.

7.5.    Limitations.

(a) The Sellers shall not be liable for Damages which, individually considered, are lower than an amount equal to US$10,000 (the “De Minimis Exclusion”). Any Damages not exceeding the De Minimis Exclusion shall be considered non-indemnifiable Damages under this Agreement; provided, however, that a series of Claims of the same nature having in common the same cause or origin shall be considered to be a single Claim for the purposes of the De Minimis Exclusion. With respect to claims for Damages arising under Section 7.1.(a), the Sellers shall not be liable for any Damage until the aggregate amount of such Damages exceeds US$250,000 (at which point the Sellers shall become liable for all Damages from the first US Dollar amount) (the “Tipping Basket”). The limitations set forth in this paragraph (a), including the De Minimis Exclusion and the Tipping Basket, shall not apply to Damages based upon, in connection with or resulting from (i) intentional fraud in the making of the representations and warranties contained in ARTICLE 5, or willful breach on the part of any Seller, (ii) a breach, inaccuracy or failure to be true of any of the Fundamental Representations, (iii) any of the Special Indemnification Matters, (iv) the Pending Brazilian Litigation and the Unresolved Brazilian Litigation, or (v) the Excluded Matters.

(b) The aggregate total amount in respect of which the Sellers may be liable under Section 7.1(a) (other than for, or in connection with or arising out of a Fundamental Representation) and any other amount paid or payable by the Sellers pursuant to Section 7.1(f), Section 7.1(g) and Section 7.1(h), to the Globant Indemnified Parties shall not exceed the amount of US$17,000,000 (the “Cap”); provided, however, that

(I) with respect to, or arising out of, or in connection with (A) the representations and warranties set forth in Section 5.10, Section 5.21 and Section 5.23 (which in no event shall be deemed to include or refer to matters subject to indemnification pursuant to Section 7.1(g) and Section 7.1(h)) and (B) the matters set forth in Schedule 7.1(f), the aggregate total amount in respect of which the Sellers of the Selling Management Group may be liable to the Globant Indemnified Parties may exceed the Cap but in no event (taking into account any other amount paid or payable by the Sellers pursuant to other matters subject to indemnification under Section 7.1(a) -excluding Fundamental Representations-, Section 7.1(f), Section 7.1(g) and Section 7.1(h)) shall exceed the amount of US$30,000,000. For the avoidance of doubt, regardless of the foregoing, (1) with respect to indemnity claims against each of the Sellers of the Selling Non-Management Group arising out of, or in connection with, the representations and warranties set forth in Section 5.10, Section 5.21 and Section 5.23 or the matters subject to indemnification pursuant to Section 7.1(g), Section 7.1(h) and Section 7.1(f), the Cap shall apply for a portion of the Damages that shall not exceed the applicable Seller’s Ownership Percentage of the Cap; and (2) with respect to indemnity claims arising out of, or in connection with, the matters included in items (A) and (B) of the preceding sentence in respect to which the Liability of the Sellers of the Non-Selling Management Group is subject to the Cap, the relevant indemnification obligation vis-à-vis the Purchasers in excess of the Cap shall be assumed entirely and exclusively by the Sellers of the Selling Management Group jointly and severally regardless of their respective Seller’s Ownership Percentages so that the Global Indemnified Parties be indemnified in full;

(II) (A) with respect to the Sellers of the Selling Management Group, the Cap shall not apply with respect to claims under Section 7.1(a) resulting from the breach of a Fundamental Representation made by each such Seller of the Selling Management Group, provided that any Liability thereunder shall be limited to the Purchase Price effectively received by the Sellers of the Selling Management Group (as it may be adjusted pursuant to, and net of any applicable withholding, deductions, or adjustments as provided in this Agreement), less the aggregate amount of any indemnification provided by such Sellers under any other indemnification provision in this Agreement, and (B) with respect to the

Sellers of the Selling Non-Management Group, the Cap shall not apply with respect to claims under Section 7.1(a) resulting from the breach of the representations and warranties such relevant Seller of the Selling Non-Management Group made in ARTICLE 5, provided that any Liability thereunder shall be limited to the applicable Seller’s Ownership Percentage of the Purchase Price effectively received by the breaching Seller (as it may be adjusted pursuant to, and net of any applicable withholding, deductions, or adjustments as provided in this Agreement), less the aggregate amount of any indemnification provided by such Seller under any other indemnification provision in this Agreement;

(III) the aggregate Liability of the Sellers resulting from any matter subject to indemnification pursuant to ARTICLE 7 (including matters set forth in Schedule 7.1(f) or pursuant to Section 7.1(g) and Section 7.1(h)) shall in no event exceed the amount of the Purchase Price effectively received by the Sellers (as it may have been adjusted pursuant to, and net of any applicable withholding, deductions, or adjustments as provided in this Agreement) on or prior to the date the particular Damage is payable by the Indemnifying Party pursuant to this ARTICLE 7; and

(IV) the aggregate Liability of the Sellers in respect of intentional fraud in the making of the representations and warranties contained in ARTICLE 5, or willful breach, shall not be limited.

(c) Subject to the applicable limitations set forth in this ARTICLE 7, the Purchasers shall have the right to set off any amounts due to any Globant Indemnified Party pursuant to this ARTICLE 7 against, (i) until the Earn Out Payment Date, such Earn Out Payment, or in case such Earn Out Payment is insufficient to pay in full such amounts due to any Globant Indemnified Party, the Cash for G-Shares Tranche 2, and (ii) after the Earn Out Payment, the Cash for G-Shares Tranche 2. The Purchasers agree that, with respect to the Sellers of the Selling Non-Management Group, the Purchasers shall not be entitled to deduct or withhold from the Cash for G-Shares Tranche 2 any Damages other than up the respective Seller’s Ownership Percentages, and the Purchasers shall not withhold or deduct or adjust any amount payable to Sellers (y) based on an alleged breach of the representations and warranties set forth in Sections 5.10, 5.21, 5.23, 5.24, and 5.34 or any of the matters set forth in Schedule 7.1(f) unless a Third-Party Claim in connection therewith has been notified and only then only to the extent such deduction, withholding or adjustment is and as permitted under this Agreement in connection with that specific Third-Party Claim, or (z) with respect to Damages resulting from, arising out of, or in connection with Excluded Matters in excess of the Excluded Matters Coverage, other than as provided for in Section 7.5(e).

(d) Notwithstanding anything in this Agreement to the contrary: (i) each Seller acknowledges and agrees that it does not have any right of indemnification, contribution or reimbursement from or remedy against the Company or any Subsidiary as a result of any indemnification it is required to make under or based upon, arising out of, caused by or in connection with the breach or inaccuracy of any representation, warranty, covenant or other obligation contained in this Agreement or any other Transaction Document (including any such breach or inaccuracy of a representation, warranty, covenant or other obligation of or with respect to the Company or any Subsidiary); (ii) each Seller hereby releases, waives and forever discharges any right to indemnification, contribution or reimbursement that it may have at any time against the Company or any Subsidiary under or based upon, arising out of, caused by or in connection with the breach or inaccuracy of any representation, warranty, covenant or other obligation in this Agreement or any other Transaction Document; and (iii) each of the Purchasers acknowledges and agrees that it does not have any right of indemnification, contribution or reimbursement from or remedy against the Sellers (either as a result of any indemnification it is required to make under or based upon, arising out of, caused by or in connection with the breach or inaccuracy of any representation, warranty, covenant or other obligation contained in this Agreement or any other Transaction Document (including any such breach or inaccuracy of a representation, warranty, covenant or other obligation of or with respect to the Company or any Subsidiary) or otherwise) or the inviduals appointed by the Sellers as officers or directors of the Company and/or its Subsidiaries, except in either case in their capacity as sellers of the Purchased Interests pursuant to this Agreement; and (iv) each of the Purchasers, effective as of the Closing, hereby releases, waives and forever discharges (and it shall cause that each of the Company and its Affiliates, releases, waives and forever discharges) any right to indemnification, contribution or reimbursement that it may have at any time (with respect to any Seller that shall continue any labor relationship with the Purchaser or its Affiliates, only through the Closing) against the Sellers or the inviduals appointed by the Sellers as officers or directors of the Company and/or its Subsidiaries under or based upon, arising out of, caused by or in connection with any capacity other than as sellers of the Purchased Interests pursuant to this Agreement.

(e) (1) Except for the rights for indemnification arising from the items set forth in Schedule 7.1(f), the Brazilian Matters and the Excluded Matters, the rights to indemnification under this Agreement or otherwise shall exclude any claims regarding matters which have been disclosed by the Sellers in the representations and warranties made in ARTICLE 5 and the Disclosure Schedule attached as Schedule 5. Likewise, to avoid duplication of claims, matters covered under the indemnity obligation set forth in Sections 7.1(f), 7.1(g), and 7.1(h) shall not be deemed, nor shall be, also covered by the indemnity obligation set forth in Section 7.1(a) or any other paragraph of Section 7.1.

(2) The Purchasers hereby acknowledge that the Purchase Price has been determined taking into account that the Purchasers shall, effective as of the Closing, forever and unconditionally discharge (and shall have the Company and its Subsidiaries to discharge and release as of such date) the Sellers for any Liability or Damage that any of the Purchasers, the Company or any of its Subsidiaries had suffered or may ever suffer at any time in connection with the Excluded Matters up to the amount of the Excluded Matters Coverage, and if any Damage resulting from, arising out of, or in connection with the Excluded Matters exceeds, calculated as from the Closing and whether individually or in the aggregate, the Excluded Matters Coverage, then:

(I) if such Damage is suffered by the Indemnified Party at any time within the second anniversary of the Closing Date, the Purchasers, on the one hand, and the Sellers, on the other hand and limited to the applicable Seller’s Ownership Percentage of the Purchase Price effectively received by each Seller (as it may be adjusted pursuant to, and net of any applicable withholding, deductions, or adjustments as provided in this Agreement), shall bear the resulting Liability in halves, and

(II) if such Damage is suffered by the Indemnified Party at any time after the second anniversary of the Closing Date, those Damages and Liability shall be borne exclusively by the Purchasers.

For the avoidance of doubt, any claim for Liability in connection with Excluded Matters made after the second anniversary of the Closing Date shall be disregarded, and the only claims for indemnification that the Purchasers may make within the referred period shall be in connection with Damages actually suffered by the Indemnified Party resulting from, arising out of, or in connection with the Excluded Matters (i.e., not holdback is authorized in connection therewith unless and until Damage is actually suffered and notice of claim is timely delivered on or before the second anniversary of the Closing Date). Furthermore, (i) the calculations to determine whether the Excluded Matters Coverage has been exceeded shall be made taking into account all Damages suffered as from the Closing in the aggregate, (ii) for purpose of this Section 7.5(e), notwithstanding the scope of defined term “Damage,” the making and/or increase of a provision by the Company and/or its Subsidiaries or the Purchasers and its Affiliates after the Closing shall not be deemed as a Damage unless the provision and/or its increase is made based on the fact that the claimed amount of any of the Excluded Matters is actually higher than the corresponding amount set forth in Exhibit C for each Excluded Matter and then only up to the balance of the difference, and (iii) for purpose of this Section 7.5(e) “Damage” shall also be deemed to have been suffered (and thus paragraph (2)(I) above shall apply) when the relevant defendant in an Action set forth in Exhibit C actually pays to the plaintiff or claimant thereunder.

(e) bis The rights to indemnification set forth in this ARTICLE 7 shall not be affected by any investigation conducted by or on behalf of any Globant Indemnified Party or any knowledge acquired (or capable of being acquired) by any Globant Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder.

(f) Notwithstanding anything to the contrary in this Agreement, for purposes of determining (i) whether there has been a breach of any representation or warranty set forth in ARTICLE 5, and (ii) the amount of Damages for which the Purchasers may be entitled to indemnification under this ARTICLE 7, (1) each such representation or warranty shall be deemed to have been made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Material Adverse Effect), and (2) in connection with Damages in any currency other than US Dollars, the relevant amount shall be converted at the Applicable FX Rate as of the close of business of the date immediately prior to the date when such Damage was effectively suffered by the Indemnified Party.

(g) Except to the extent any of the foregoing are awarded in a judgement issued by a court or other authority of competent jurisdiction in any Third Party Claim, Sellers shall not under any circumstances be liable for special, exemplary, punitive, indirect, remote, loss of profit or revenue, or consequential losses (including loss of profits, loss of revenue or income, cost of capital, or loss of goodwill or business reputation or opportunity) suffered or incurred by any applicable Indemnified Party as a result of any Damage or an Action or Order instituted or asserted against the Indemnified Party.

(h) The Indemnifying Party shall not be liable in respect of Damages to the extent that the matter giving rise to such Damages: (i) occurs as a result of any applicable Law not in force at the date of the Closing or any change in applicable Law having retroactive effect which comes into force after the date of the Closing; or (ii) occurs as a result of any change in accounting or tax practice after the Closing; or (iii) occurs as a result of any action taken by the Purchaser after Closing.

(i)    The Indemnifying Party shall not be liable for any Damage to the extent that such Damage has been effectively recovered by the Indemnified Party under another provision of this Agreement.

(j)    In the event the Purchasers claims indemnification from Sellers for any Damages, the amount of such Damages shall be reduced by any net Tax benefit “actually realized” by the Purchasers or its Affiliates. In addition, in the event that, in connection with any Damage in respect of which Purchasers have effectively received indemnification, Purchasers or any Affiliate thereof (including the Company and its Subsidiaries) shall have “actually realized” any net Tax benefit resulting from or arising out of such Damage, the Purchasers shall, promptly after having actually realized such net Tax benefit, deliver to Sellers of the Selling Management Group an amount in cash equal to the amount of such net Tax benefit that shall be attributable to such indemnified Damages. For purposes of this Agreement, the Indemnified Party shall be deemed to have “actually realized” a net Tax benefit to the extent that, and at such time as, the amount of Taxes required to be paid by the Indemnified Party is reduced below the amount of Taxes that it would have been required to pay but for deductibility of such Damages, in each case: (i) during the same Tax year as the year in which the relevant Damages occurred; (ii) calculated so that the items related to the Indemnifying Party’s indemnification obligations are the last to be recognized; and (iii) as reasonably determined by the Indemnified Party.

(k) The Indemnifying Party shall not be liable to pay any amount in discharge of any Damage subject to indemnification under this Agreement unless and until the indemnifiable Damage in respect of which the relevant Claim is made has been actually suffered by the Indemnified Party; provided that the foregoing does not limit the right of Purchasers to withhold or deduct amounts in accordance with Section 7.5.(c); provided, further, however, that if Purchasers withhold or deduct amounts owed to the Sellers in connection with a Claim for indemnification to Sellers, the amounts so withheld and deducted shall be deemed held in escrow subject to the final resolution of the underlying matter and any related dispute between the relevant Parties, and any such amounts, net of the amounts in connection with the Damages actually suffered in accordance with and pursuant to this ARTICLE 7), shall be immediately released (in full or partially, as applicable) to Sellers, along with accrued interest for the benefit of the Sellers at 6% per annum as from the deduction or withholding date until the effective release to the Sellers. In any event, in connection with any amounts withheld or deducted by the Purchasers pursuant to Section 7.5.(c), the Purchasers shall be entitled to deposit such amounts with an escrow agent satisfactory to the Sellers, in which case, such amounts shall only be remunerated in accordance with the terms of the relevant escrow account and no interests on such amounts shall be payable by Purchasers.
(l) Each of the Purchasers shall use its reasonable commercial efforts to mitigate any Damage suffered by it which has resulted in or could result in a Claim hereunder.

(m) No Indemnified Party shall be entitled to indemnification under this ARTICLE 7 in respect of any matter to the extent that it has been taken into account for purposes of calculating the adjustments to the Purchase Price pursuant to Section 1.5.

(n) For the avoidance of doubt, indemnity claims in connection with matters identified in Schedule 7.1(f) are subject to Sections 7.3(b), (c), and (d).

7.6.     Brazilian Litigation Assumed by Sellers. Notwithstanding anything in this Agreement to the contrary, with respect to the Brazilian Matters the following shall apply:

(a) The Sellers of the Selling Management group shall continue to be the sole responsible for conducting, and shall continue to have the sole control over, the defense of such matters, at the Sellers’ sole cost and expense; provided, however, that (a) the Purchasers shall at all times be entitled to monitor the defense (but shall neither conduct nor control such defense in any case), at their sole cost and expense, for which purpose the Sellers will provide the Purchasers with copies of complaints, pleadings, notices, communications and any other materials with respect to the Brazilian Matters as may be requested by the Purchasers; (b) the Purchasers shall (and shall cause the Company and its Subsidiaries to) reasonably cooperate with the Sellers for them to control and carry out the defense of such matters; and (c) the Sellers shall maintain at all times legal counsel of recognized standing for conducting the defense of such matters.

(b) On the date which is sixty (60) calendar day prior to the Tranche 2 Subscription Date (or, if such date is not a Business Day, on the immediately following Business Day), the Sellers shall deliver to the Purchasers a certificate (the “Certificate”) classifying, as of that date, the Brazilian Matters as follows: (i) such Brazilian Matters with respect to which the Sellers have after Closing prevailed as determined by a conclusive and definitive Order issued by the applicable Brazilian Government Body (the “Successful Brazilian Litigation”), (ii) such Brazilian Matters with respect to which the Sellers reasonably believe that they will prevail and end such litigation in a definitive and conclusive manner on or before the Deferred Tranche 2 Subscription Date (such additional period until the Deferred Tranche 2 Subscription Date, the “Additional Period”, and the “Pending Brazilian Litigation”, respectively), and (iii) the remaining Brazilian Matters not included in any of the foregoing items (i) and (ii) (the “Unresolved Brazilian Litigation”). The Certificate shall (a) state the Sellers’ determination of (1) the amounts, together with any applicable interest, court fees, legal fees and expenses of the Unresolved Brazilian Litigation as of the date of the Certificate plus an estimate of any applicable interest, court fees, legal fees and expenses to cover for the period as at the Tranche 2 Subscription Date (the “Amount of Unresolved Brazilian Litigation”); and (2) the amounts, together with any applicable interest, court fees, legal fees and expenses of the Pending Brazilian Litigation as of the date of the Certificate plus an estimate of any applicable interest, court fees, legal fees and expenses to cover for the period until the Deferred Tranche 2 Subscription Date (the “Amount of Pending Brazilian Litigation”); (b) include any updated information including as to the procedural instance and status; and (c) attach an opinion of Brazilian legal counsel of recognized standing supporting the Sellers’ evaluation and determination in respect of each of the Pending Brazilian Litigation and Unresolved Brazilian Litigation as stated in the Certificate. Sellers shall make available for Purchasers (if not already held by the relevant Subsidiaries) copy of any written material information in support of the Certificate.

(c) The Purchasers shall have thirty (30) calendar days, counted as from the date of Purchasers’ receipt of the Certificate, to either accept or object to the Certificate. If the Purchasers accept the Certificate, then (a) the Purchasers shall give the Sellers notice that such Certificate has been accepted, which Certificate shall then become conclusive and binding for purposes hereof;

and (b) the Purchasers, on the Tranche 2 Subscription Date, shall (i) set off the Amount of Unresolved Brazilian Litigation against the Cash for G-Shares Tranche 2 and upon such set off it shall be deemed that Purchasers have fully, irrevocably and unconditionally released and discharged the Sellers from any Liability in connection with the Unresolved Brazilian Litigation, (ii) assume as from such date the exclusive and sole defense of the Unresolved Brazilian Litigation, and (iii) withhold from the Cash for G-Shares Tranche 2, the Amount of Pending Brazilian Litigation plus an amount equivalent to 15% of the Amount of Pending Brazilian Litigation to cover for any unexpected additional applicable interest, fees and expenses (together with the Amount of Pending Brazilian Litigation, the “Withheld Amount for Pending Brazilian Litigation”), for the Additional Period, so that the Cash for G-Shares Tranche 2 shall be reduced by such Withheld Amount for Pending Brazilian Litigation and by the Amount of Unresolved Brazilian Litigation; provided that if upon lapse of such Additional Period any Pending Brazilian Litigation continues to be contested, challenged or litigated, the Purchasers shall set off against the Deferred Cash for G-Shares Tranche 2 an amount equivalent to the cost of paying the Pending Brazilian Litigation in full, together with any applicable fines, interests, court fees, legal fees and expenses as calculated as of the end of such Additional Period, upon such set off it shall be deemed that the Purchasers have fully, irrevocably and unconditionally released and discharged the Sellers from any Liability in connection with the Pending Brazilian Litigation; provided, further, that if upon the lapse of such Additional Period any such matter is finally settled, or otherwise finally discharged, the corresponding amounts shall not be deducted from the Deferred Cash for G-Shares Tranche 2.

(d) If the Purchasers object to the Certificate (“Certificate Objection”), then the Purchasers shall notify the Sellers of such Certificate Objection (the “Certificate Objection Notice”), (a) describing the basis for the Certificate Objection in a reasonable detail manner, and (b) attaching an opinion of legal counsel supporting the Certificate Objection. Promptly after receiving the Certificate Objection Notice, the Purchasers and the Sellers, acting jointly through a designated representative, shall use diligent good faith efforts to resolve the Certificate Objection between themselves. If they are unable to resolve such Certificate Objection within thirty (30) calendar days after the delivery of the relevant Certificate Objection Notice, then the resolution of the Certificate Objection shall be submitted to arbitration pursuant to Section 12.13. In this event, any disputed amount regarding the Pending Brazilian Litigation and the Unresolved Brazilian Litigation shall be withheld by the Purchasers from the Cash for G-Shares Tranche 2 until the arbitration award on the disputed matters has become final.

(e) For the avoidance of doubt, any costs, fees and expenses in connection with the Pending Brazilian Litigation and the Unresolved Brazilian Litigation (excluding any such costs, fees and expenses incurred by the Purchasers in connection with monitoring such litigation, “Monitoring Expenses”) shall be borne exclusively by the Sellers, which amounts shall be deducted from the Cash for G-Shares Tranche 2 or from the Withheld Amount for Pending Brazilian Litigation, as applicable; and, if the Purchasers incur in any costs, fees and expenses in connection therewith (but excluding Monitoring Expenses), to the extent reasonable and documented, they shall also be entitled to deduct them immediately after incurred from the Cash for G-Shares Tranche 2 or from the Withheld Amount for Pending Brazilian Litigation, as applicable. Once the Purchasers have made the relevant set off agreed to in Section 7.6.(c) or as resolved pursuant to Section 7.6.(d), any costs, fees and expenses in connection with the Unresolved Brazilian Litigation and, if applicable, the Pending Brazilian Litigation, shall be respectively borne exclusively by the Purchasers (or any of their Affiliates) and thus the

Purchasers shall not be entitled to make any deduction, withholding or set off thereafter against any amount payable or to be released to the Sellers pursuant to this Agreement.

7.7.     Damages Net of Insurance and Recovery. In calculating amounts payable to an Indemnified Party, the amount of any indemnified Damages shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy, with respect to such Damages, less any increase in the corresponding premium, or the amounts otherwise paid to the Indemnified Party under any other third-party indemnity arrangement, and (ii) prior recovery by the Indemnified Party from any Third Party with respect to such Damages. If any such insurance or recovery from third-party has not been collected prior to the payment by the relevant Sellers of any indemnity claim under this ARTICLE 7, the Purchasers shall (and shall cause its relevant Affiliates to) assign any such right to collect any such insurance or third-party payment to the Sellers. If any recovery amount referred to in this Section 7.7 is paid, received or otherwise available for payment to the Indemnified Party, such amount shall be promptly collected and transfer to the Sellers that borne the payment of the related Damage; and if the Purchasers or the Indemnified Party subsequently becomes entitled to such recovery after the Sellers have indemnified the Purchasers for the related Damage, then they shall take prompt action as the Sellers may reasonably require to enforce the recovery against the third-party or insurer.

7.8.     No Duplicative Recovery. Where substantially the same events or circumstances qualify under one or more single or multiple claims or under one or more provisions of this Agreement, the Indemnified Party seeking indemnification shall not be entitled to double or duplicative recovery of Damages arising out of such events or circumstances, or to calculate its Damages by duplicating or double counting its Damages arising out of such events or circumstances. For the avoidance of doubt, if the Indemnified Party is entitled to bring the claim under more than one provision of this Agreement, such Indemnified Party may choose at its sole and absolute discretion the provision or provisions under which it seeks indemnification.

7.9.     Subrogation. To the extent that an Indemnifying Party makes any payment pursuant to this ARTICLE 7 in respect of Damages for which any Indemnified Party has a right to recover against a Third Party (including an insurance company), such Indemnifying Party shall be subrogated to the right of such Indemnified Party to seek and obtain recovery from such Third Party.

7.10.    Fraud; Willful Misconduct. Notwithstanding any other provisions of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this ARTICLE 7 to the extent any Damages were solely attributable to such Indemnified Party’s willful breach or intentional fraud. No matter or item disclosed on the Disclosure Schedule admitting or indicating a possible breach or violation of any contract, Law or order shall be construed as an admission or indication to any third party that an actual breach or violation exists, has actually occurred or will occur.

7.11.    Exclusive Remedy. The Parties agree that irreparable damage would occur if any provision of this Agreement and the Transaction Documents were not performed in accordance with the terms hereof and thereof and that the parties shall be entitled to specific performance of the terms hereof and thereof, in addition to any other remedy to which they are entitled according to this Agreement or the other Transaction Documents. Except in the case of intentional fraud in the making of the representations and warranties contained in ARTICLE 5 or willful breach of any of the Parties (as to which none of the limitations set forth in this ARTICLE 7 will apply), from and after the Closing, the rights of any Indemnified Party under this ARTICLE 7 (including, any right to specific performance) will be the sole and exclusive remedy of such Indemnified Party with respect to claims for breach or inaccuracy of any of the representations, or warranties, or breach of any of the covenants and agreements, in each case, that are indemnifiable under this Agreement or the Transaction Documents. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE 7. Nothing in this Section 7.11 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to this Section 7.11 or to seek any remedy on account of intentional fraud or willful breach by any party hereto.

7.12.    ACKNOWLEDGEMENT. (a) THE PURCHASERS AGREE AND ACKNOWLEDGE THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT OR OTHERWISE, (I) THE LIABILITY OF EACH OF HSBC I, HSBC II, IFC AND MAFIMAR IN CONNECTION WITH ANY OF THEIR RESPECTIVE OBLIGATIONS UNDER, ARISING IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN IS ONLY SEVERAL AND NOT JOINT, AND (II) THE LIABILITY OF EACH OF THE SELLERS OF THE SELLING MANAGEMENT GROUP SHALL BE JOINT AND SEVERAL (FOR THE AVOIDANCE OF DOUBT, SUCH JOINT AND SEVERAL LIABILITY OF EACH SELLERS OF THE SELLING MANAGEMENT GROUP IS LIMITED TO THE LIABILITY OF ANY OF THE SELLERS OF THE SELLING MANAGEMENT GROUP AND NOT WITH RESPECT TO ANY OTHER SELLER).

(b) ON THE OTHER HAND, THE SELLERS AGREE AND ACKNOWLEDGE THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT OR OTHERWISE, IN THOSE CASES IN WHICH THE SELLERS OF THE SELLING NON-MANAGEMENT GROUP SHALL NOT BE LIABLE FOR INDEMNIFICATION UNDER ARTICLE 7 IN CONNECTION WITH THE SPECIFIC MATTER SET FORTH IN PARAGRAPH (D) OF SECTION 7.1, ANY SUCH LIABILITY SHALL BE ASSUMED ENTIRELY AND EXCLUSIVELY BY THE SELLERS OF THE SELLING MANAGEMENT GROUP REGARDLESS OF AND NOT LIMITED BY THEIR RESPECTIVE SELLER’S OWNERSHIP PERCENTAGES; AND WITH RESPECT TO THOSE CASES IN WHICH THE SELLERS OF THE SELLING NON-MANAGEMENT GROUP SHALL BE LIABLE FOR INDEMNIFICATION UNDER ARTICLE 7 IN CONNECTION WITH SECTION 7.1(a), SECTION 7.1(f), SECTION 7.1(g), AND SECTION 7.1(h), THE SELLERS OF THE SELLING NON-MANAGEMENT GROUP SHALL HAVE NO RIGHT (FOR INDEMNFICATION, REIMBURSEMENT OR OTHERWISE) AGAINST THE OTHER SELLERS IN CONNECTION WITH SUCH MATTERS, AND REGARDLESS OF WHETHER THE REPRESENTATIONS AND WARRANTIES HAVE BEEN MADE ONLY BY SELLERS OF THE SELLING MANAGEMENT GROUP.

7.13. Acts of the Purchasers. No claim for indemnification under this ARTICLE 7 shall be made against the Sellers if such claim is attributable to: (i) any act, omission, transaction or arrangement carried out at the written request, or with the written consent, of the Purchasers or pursuant to the terms of this Agreement, before Closing; (ii) any act, omission, transaction or arrangement carried out by, or at the written request of, any of the Purchasers on or after Closing, but only to the extent that any such act or omission has caused or aggravated the relevant Damage; or (iii) any breach by the Purchasers of any obligation under this Agreement; or (iv) any admission in writing of liability, or any agreement, settlement or compromise with any third party in connection with matters for which any of the Sellers is liable pursuant to the terms of Section 7.1(a) or Section 7.1(f) that is made after the date of this Agreement in terms not consistent with those provided for in Section 7.3(c). The Sellers shall not be liable for any indemnification claim under this ARTICLE 7 which would not have arisen but for any reorganization or change in ownership of the Company after Closing (for the avoidance of doubt, excluding the sale of Purchased Interests at Closing in accordance with this Agreement).

ARTICLE 8
COVENANTS

8.1.    Access to Information.

(a) During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Purchasers shall be entitled, through its employees and representatives, to enter upon and make such investigation of the assets, properties, business and operations of the Company and its Subsidiaries and such examination of the books and records, financial condition and operations of the Company and its Subsidiaries as Purchasers may desire (in a manner so as to not interfere with the normal business operations of the Company and its Subsidiaries); provided, however, the Purchasers may not communicate with any customers, vendors, suppliers, creditors or employees of the Company and its Subsidiaries with respect to the Business without the prior written consent of the Sellers. Any such investigation and examination shall be conducted during normal business hours. Notwithstanding the foregoing, the Company may withhold any document (or portions thereof) or information (a) that is subject to the terms of a non-disclosure agreement with a third party, (b) that constitutes privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by the Company’s counsel, constitutes a waiver of any such privilege, (c) if the provision of access to such document (or portion thereof) or information, as determined by the Company’s counsel, would reasonably be expected to conflict with applicable Laws or (d) relating to the sale process regarding the Equity Interests or bids received from others in connection with any such process.

(b) During the period from the Closing Date and continuing until March 31st, 2021, the Purchasers shall provide to the Sellers , through its employees and representatives or advisors, reasonable access to the relevant records, working papers, and other relevant documentation regarding the financial condition and operations of the Company and its Subsidiaries as such Sellers may reasonably request in order to verify the achievement of the Earn Out Targets (during normal operations hours in a manner so as to not interfere with the business of the Company and its Subsidiaries); provided, however, the Sellers may not communicate with any customers, vendors, suppliers, creditors or employees of the Company and its Subsidiaries with respect to the Business without the prior written consent of the Purchasers; and provided, further, that any information learnt shall be considered Confidential Information subject to the confidentiality obligations included in Section 12.15. Notwithstanding the foregoing, the Company may withhold any document (or portions thereof) or information (a) that is subject to the terms of a non-disclosure agreement with a third party, (b) that constitutes privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by the Company’s counsel, constitutes a waiver of any such privilege, or (c) if the provision of access to such document (or portion thereof) or information, as determined by the Company’s counsel, would reasonably be expected to conflict with applicable Laws.

8.2.    Conduct of Business.

(a) During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Sellers of the Selling Management Group shall cause the Company and its Subsidiaries to carry on the Business of the Company and its business organization in all material respects in the ordinary course consistent with past practice.

(b) Except as expressly provided herein or as consented to in writing by the Purchasers or required by Law, from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Sellers of the Selling Management Group shall, and shall cause the Company to conduct the Business of the Company in the ordinary course of business consistent with past practice. Without limiting the foregoing, from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Sellers shall not, and the Sellers of the Selling Management Group shall cause the Company and its Subsidiaries not to:

(i) transfer, issue, grant, deliver or sell or authorize or propose the issuance, delivery or sale of, any ordinary stock or preferred stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such ordinary stock or preferred stock or other convertible securities or any stock or rights pursuant to phantom stock agreements or stock option agreements;

(ii) effect any recapitalization, reclassification or like change in its capitalization;

(iii) amend its certificate of incorporation or by-Laws or other Organizational Documents;

(iv) enter into or agree to enter into any merger or consolidation with any corporation or other entity, or acquire securities owned by any other company or individual;

(v) (A) increase the annual level of compensation of any of its directors or executive officers, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any of its directors or executive officers, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension, or other employee benefit plant or arrangement made to, for, or with any of its directors or executive officers of otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) involving any of its directors or executive officers, except, in each case as required by applicable Law from time to time in effect or by the terms of any employee plan;

(vi) acquire any properties, rights or other assets, in each case, other than in the ordinary course of business, or sell, assign, license, transfer, convey, lease or otherwise dispose of any of its material properties or rights;

(vii) make, change or revoke any Tax election, settle or compromise any Tax claim or Liability, incur any Liability for Taxes other than in the ordinary course of business consistent with past practice, change (or make a request to any Governmental Body to change) any aspect of its method of accounting for Tax purposes, or waive or extend any statute of limitations in respect of Taxes or period within which an assessment or reassessment of Taxes may be issued;

(viii) increase current financial indebtedness of the Company and its Subsidiaries in an amount higher than US$100,000 in the aggregate;

(ix) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would in any material respect impede or delay the ability of the Parties to satisfy any of the conditions set forth in this Agreement; or

8.3.    Exclusivity. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, without the prior approval of the Purchasers, none of the Company or any of its shareholders, directors, officers, employees, agents or representatives will, directly or indirectly, solicit, facilitate or encourage proposals from or enter into or continue discussions or negotiations with or furnish any nonpublic information to any other Person regarding the possible sale of the Purchased Interests (including any security that is convertible into capital stock of the Company or any of the Subsidiaries), a material portion of the Company’s assets or any merger or similar transaction or any financing transaction (an “Alternative Transaction”). Upon the signing and delivery of this Agreement, to the extent it has not already done so, the Sellers will, and will cause the Company to, immediately terminate any ongoing discussions with any other third parties regarding a possible Alternative Transaction and request the return of any confidential information provided to third parties in connection with a potential Alternative Transaction. The Sellers will, and will cause the Company to, deal exclusively with the Purchasers notwithstanding any such third party proposals.

8.4.    Publicity. The Purchasers and the Sellers agree that no public release or announcement concerning the transactions contemplated hereby shall be issued without the prior consent of the other Party, except where such announcement is required under applicable Law or the rules of any stock exchange or trading system. Notwithstanding the preceding sentence, upon the Closing, the Parties may issue a press release in form and substance reasonably satisfactory to the Sellers and the Purchasers.

8.5.    Further Assurances. Subject to the terms and conditions herein provided, the Parties shall do or cause to be done all such commercially reasonable acts and things as may be necessary,

proper or advisable, consistent with all applicable Laws, to consummate and make effective the Transactions, as soon as reasonably practicable. Without limiting the foregoing, each Party shall use its commercially reasonable efforts, and the other Parties shall cooperate with such efforts, to execute and deliver, or cause to be executed and delivered, such further documents and instruments, in each case as may be necessary or proper in the reasonable judgment of any Party to carry out the provisions and purposes of this Agreement.

8.6.    Non-Competition. Each Seller of the Selling Management Group acknowledges and agrees that such Seller of the Selling Management Group has had access to or received and may continue to have access to valuable confidential information and trade secrets of the Company (including its Subsidiaries) and exposure to key suppliers, service providers, and clients or customers of the Company (including its Subsidiaries). Accordingly, because of such Seller of the Selling Management Group’s access to, and knowledge of, the Company’s confidential information and trade secrets and key suppliers, service providers and clients or customers, as well as Seller of the Selling Management Group’s extraordinary position within the Company, such Sellers of the Selling Management Group would be in a unique position to divert business from the Company and to commit irreparable damage to the Company were such Seller of the Selling Management Group to be allowed to compete with the Company or to commit any of the other acts prohibited below. Each Seller of the Selling Management Group therefore recognizes that the assumption of non-competition and non-solicitation obligations by such Seller is a key consideration and an essential condition for Purchasers’ decision to enter into this Agreement, and is necessary to protect the legitimate interests of the Company and in order to protect the legal rights and interests of all Parties under this Agreement. Each Seller of the Selling Management Group acknowledges and agrees that the limitations of time, geography, and scope of activity set forth in this ARTICLE 8 are reasonable because, among other things, the Company is engaged in a highly competitive industry; the Sellers of the Selling Management Group have had and may continue to have access to the trade secrets and knowhow of the Company, including without limitation the plans and strategy (and in particular, the competitive strategy) of Company; and these limitations are necessary to protect the trade secrets, Confidential Information, and goodwill of the Company. Accordingly, each Seller of the Selling Management Group (and unless it is authorized in writing by the Purchasers) hereby undertakes, (i) for the period of thirty-six (36) months from the Closing Date; or (ii) only with respect to those Sellers of the Selling Management Group that after Closing shall continue to have an employment relationship with the Company, the Purchasers or any Affiliate thereof, as applicable, twenty-four (24) months from the termination of such employment relationship; whichever of precedent (i) and (ii) occurs last, the obligation not to, directly or indirectly, on his own account, jointly with or on behalf of any other Person or corporation as an independent contractor, partner, joint venture partner or agent, or as principal, or otherwise on any account or pretense or as a trustee, officer, director, manager, shareholder, employee, advisor, or agent of any corporation, trust or other business organization or commercial entity, compete with the Company, the Purchasers and/or its Affiliates, in any state or country, territory or jurisdiction in activities defined for the purposes of this Section 8.6. as follows: the business of providing outsourced services of (a) consulting, (b) design, development, maintenance and implementation of custom software applications, custom digital products and custom websites, (c) consulting and advise for the purpose of digital transformation, and, any other activities carried out by the Company, including the Subsidiaries as of the date of this Agreement (the “Activities”), being therefore the Sellers of the Selling Management Group prevented from doing the following (“Non-Competition Obligation”) unless it is authorized in writing by the Purchasers:

(a) Holding any equity interest (other than minority interest representing more than 2% (two percent)) in companies whose activities are the same as or similar to or are directly or indirectly competing with the Activities;

(b) Rendering consultancy, management or other similar services in connection to the Activities to third parties (including but not limited to the past and / or current clients of the Company or its Subsidiaries);

(c) Becoming a director, officer, trustee, agent, advisor, manager, an employee services renderer or consultant or contractor of any company or business organization or commercial entity which activities are the same or similar to or are directly or indirectly competing with the Activities; or

(d) Commencing, owning, operating, managing, joining, establishing, engaging in, assisting, having an interest in, controlling, or carrying on, or attempting to or agreeing to commence, own, operate, manage, join, establish, engage in, assist, have an interest in, control, or carry on an Activity which is the same as or substantially similar to the Activities, in any manner other than holding any minority interest representing no more than 5% (five percent) in companies whose activities are the same as or similar to or are directly or indirectly competing with the Activities.

For the avoidance of doubt, the Sellers of the Selling Non-Management Group are not subject to, nor liable in connection with, this Section 8.6 or Section 8.7.

8.7.    Non-Solicitation. Each of the Sellers of the Selling Management Group hereby undertakes, (i) for the period of thirty-six (36) months from the Closing Date or (ii) only with respect to those Sellers of the Selling Management Group that after Closing shall continue to have an employment relationship with the Company, the Purchasers or any Affiliate thereof, as applicable, twenty-four (24) months from the termination of such employment relationship; whichever of precedent (i) and (ii) occurs last, whether directly or indirectly, by themselves or in association with or through any Person, in any manner whatsoever, not to (i) contract, subcontract or enter into a joint venture with any of the employees or managers of the Company or of any Subsidiary (to the extent such Person was an employee or manager thereof as of the Closing Date); (ii) tender for, canvass or solicit or attempt to tender for, canvass or solicit the business related to the Activities of or employment of any client or customer of the Company; (iii) induce or attempt to induce any client, customer or supplier of the Company to cease to deal with the Company or otherwise interfere with the relationship between such client, customer or supplier and the Company; or (iv) perform any actions towards co-opting the clients of the Company and/or interrupting any transaction in progress among the Company and such clients (with regards to the Company’s Activities); or (v) assist, influence, encourage or induce any of the foregoing actions in paragraphs (i) through (iv) in any manner whatsoever (the “Non-Solicitation Obligation”).

8.8.    Cooperation after Closing. (a) The Sellers shall grant to the Purchasers (or their designees) access, after Closing, at all reasonable times to all of the documents, information, books, data files, and records relating to the Company (including the Subsidiaries) within the possession of the Sellers that are not transferred to the Purchasers pursuant to this Agreement, as applicable, and shall afford the Purchasers the right to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Purchasers (or their designees) to prepare any document that must be filed with any Governmental Body, respond to audits and investigations, prosecute protests, appeals and refund claims and to conduct negotiations with Taxing Authorities or with third parties.

Without prejudice to the rights of the Sellers set forth in Section 1.3, Section 1.4, Section 1.5, and Section 8.1, the Purchasers shall grant or cause the Company to grant to the Sellers (or their designees) access at all reasonable times to all of the information, books and records relating to the Company within the possession of the Purchasers or the Company, and shall afford the Sellers (or their designees) the right to take extracts therefrom and to make copies thereof, in each case to the extent reasonably necessary to permit the Sellers (or their designees) to prepare responses, respond to audits and investigations, prosecute protests, appeals and claims and to conduct negotiations with any Governmental Body or with third parties.

(b) The Sellers of the Selling Management Group shall cooperate with the Purchasers to cause the Company and/or the relevant Subsidiaries, as promptly as reasonably practicable after the Closing Date, to:

(i) prepare the unaudited financial statements of the Company and its Subsidiaries as of July 31, 2020, within 15 calendar days after the Closing Date;

(ii) prepare the applicable transfer pricing reports in connection with intercompany operations performed by GA US (for the fiscal years 2017, 2018 and 2019), GA Mexico I, GA Mexico II, BS Argentina, DS Argentina, BTP Argentina and GAVA Argentina among them and/or with the Company and/or any of the Subsidiaries;

(iii) amend the registration of GA Colombia with the applicable Taxing Authority (Dirección de Impuestos y Aduanas Nacionales) as a company exporter of services instead as an exporter of goods;

(iv) prepare and file the financial statements of GA Mexico I and Mexico II for past due periods with the applicable Taxing Authority (Servicio de Administración Tributaria), by electronic or other means as required by applicable Law, and waive and terminate any pending Action initiated in connection therewith; and

(v) amend the intercompany services agreement between GA Mexico I and BS Argentina in order for certain pro rata expenses thereunder to be deductible under applicable Tax Laws and prepare supporting documentation in connection therewith.

8.9.    Exit of certain Key Employees. The Sellers of the Selling Management Group shall cooperate with the Purchasers to cause each of RW and Pablo Andrés Dougall, as promptly as possible after January 1, 2021 (and in the case of RW irrevocably and expressly hereby agrees) to terminate his employment relationship, releasing and discharging the Company and the Subsidiaries of any Claim against or Liability of any of them, in accordance with the provisions of the termination agreement contemplated in Section 4.2(n) or by any other means that may or may not require the filing of the relevant agreement for homologation (homologación) with the applicable Governmental Body with jurisdiction over labor matters. It is agreed that the aggregate amount to be paid by the Company and/or the Subsidiaries in connection with the severance agreements referred to herein shall in no case exceed the amount set forth in the form of termination agreement referred to in Section 4.2(n).

ARTICLE 9
MERGER CONTROL

9.1.    Antitrust Approvals. In addition to the Colombian Antitrust Clearance contemplated as a condition precedent to the Closing, the Purchasers and Sellers hereby expressly acknowledge and consent that the transaction envisaged in this Agreement is subject to approval by the antitrust authorities in Argentina and represent:

(a) Notwithstanding the cooperation obligations assumed by the Sellers and the Purchasers below and the fact that the submission of the antirust filings will be made by the Sellers and Purchasers jointly, the Purchasers shall take the lead of the process and will be responsible for deciding the strategy to be followed and shall have full control of the proceedings, meetings and communications with the antitrust authorities, including, but not limited to, the drafting and timing of the Form F-1 and subsequent responses to the requests for information issued by the antitrust authorities, and the Sellers will provide all necessary assistance to such filing and execute all documents to the extent they are required in such connection. The Sellers and the Purchasers shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things to obtain the unconditional approval by the antitrust authorities (the “Argentinian Antitrust Clearance”) as soon as practicable after the date hereof, which actions shall include, without limitation: (i) filing, or causing to be filed, as soon as practicable, but in any event not later than seven (7) days after the Closing Date, and on a date to be determined by the Purchasers, any notification, filings or other submissions under Law 27,442 and its complementary regulations, including, filing the properly completed Form F-1 with the antitrust authorities together with the necessary documents in connection with the transaction; (ii) providing as soon as practicable any additional information and documents requested by the antitrust authorities necessary, proper or advisable to obtain the Argentinean Antitrust Clearance; and (iii) taking any action necessary to prevent, defend or mitigate the effect of any litigation or administrative proceeding involving the Argentinian Antitrust Clearance adversely affecting the transactions contemplated by this Agreement. At least ten (10) Business Days prior to filing of the Form F-1, the Sellers shall provide the Purchasers with all the documents or information necessary to prepare the antitrust filing related to the Sellers and the Company (including the Subsidiaries). At least ten (10) Business Days prior to each subsequent deadline in the merger control proceedings, the Sellers shall provide the Purchasers with all the documents or information necessary to submit to the antitrust authorities related to the Sellers and, until the Closing occurs, the Company (including the Subsidiaries). Finally, the Sellers shall promptly notify the Purchasers of any notice or communication received from the antitrust authorities, and shall provide the Purchasers with copies of such notice or communication.

(b) For the purposes of this Section, the transaction would be deemed rejected if the antitrust authorities issue a decision (i) rejecting the transaction under the terms of Section 14.c) of the Antitrust Law No. 27,442, as amended, or (ii) subordinating the transaction to conditions or restrictions under the terms of Section 14.b) of the Antitrust Law No. 27,442, as amended (the “Rejection Decision”). Each of the Parties shall promptly give to the other party notice of any information in its possession regarding any Rejection Decision (including all notices, documents and court papers) and promptly transmit to the other Party a copy of all documents received or sent in that respect. In case of a Rejection Decision, this Agreement shall nonetheless constitute a valid and binding agreement and the transactions contemplated hereby shall be deemed consummated and final as among the Parties, and the amounts paid and payable under this Agreement to the Sellers shall not be changed, altered, reduced or otherwise affected pursuant thereto. Upon issuance of a Rejection Decision, the Purchasers shall be entitled, at their sole discretion and costs and expenses, to: (i) accept the remedies proposed by the antitrust authorities; (ii) propose other remedies as it deem fit; (iii) implement one or more transactions, at Purchasers’ sole election, involving the direct or indirect sale, assignment, totally or partially, of the Purchased Interests or its rights over the Purchased Interests, or a portion thereof, to a third party. The Sellers shall provide the collaboration that may be required to consummate such transactions with the third party purchaser, in each case to the extent reimbursed of any out-of-pocket expenses incurred in connection therewith including reasonable and documented legal fees and expenses of Sellers’ advisors.

(c) Upon the issuance of a Rejection Decision, for the exclusive purpose of transferring the Purchased Interests, or a portion thereof, to a third party, Sellers shall grant and deliver to the Purchasers special irrevocable powers of attorney to, and for the benefit of, the Purchasers and/or the persons who the Purchasers may appoint to (i) transfer the Purchased Interests, or a portion thereof, to a third party purchaser, (ii) take all reasonable actions to obtain the relevant approval from the antitrust authorities, (iii) subscribe the relevant documentation to transfer the Purchased Interests, or a portion thereof, to a third party purchaser and perfect any ancillary actions derived thereto and make the relevant filings to record the transfer of the Purchased Interests to the third party purchaser, and (iv) collect, on behalf of the Sellers but for the exclusive benefit of the Purchasers, from the third party purchaser the purchase price of the Purchased Interests. It is hereby expressly agreed that the powers of attorney shall be in force for a period beginning on the date of issuance of the Rejection Decision and ending on the date that is ten (10) years from the date thereof or the possible maximum legal term according to the applicable Laws of their issuance, and that the Purchasers shall be jointly and severally liable against the Sellers for any Damage suffered by any of the foregoing as a result of the use of such power-of-attorney or the actions carried out on behalf of the Sellers thereunder.

9.2.    Other Antitrust Filings. If applicable, the Parties agree to comply with any other pre or post-Closing mandatory merger control notification or requests of approval before the relevant antitrust authorities in any jurisdiction where the Company or any Subsidiary has made material sales.

ARTICLE 10
SELLERS’ TAXES

10.1.    Allocation. Each of the Sellers shall be responsible for Taxes and associated expenses allocated to such Seller and will file all Tax Returns required to be filed to report Taxes imposed on or with respect to the transactions contemplated by this Agreement. Each Seller will be solely liable for and will pay all such Taxes, and will indemnify, defend, and hold harmless Globant Indemnified Parties and the other Parties from and against any and all Liability for the payment of such Taxes and the filing of such Tax returns. With respect to each Seller, the Purchasers shall be entitled to deduct and withhold any Applicable Withholding Tax, which amount shall be (i) timely paid or remitted to the applicable Taxing Authority and evidence of such payment shall be provided to that Seller as promptly as practicable, and (ii) treated for purposes of this Agreement as having been paid to the relevant Seller in respect of which such deduction and withholding was made by the Purchasers.

10.2.    PreClosing Taxable Periods. With respect to any income Tax Return covering a taxable period ending on or before the Closing Date (a “Pre-Closing Taxable Period”) that is required to be filed after the Closing Date with respect to the Company or any Subsidiary (a) the Purchasers shall cause the Company to prepare or cause to be prepared such Tax Return as otherwise required by applicable Law, and shall deliver such Tax Return to the Sellers for its review and comments at least fifteen (15) days prior to the due date (including extensions) for filing such Tax Return, (b) the Purchasers shall consider in good faith any reasonable comments provided in writing by the Sellers within ten (10) days of receipt of the draft Tax Return, and (c) the Purchasers shall cause such Tax Return to be duly and timely filed with the appropriate Taxing Authority and shall pay, or cause to be paid, all Taxes shown as due and payable on such Tax Return or, as applicable, its allocable share of such Taxes; provided that, if the Taxes shown as due and payable on such Tax Return or, as applicable, the Sellers’ allocable share of such Taxes were not reflected as a liability in the calculation of the Net Working Capital or the Minimum Required Cash, as applicable, the Sellers’ shall immediately pay the relevant amounts to the Purchasers and, if not paid by the Sellers within ten (10) Business Days after being required by the Purchasers to do so, the Purchasers shall be entitled to deduct such relevant amounts from any following payment to be made to the Sellers (including from the Cash for G-Shares Tranche 2). If the Sellers and the Purchasers are unable to resolve any disputes arising therefrom within thirty (30) calendar days, then the dispute shall be submitted to the Financial Arbitrator for determination and the procedure set forth in Section 1.4.(c) shall apply mutatis mutandi.

10.3.    Straddle Taxable Periods. With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Taxable Period”) that is required to be filed after the Closing Date with respect to the Company, (a) the Purchasers shall prepare or cause such Tax Return to be prepared as required by applicable Law, and shall deliver a draft of such Tax Return to the Sellers, for its review and approval at least fifteen (15) days prior to the due date (including extensions) for filing such Tax Return, (b) the Parties shall cooperate and consult with each other in order to finalize such Tax Return, and (c) thereafter, subject to the Sellers’ payment to the Purchasers (provided that, if not paid by the Sellers within ten (10) Business Days after being required by Purchasers to do so, the Purchasers shall be entitled to deduct the relevant amounts from any following payment to be made to the Sellers, including from the Cash for G-Shares Tranche 2) of any portion of any Taxes shown as due and payable on such Tax Return with respect to the portion of the period that ends on the Closing Date that was not reflected as a liability in the calculation of the Net Working Capital or the Minimum Required Cash, the Purchasers shall cause such Tax Return to be executed and duly and timely filed with the appropriate Taxing Authority and shall pay all Taxes shown as due and payable on such Tax Return. If the Sellers and the Purchasers are unable to resolve any disputes arising hereunder within thirty (30) calendar days, then the dispute shall be submitted to the Financial Arbitrator for determination and the procedure set forth in Section 1.4.(c) shall apply mutatis mutandi. Tax Liability for a Straddle Taxable Period shall be apportioned between the portion of the taxable period ending on the Closing Date and the portion of the taxable period beginning after the Closing Date. Such apportionments shall be made on a per diem basis for (i) income, turn over and similar Taxes, including Taxes based on net-worth capital, intangibles or similar items, and (ii) exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation). Such apportionment shall be made for all other Taxes on the basis of a “closing of the books” as of the end of the Closing Date.

10.4.    Cooperation. The Sellers shall grant to the Purchasers (or its designees) access at all reasonable times to all of the documents, information, books and records relating to the Company within the possession of the Sellers that are not transferred to the Purchasers pursuant to this Agreement, as applicable, and shall afford the Purchasers (or their designees) the right to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Purchasers (or their designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. The Purchasers shall grant or cause the Company to grant to the Sellers (or their designees) access at all reasonable times to all of the information, books and records relating to the Company for taxable periods and portions of taxable periods through the Closing Date within the possession of the Purchasers or the Company, and shall afford the Sellers (or their designees) the right to take extracts therefrom and to make copies thereof, in each case to the extent reasonably necessary to permit the Sellers (or their designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. After the Closing Date, the Parties will preserve all information, records or documents in their respective possessions relating to liabilities for Taxes of the Company for Pre-Closing Taxable Periods or Straddle Taxable Periods until six months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes.

ARTICLE 11
TERMINATION

11.1.    Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Sellers and the Purchasers;

(b) by Purchasers by written notice to the Sellers if Purchasers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE 4 and such breach, inaccuracy or failure has not been cured by Sellers within fifteen (15) days of the receipt of written notice of such breach from Purchasers;

(c) by Sellers by written notice to Purchasers if Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchasers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE 4 and such breach, inaccuracy or failure has not been cured by Purchasers within fifteen (15) days of Purchasers’ receipt of written notice of such breach from the Sellers;

(d) by Purchasers or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Body shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; or

(e) as set forth in Section 3.1, by either the Purchasers or the Sellers by delivery of written notice to the other Party, if the Closing does not occur by July 31, 2020.

11.2.    Effect of Termination. In the event of the termination of this Agreement in accordance with Section 11.1., this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except that nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof.

11.3.    Effect of Closing. Upon completion of the Closing at Closing Date, each Party shall be deemed to have waived its respective rights to terminate this Agreement. No such waiver shall constitute a waiver of any other rights arising from the nonfulfillment of any condition precedent set forth in ARTICLE 4 unless such waiver is made in writing.

ARTICLE 12
GENERAL

12.1.    Amendment and Modification. This Agreement may only be amended, modified or supplemented by the written agreement of the Parties hereto.

12.2.    Waiver of Compliance. Any failure of Purchasers, on the one hand, or Sellers, on the other hand, to comply with any obligation, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party or Parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

12.3.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Governmental Body making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

12.4.    Expenses and Transaction Taxes. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the Parties in connection with the transactions contemplated by this Agreement, including negotiation of any documents and ancillary agreements (the “Transaction Documents”), shall be borne solely and entirely by the Party that has incurred in such expenses. All Taxes and costs incurred by the Parties in connection with the transactions contemplated by this Agreement including negotiation of any Transaction Documents shall be borne solely and entirely by the Party that has incurred in such Taxes, expenses or costs, except for (i) any stamp duty or Tax levied on any of the Transaction Documents, and (ii) any Taxes paid or due in connection with the filings made to obtain any pre-closing mandatory merger control notification or request before the relevant antitrust authority, in which cases the applicable Taxes shall be borne by Purchasers and Sellers by halves. It is further agreed that any notarial costs and expenses due in connection with the preparation and execution of the notarial deeds required to consummate the transactions contemplated in this Agreement as set forth in Section 3.2(I) shall be borne by the Purchasers and the Sellers by halves. If any of such cost or expense is charged or paid by either Sellers or the Purchasers, such Sellers or Purchasers shall as soon as practicable be reimbursed from the other Party with its corresponding 50% share.

12.5.    Parties in Interest. Other than as specifically provided herein, this Agreement is not intended to and shall not confer upon any Person, other than the Parties hereto (and persons specifically granted indemnification rights hereunder), any rights or remedies with respect to the subject matter or any provision hereof.

12.6.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by electronic mail, hand, mailed by registered or certified mail (return receipt requested), sent by facsimile or sent by Federal Express or other recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to any Seller of the Selling Management Group to:

Emidey S.A.
Plaza Cagancha 1145, 6th floor
Montevideo
Rep. Oriental del Uruguay

With a copy (which shall not constitute notice) to:

Jaime Kleidermacher
Viamonte 1345, 2nd floor
City of Buenos Aires
Argentina
e-mail address: jaime@kleidermacher.com

Simón Roberto Groesman Wagmaister
Lisandro de la Torre 963, Vicente López
Provincia de Buenos Aires
Argentina
e-mail address: RW@grupoassa.com

With a copy (which shall not constitute notice) to:

Jaime Kleidermacher
Viamonte 1345, 2nd floor
City of Buenos Aires
Argentina
e-mail address: jaime@kleidermacher.com

If to IFC to:

International Finance Corporation
2121 Pennsylvania Avenue NW
Washington DC 20433
United States of America
Email : Notifications@ifc.org
Attention: Senior Director, Global Infrastructure and Natural Resources
Email: upisoni@ifc.org
Attention: Umberto Pisoni

With a copy (which shall not constitute notice) to:

Becker, Glynn, Muffly, Chassin & Hosinski LLP
299 Park Avenue, New York, New York 10171
Email: phosinski@beckerglynn.com
Attention: Peter M. Hosinski

If to HSBC I and HSBC II to:

c/o Graycliff Partners LP
500 Fifth Avenue
New York, New York 10110
Attention:  Notice Department
Email: notices@graycliffpartners.com

With a copy (which shall not constitute notice) to:

Robinson & Cole LLP
666 Third Avenue, 20th floor
New York, New York 10017
Facsimile: (212) 451-2999
E-mail:  shanson@rc.com
Attention:   Stephen Hanson

If to Mafimar to:

Mafimar S.A.
Cerrito 461, Piso 2
Montevideo, C.P.: 11000, Uruguay
Attention: PricewaterhouseCoopers / María Rachetti
email: gongutierrez@mac.com / maria.rachetti@uy.pwc.com

If to Purchasers to:

Ing. Butty 240, 6th floor
City of Buenos Aires

Argentina
Attn.: General Counsel
e-mail address: gcoffice@globant.com

With a copy (which shall not constitute notice) to:

Patricio Pablo Rojo
Laprida 1380, 7th Floor
City of Buenos Aires
Argentina
e-mail address: ppr@ppablorojo.com

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on (i) the date of receipt if hand delivered, (ii) on the date of receipt if transmitted by facsimile, (iii) the date indicated for receipt on the return receipt, if mailed by registered or certified mail and (iv) the date of receipt specified by the carrier, if sent by Federal Express or other recognized overnight courier. If notices, requests or instructions are given by facsimile, a confirming copy will be sent by hand, or mailed by registered or certified mail.

12.7.    Counterparts. This Agreement may be executed and delivered in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when all the counterparts have been signed by each of the Parties and delivered to the other party. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. An original of this Agreement duly signed by the Parties shall be notarized before the Spanish public notary on the Closing Date.

12.8.    Entire Agreement. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) and the Transaction Documents constitute the sole and entire agreement of the parties hereto and supersede all prior agreements, letters of intent, discussions and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Transaction Documents. There are no representations or warranties, agreements or covenants other than those expressly set forth in this Agreement.

12.9.    Assignment. This Agreement and all of the rights and obligations hereunder may not be assigned by the Sellers, in whole or in part, without the previous written consent of the Purchasers, except to their respective legal successors according to applicable Law in case of death or total permanent disability. The Purchasers may assign this Agreement and all of the rights and obligations to any Affiliate of the Purchasers or to any third party without the prior consent of the Sellers; provided, however, that if this Agreement or the rights and obligations hereunder are assigned or agreed to be assigned by the Purchasers to a third party which is not an Affiliate of the Purchasers without prior written consent of the Sellers before the payment of the Earn Out Payment (in each case without pending disputes in connection therewith), the Purchasers shall pay in favor of the Sellers on the date of the assignment or the agreement to assign, an amount of

US$12,500,000 (net of any amount paid by the Purchasers upon delivery of the Earn Out Report) as full and final compensation in lieu of the Earn Out Payment.

12.10.    Publicity. Disclosure. Except by prior mutual consent, neither Sellers nor Purchasers shall issue any press releases or make any other public announcement or statement concerning this Agreement and the transactions contemplated hereby, provided, however, that Purchasers, Globant Lux and their Affiliates shall be entitled to disclose the terms of this Agreement, and make any announcement and filing (including a filing of this Agreement and its Schedules) required by any applicable Law and, in particular, by any securities and public offerings Laws of the United States of America and/or Luxembourg.

12.11.    Further Assurances. At any time on or after the date hereof, the Parties shall upon request each perform such acts, execute and deliver such instruments, assignments and other documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transactions contemplated in this Agreement or otherwise to carry out the purposes of this Agreement.

12.12.    Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) and (except to the extent, if any, expressly set forth therein) the other Transaction Documents shall be governed in all respects, including validity, interpretation, and effect, by and construed in accordance with the Laws of the State of New York (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute); provided, however, that (a) the Laws of Spain that are mandatorily applicable to the internal affairs of the Company shall apply to the Company, (b) the Laws of Colombia that are mandatorily applicable to the internal affairs of GA Colombia shall apply to GA Colombia, (c) the Laws of the State of Florida, US, or any state thereof that are mandatorily applicable to the internal affairs of GA US shall apply to GA US, (d) the Laws of Chile that are mandatorily applicable to the internal affairs of GA Chile shall apply to GA Chile, (e) the Laws of Argentina that are mandatorily applicable to the internal affairs of BS Argentina, DS Argentina, BTP Argentina and GAVA Argentina shall apply to BS Argentina, DS Argentina, BTP Argentina and GAVA Argentina, (f) the Laws of Brazil that are mandatorily applicable to the internal affairs of CTN Brazil, IBS Brazil, SDTI Brazil and GDBS Brazil shall apply to CTN Brazil, IBS Brazil, SDTI Brazil and GDBS Brazil, and (g) the Laws of Mexico that are mandatorily applicable to the internal affairs of GA Mexico I and GA Mexico II shall apply to GA Mexico I and GA Mexico II.

12.13.    Arbitration. Except for such disputes that in accordance with Section 1.4., Section 1.5., Section 10.2. and Section 10.3. shall be submitted to Financial Arbitrator, any other disputes arising out of or in connection with the Agreement (a “Controversy”) shall be resolved in one of the following ways:

(a) A Party may notify the other Party in writing that a Controversy has arisen by written notice to the parties thereto. The Parties involved in the Controversy shall endeavor to resolve the Controversy by entering into good faith negotiations. If the Parties fail to resolve the Controversy within twenty-one (21) calendar days after the notification of the Controversy, they shall commit to a personal meeting, at a location mutually acceptable to the Parties in the City of Buenos Aires, Argentina, for two (2) Business Days to negotiate a solution to the Controversy, and if a Party refuses or fails to meet or if the Parties fail to resolve such Controversy according to this Section 12.13.(a), the Controversy shall be resolved as provided in Section 12.13.(b) below.

(b) If the Parties fail to resolve the Controversy in accordance with Section 12.13.(a) above, such Controversy shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with such rules; provided, however, that if the Controversy is for an amount of less than US$5,000,000, only one (1) arbitrator to be appointed in accordance with such rules shall intervene to settle the Controversy. The place of the arbitration shall be the City of Buenos Aires, Argentina, and the language of the arbitration shall be English. Notwithstanding anything to the contrary in this Section 12.13.(b), documents and other evidence in the arbitration may be submitted in Spanish if Spanish is the original language of the document or evidence, and witnesses and experts may provide testimony in Spanish if Spanish is their mother language or if they so elect. The Parties hereby waive the right to demand the posting of bond for costs.

(c) With the broadest scope as permitted by Law, the Parties hereto waive their right to file legal actions against the arbitration award and exceptions against its execution. The enforcement or execution of any award may be requested before the competent courts of any competent jurisdiction.

12.14.    Privileges and Immunities of IFC. Nothing in this Agreement shall be construed as a waiver, renunciation or other modification of any immunities, privileges or exemptions of IFC accorded under the Articles of Agreement establishing IFC, international convention or any applicable Law.

12.15.    Confidential Information. Each of the Sellers hereby agrees (i) to hold and to cause each of such party’s agents, employees and representatives to hold the Company’s and Purchasers’ Confidential Information in strict confidence and to take reasonable precautions to protect such Confidential Information, (ii) not to make any use whatsoever at any time of such Confidential Information except as contemplated hereunder, and (iv) not to copy or reverse engineer any such Confidential Information. For purposes of this Section 12.15, “Confidential Information” shall mean, without limitation: (a) any information that is specifically marked as “Confidential”; (b) any notes, analyses, compilations, studies, interpretations, or other documents prepared or furnished by the Company or the Purchasers related to any of the transactions contemplated by this Agreement; (c) information which the management of the Company or the Purchasers has requested in writing to be kept confidential; (d) information which is disclosed verbally and identified as confidential at the time of disclosure; and (e) information of which, by its nature, must be kept confidential in order to prevent adverse consequences to the business of the Company or the Purchasers.

12.16.    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

12.17.    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

12.18.    Spousal Consents. Mrs. Sonia Rut Benzaquen as Mr. Simón Roberto Groesman Wagmaister’s spouse executes, personally or duly represented by means of a valid power of attorney, this Agreement to express their consent with the transactions contemplated hereunder in accordance with section 470 of the Argentine Civil and Commercial Code.

12.19. No set off. Other than as expressly contemplated in Sections 1.3, 1.4, 1.5, 1.6, 2.1, ARTICLE 10 or ARTICLE 7, all payments to a Seller under this Agreement shall be made by the Purchasers in full without any set off, withholding, restriction or condition.

12.20. Selling Management Group Representative. (a) RW is hereby designated and appointed by each of the Sellers of the Selling Management Group to serve as the representative of the Selling Management Group with respect to the matters set forth in this Agreement to be performed or exercised by any of the members of the Selling Management Group (and any successor in such a role from time to time by written notice executed by all members of the Selling Management Group to Purchasers, the “Selling Management Group Representative”).

(b) All decisions and actions by the Selling Management Group Representative adopted or undertaken by the Selling Management Group Representative pursuant to this Section 12.19, shall be binding upon all of the members of the Selling Management Group and be deemed as carried out by each of the members of the Selling Management Group, and no member of the Selling Management Group shall have the right to object, dissent, protest, or otherwise contest the same; provided, however, that nothing of the foregoing shall be deemed or construed as barring any claim by any member of the Selling Management Group against the Selling Management Group Representative with respect to a breach or failure to perform its representation under this Agreement or any other agreement between the Selling Management Group and the Selling Management Group Representative.

(c) The Selling Management Group Representative shall serve as the sole representative of the members of the Selling Management Group with respect to the transactions contemplated in this Agreement, including, in each case on behalf of the Selling Management Group, (i) to amend, cancel or extend, or waive the terms of, this Agreement and the transactions contemplated hereby, (ii) to deliver any notice contemplated under this Agreement to be delivered to exercise any right hereunder, (iii) to act in connection with the defense, pursuit or settlement or any determinations to be made under this Agreement or indemnity claims, (iv) to accept and receive notices to members of the Selling Management Group and (v) to take all other action and exercise all other rights of the Selling Management Group in connection with the Transaction Documents.

(d) Each of the members of the Selling Management Group agrees and acknowledges that any other Party shall be entitled to rely, as being binding upon each member of the Selling Management Group, upon any document signed or executed or delivered by the Selling Management Group Representative in such capacity, and the other Parties shall not be liable to any of the members of the Selling Management Group for any action taken or omitted to be taken by any of the other Parties in such reliance.

(e) By executing and delivering this Agreement, the Selling Management Group Representative accepts the appointment contained in this Agreement and agrees to act as the representative of the Selling Management Group.

* * *

[signature pages follow]

IN WITNESS WHEREOF, the undersigned have signed this Agreement on the 31st day of July 2020.

GLOBANT ESPAÑA S.A.

By: /s/ Sol Mariel Noello
Name: Sol Mariel Noello
Title: Attorney-in-fact

IN WITNESS WHEREOF, the undersigned have signed this Agreement on the 31st day of July 2020.

GLOBANT S.A. (LUXEMBOURG)

By: /s/ Martin Gonzalo Umaran
Name: Martin Gonzalo Umaran
Title: Attorney-in-fact

IN WITNESS WHEREOF, the undersigned have signed this Agreement on the 31st day of July 2020.

SOFTWARE PRODUCT CREATION S.L.

By: /s/ Sol Mariel Noello
Name: Sol Mariel Noello
Title: Attorney-in-fact

IN WITNESS WHEREOF, the undersigned have signed this Agreement on the 31st day of July 2020.

Mr. Simón Roberto Groesman Wagmaister

/s/ Mr. Simón Roberto Groesman Wagmaister

/s/ Sonia Rut Benzaquén
DNI 10.551.211

IN WITNESS WHEREOF, the undersigned have signed this Agreement on the 31st day of July 2020.

EMIDEY S.A.

By: /s/ Simón Roberto Groesman Wagmaister
Name: Simón Roberto Groesman Wagmaister

IN WITNESS WHEREOF, the undersigned have signed this Agreement on the 31st day of July 2020.

HSBC LATIN AMERICA PARTNERS, L.P.

By: HCUS Latin America Equity Investors GP LP, its general partner

By: HSBC Latin America GP LLC, its general partner

By: HSBC Capital (USA) Inc., its sole member

By: Graycliff Partners LP, as its Attorney-In-Fact

By: /s/ Steven Schaefer
Name: Steven Schaefer
Title: CFO

HSBC LATIN AMERICAN COINVESTMENT PARTNERS, L.P.

By: HCUS LA Direct Investors GP LP, its general partner

By: HCUS Latin American Coinvestment GP LLC, its general partner

By: HSBC Capital (USA) Inc., its sole member

By: Graycliff Partners LP, as its Attorney-In-Fact

By: /s/ Steven Schaefer
Name: Steven Schaefer
Title: CFO

IN WITNESS WHEREOF, the undersigned have signed this Agreement on the 31st day of July 2020.

MAFIMAR S.A.

By: /s/ Ricardo Pereiras
Name: Ricardo Pereiras

IN WITNESS WHEREOF, the undersigned have signed this Agreement on the 31st day of July 2020.

INTERNATIONAL FINANCE CORPORATION

By: /s/ Umberto Pisoni
Name: Umberto Pisoni
Title: Principal Inv. Officer

SCHEDULE A

DEFINITIONS

For purposes of this Agreement and its Exhibits and Schedules, and notwithstanding those definitions included in other parts of the Agreement (including its Schedules, Annexes and Exhibits), and unless the context clearly indicates otherwise, the terms of which the first letter is written in an upper case shall have the meaning ascribed to it in this Schedule.

“% of Revenue Achievement for the Earn Out Period” shall mean the quotient between (i) the Revenue of the Company during the Earn Out Period, and (ii) [***].

“Accounts Receivable” shall have the meaning set forth in Section 5.19.

“Accounts Receivable Certificate” shall have the meaning set forth in Section 1.5.

“Account Receivable Reduction’’ shall have the meaning set forth in Section 1.5.

“Account Receivable Reduction Report” shall have the meaning set forth in Section 1.5(b)(ii).

“Action” shall have the meaning set forth in Section 5.9.

“Activities” shall have the meaning set forth in Section 8.6.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Alternative Transaction” shall have the meaning set forth in Section 8.3.

“Amended and Restated Compensation Agreement” means the Amended and Restated Compensation Agreement entered into by and between the Company and RW dated as of December 15, 2009, as amended from time to time.

“Anti-Bribery Laws” has the meaning set forth in Section 5.31.

“Anti-Money Laundering Laws” means any and all applicable anti-money laundering Laws issued, administered or enforced by any Governmental Body, including, without limitation, the U.S. Bank Secrecy Act and the USA Patriot Act, Colombian Laws No. 1121 of 2006 and the 1708 of 2014, and article 323 of the Colombian Criminal Code (Código Penal), Argentine Laws No 25,246 and 25,188, as amended and complemented, and any decree, regulation, resolution, rule or guidelines issued by the Governmental Authority in charge of supervising anti-money laundering matters, including, without limitation, international conventions including the United Nations Convention against Illicit Traffic in Narcotic Drugs and Money Laundering 1988, the United Nations Convention for the Suppressing of the Financing of Terrorism 1999, the United Nations Convention against Transnational Organized Crime 2000 and the Inter-American Convention against Terrorism and Money Laundering 2002.

“Applicable FX Rate” shall mean, with respect to any amount in a currency other than the US Dollar, the average between the bid and ask exchange rates as published in either (a) Banco de la Nación Argentina with respect to Argentine pesos, (b) Diario Oficial de la Federación (National Gazzette) with respect to Mexican pesos, (c) the Superintendencia Financiera de Colombia with respect to Colombian pesos, (d) in the official web page of the Central Bank of Brazil with respect to Brazilian reais, and (e) the Central Bank of Chile with respect to Chilean pesos, at the close of business as of the date immediately prior to the calculation date; provided, however, that for the purpose of the Accounts Receivale Certificate referred to in Section 1.5.(b)(i), of Section 1.5.(c) and of the Financial Information as of the Cut-off Date referred to in Section 4.2.(j), “Applicable FX Rate” shall mean, with respect to the financial statements of the Company and its Subsidiaries, the exchange rate used to convert into US Dollar any amounts expressed therein in a currency other than the US Dollar.

“Applicable Withholding Tax” shall mean, with respect to portion of the Purchase Price payable to each Seller in accordance with this Agreement, the amount of Taxes (if any) that the Purchasers must withhold to that Seller under applicable Laws with respect to the payments of any such amounts.

“Argentinian Antitrust Clearance’’ shall have the meaning set forth in Section 9.1.

“Bad Debt” means any debt or account receivable that is still unpaid after one hundred and twenty (120) calendar days from its agreed due date.

“Base Purchase Price” shall have the meaning set forth in Section 1.3.

“Brazilian Matters” shall mean the Actions identified in Exhibit B.

“BS Argentina” has the meaning set forth in the recitals of this Agreement.

“BS Argentina Interests” has the meaning set forth in the recitals of this Agreement.

“BS Argentina Minority Interests” means the approximately 5.52% of the BS Argentina Interests directly held by RW as record owner of such Equity Interests.

“BS Argentina Purchase Agreement” means that certain share purchase agreement, to be entered into among RW and the Minority Purchaser in relation to the BS Argentina Minority Interests.

“BTP Argentina” has the meaning set forth in the recitals of this Agreement.

“BTP Argentina Interests” has the meaning set forth in the recitals of this Agreement.

“BTP Argentina Minority Interests” means the approximately 5.80% of the BTP Argentina Interests directly held by RW as record owner of such Equity Interests.

“BTP Argentina Purchase Agreement” means that certain share purchase agreement, to be entered into between RW and the Minority Purchaser in relation to the BTP Argentina Minority Interests.

“Business” has the meaning set forth in Section 1.2.

“Business Day” means any day of the year on which national banking institutions in the City of Buenos Aires, Argentina, Madrid, Spain and New York, New York, United States of America are open to the public for conducting business and are not required or authorized to close.

“Cash” shall mean any sum related to the amounts held by the Company and the Subsidiaries in cash and/or in bank accounts or cash equivalents (other than cash and cash equivalents that are not freely usable by the Company or the relevant Subsidiary because they are subject to restrictions or limitations on use or distribution by Law or contract; provided, however that, notwithstanding the foregoing, that an amount of US$140,000 corresponding to guaranteed deposits related to real estate as identified in the Estimated Minimum Required Cash shall be included as “Cash”).

“Claim” means any demand, claim, charge, action, suit, hearing, information request, proceeding (whether at law or in equity and including administrative proceedings), petition, complaint, notice of violation, arbitration, inquiry or investigation of, by or before any Governmental Body or before any arbitrator, or otherwise (including by or against any Party hereto), or other litigation or similar proceeding, whether civil, criminal, administrative, arbitral or investigative.

“Claim Notice” shall have the meaning set forth in Section 7.3.

“Claimed Amount” has the meaning set forth in Section 7.3.

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Cash Payment” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Closing Net Working Capital” shall have the meaning set forth in Section 1.5(a)(ii).

“Colombian Antitrust Authority” means the Superintendence of Industry and Commerce (Superintendencia de Industria y Comercio) of Colombia.

“Colombian Antitrust Clearance” means (a) the Colombian Antitrust Authority having adopted a decision stating that either the transaction contemplated herein (i) falls outside the scope of Colombian merger control rules, or (ii) is unconditionally authorized without the need to apply remedies, or (iii) is conditionally authorized subject to compliance with specific remedies set forth by the Colombian Antitrust Authority, or (b) the Colombian Antitrust Authority having failed to adopt a decision authorizing or objecting the transaction contemplated herein within the statutory timeframe, to the extent that such failure implies a tacit approval of the transaction.

“Company” has the meaning set forth in the first whereas of this Agreement.

“Company Copyrights” shall have the meaning set forth in Section 5.21.

“Company Marks” shall have the meaning set forth in Section 5.21.

“Company Patents” shall have the meaning set forth in Section 5.21.

“Company Registered IP” shall have the meaning set forth in Section 5.21.

“Confidential Information” shall have the meaning set forth in Section 12.15.

“Confidential Information Agreements” shall have the meaning set forth in Section 5.21.

“Controversy” shall have the meaning set forth in Section 12.13.

“Covered Employees” shall have the meaning set forth in Schedule 2.1.(a).

“CTN Brazil” has the meaning set forth in the recitals of this Agreement.

“CTN Brazil Interests” has the meaning set forth in the recitals of this Agreement.

“Cut Off Date” shall mean the date that is two Business Days before Closing Date.

“Damages” means any and all damages resulting from any claims, debts, obligations and other Liabilities, diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses, costs and expenses (including amounts paid or payable in settlement, interest, court costs, costs of investigations, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution procedures), whether or not involving a Third Party Claim, including any costs of defending any Third Party Claims or enforcing the Indemnified Parties’ rights under this Agreement. Damages shall also include (i) any damages resulting from the obligation to make a provision of funds for litigation purposes, as long as the provision of funds has been requested by a court or a Governmental Body, statutory body or authority in the framework of a litigation procedure in course, and (ii) any damages resulting from the requirement under IFRS to record a provision of the respective claim, debt, obligation or Liability in the financial statements of any

Indemnified Party; provided, however, that in case of making a provision, the Sellers shall be reimbursed if said damages do not materialize and the provision is reimbursed by the relevant court, Governmental Body, statutory body or authority, or if such provision is reversed by the relevant Indemnified Party (but up the extent of the reversal).

“Defending Party’’ shall have the meaning set forth in Section 7.3.

“Definitive Cash at Closing’’ shall have the meaning set forth in Section 1.5.

“Definitive Closing Cash Balance’’ shall have the meaning set forth in Section 1.5.

“Definitive Closing Cash Statement’’ shall have the meaning set forth in Section 1.5.

“Definitive Minimum Required Cash’’ shall have the meaning set forth in Section 1.5.

“Direct Costs” shall mean, salaries and wages, bonuses, commissions, any mandatory salary payment, profit sharing distribution, costs of health, dental, and/or vision plans, life insurances, workers’ compensation insurance policy, holiday pay, Company benefits, professional fees, contractors fees, free-lancers fees and/or any amount paid for consultancy performed on a project, cost of any special equipment and devices needed for a specific project, costs associated with the management of projects for customers, travel expenses related to a project, and any expenses incurred by the Company while delivering services to a client (including, for the avoidance of doubt, reimbursed project expenses such as hotels, meals, etc.). Cost of software subscription/licenses (in case of licenses sold as principal and not as an agent or reseller) shall be recognized and taking into consideration for the calculation of Direct Costs over the period of each applicable customer contract.

“Disclosure Schedule” shall have the meaning set forth in the preamble of ARTICLE 5.

“DS Argentina” has the meaning set forth in the recitals of this Agreement.

“DS Argentina Interests” has the meaning set forth in the recitals of this Agreement.

“DS Argentina Minority Interests” means the approximately 1.21% of the DS Argentina Interests directly held by RW as record owner of such Equity Interests.

“DS Argentina Purchase Agreement” means that certain share purchase agreement, to be entered into among RW and the Minority Purchaser in relation to the DS Argentina Minority Interests.

“Earn Out Objection Notice” shall have the meaning set forth in Section 1.4.

“Earn Out Payment Date” shall have the meaning set forth in Section 1.3.

“Earn Out Payment” shall have the meaning set forth in Section 1.3.

“Earn Out Period” shall have the meaning set forth in Section 1.3.

“Earn Out Report” shall have the meaning set forth in Section 1.4.

“Earn Out Targets” shall have the meaning set forth in Section 1.3.

“Effect” shall have the meaning set forth in Section 4.2.

“Employee Benefit Plan” shall mean any welfare benefit plan, pension benefit plan, deferred compensation plan or arrangement, any agreement, plan, program, fund, policy, contract or arrangement providing compensation, pension, retirement, superannuation, profit sharing, thirteenth month, severance, change in control, termination indemnity, redundancy pay, bonus, incentive compensation, group insurance, death benefit, health, cafeteria, flexible benefit, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, savings, consulting, vacation pay, holiday pay, life insurance, or other employee benefit or fringe benefit plan, program or arrangement covering any employee or former employee of the Company (or any of its Subsidiaries), and the beneficiaries and dependents of any employee or former employee, regardless of whether it is private, funded, unfunded, financed by the purchase of insurance, contributory or noncontributory.

“Environmental Laws” means any Law, regulation, or other applicable requirement relating to (x) releases or threatened release of Hazardous Substance, (y) pollution or protection of employee health or safety, public health or the environment or (z) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equity Interest” means, with respect to any Person, (a) any share, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person, and (b) any warrant, purchase right, conversion right, exchange right or other agreement or contractual obligation which would entitle any other Person to acquire any such interest in such Person (including share appreciation, phantom share, profit participation or other similar rights) or otherwise would entitle any Person to any share in the equity, capital, profit, earnings, losses or gains of, such Person.

“Estimated Cash at Closing’’ shall have the meaning set forth in Section 1.5.

“Estimated Closing Cash Balance’’ shall have the meaning set forth in Section 1.5.

“Estimated Closing Cash Certificate’’ shall have the meaning set forth in Section 1.5.

“Estimated Minimum Required Cash’’ shall have the meaning set forth in Section 1.5.

“Excluded Matters” shall mean the Actions identified in Exhibit C.

“FCPA” shall mean the U.S. Foreign Corrupt Practices Act of 1977.

“Financial Arbitrator” shall have the meaning set forth in Section 1.4.

“Financial Statements” shall have the meaning set forth in Section 5.12.

“Flow of Funds Instructions” shall have the meaning set forth in Section 3.2.

“Fundamental Representations” have the meaning set forth in Section 7.4.

“GA Chile” has the meaning set forth in the recitals of this Agreement.

“GA Chile Interests” has the meaning set forth in the recitals of this Agreement.

“GA Chile Minority Interests” means the approximately 1.00% of the GA Chile Interests directly held by RW as record owner of such Equity Interests.

“GA Chile Purchase Agreement” means that certain share purchase agreement, to be entered into between RW and the Minority Purchaser in relation to the GA Chile Minority Interests.

“GA Colombia” has the meaning set forth in the recitals of this Agreement.

“GA Colombia Interests” has the meaning set forth in the recitals of this Agreement.

“GA Mexico I” has the meaning set forth in the recitals of this Agreement.

“GA Mexico I Interests” has the meaning set forth in the recitals of this Agreement.

“GA Mexico I Minority Interests” means the approximately 0.0004% of the GA Mexico I Interests directly held by RW as record owner of such Equity Interests.

“GA Mexico I Purchase Agreement” means that certain share purchase agreement, to be entered into between RW and the Minority Purchaser in relation to the GA Mexico I Minority Interests.

“GA Mexico II” has the meaning set forth in the recitals of this Agreement.

“GA Mexico II Interests” has the meaning set forth in the recitals of this Agreement.

“GA Mexico II Minority Interests” means the approximately 0.20% of the GA Mexico II Interests directly held by RW as record owner of such Equity Interests.

“GA Mexico II Purchase Agreement” means that certain share purchase agreement, to be entered into between RW and the Minority Purchaser in relation to the GA Mexico II Minority Interests.

“GA US” has the meaning set forth in the recitals of this Agreement.

“GA US Interests” has the meaning set forth in the recitals of this Agreement.

“GAVA Argentina” has the meaning set forth in the recitals of this Agreement.

“GAVA Argentina Interests” has the meaning set forth in the recitals of this Agreement.

“GAW Spain” has the meaning set forth in the first whereas of this Agreement.

“GAW Spain Interests” has the meaning set forth in the recitals of this Agreement.

“GDBS Brazil” has the meaning set forth in the recitals of this Agreement.

“GDBS Brazil Interests” has the meaning set forth in the recitals of this Agreement.

“GDPR” shall have the meaning set forth in Section 5.33.

“G-Shares” shall have the meaning set forth in Section 1.3.

“G-Shares Tranche 1” shall have the meaning set forth in Section 1.3.

“G-Shares Tranche 2” shall have the meaning set forth in Section 1.3.

“Globant Lux” has the meaning set forth in Section 1.3.(a)(ii)(1).

“Globant Indemnified Parties” means the Purchasers, their respective Affiliates (including, after the Closing, each of the Company and the Subsidiaries), and each of their respective employees, directors, officers, agents, shareholders, members, and partners and each of the heirs, executors, successors and assigns of any of the foregoing.

“Governmental Body” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Gross Margin” shall mean, for any applicable period, Gross Profit divided by Revenue.

“Gross Margin Target” shall have the meaning set forth in Section 1.3.

“Gross Profit” shall mean, for any applicable period, Revenue minus Direct Costs, minus Indirect Costs. For the avoidance of doubt, no profit derived from transactions with bonds of any kind whatsoever shall be taken into consideration for purposes of the calculation of Gross Profit, including, but not limited to, such profits derived from (i) the acquisition of bonds outside of Argentina with US$ and the subsequent sale thereof in Argentina for Argentine pesos, and (ii) the cancellation or payment by non-Argentine residents (including GA US or any other non-Argentine Subsidiary) of invoices issued by any of the Argentine Subsidiaries for services rendered to non-Argentine residents, by tendering Argentine pesos.

“Hazardous Substance” shall have the meaning set forth in Section 5.36.

“IBS Brazil” has the meaning set forth in the recitals of this Agreement.

“IBS Brazil Interests” has the meaning set forth in the recitals of this Agreement.

“IFRS” shall have the meaning set forth in Section 1.3.

“Inbound License Agreement” means any agreement granting to the Company or any of its Subsidiaries any license under or with respect to any Intellectual Property Rights, other than (A) the nonexclusive license to the Company or any of its Subsidiaries of standard, generally commercially available, “off-the-shelf” third party products and services, (B) Open Source Software, or (C) Confidential Information Agreements.

“Indemnified Parties” means the Purchasers and the Sellers, their respective Affiliates, and each of the Purchaser’s employees, directors, officers, agents, shareholders, members, and partners and each of the Sellers heirs, executors, successors and assigns of any of the foregoing.

“Indemnifying Party” shall have the meaning set forth in Section 7.3.

“Indirect Costs” shall mean the cost of employees not assigned to any project but whose services are a necessary part of the delivery (including technology support), the cost of talent pool (i.e., employees not assigned to billable projects) and severance for billable employees.

“Intellectual Property Rights” means all rights arising from or associated with the following, whether protected, created or arising under the Laws of any jurisdiction of the world: (a) patents and patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications, and any patents issuing therefrom, and rights in respect of utility models or industrial designs (collectively, “Patents”); (b) copyrights and registrations and applications therefor, including software (collectively, “Copyrights”); (c) trade names, trademarks and service marks (registered and unregistered), domain names, URLs, and other Internet addresses or identifiers, social media handles, trade dress and similar rights, and registrations and applications to register any of the foregoing (collectively, “Marks”); (d) non-public Technology, and other proprietary or confidential business information that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, including customer lists, but excluding any published Copyrights or published Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (e) mask work and similar rights protecting integrated circuit or chip topographies or designs (collectively, “Mask Works”); and (f) moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights, Trade Secrets or Mask Works.

“Investment Agreement” means that certain amended and restated investment agreement dated as of December 14, 2009, entered into by and among GAW Spain, Grupo ASSA S.A., a sociedad limitada organized and existing under the laws of Argentina, IFC, HSBC Capital (USA), Inc. (whose rights and obligations were assigned on July 16, 2010 to HSBC I and HSBCII), and RW.
“Key Employees” shall mean Messrs. Ariel Capone, Martín Wagmaister, Ricardo Fisch, and Adrian Jerbic.

“Labor Agreement” shall mean each management, employment, severance, consulting, service agreement or similar agreement or contract between the Company (including any of its

Subsidiaries) and any current, former, or retired employee, officer, or director of the Company (or any of its Subsidiaries) and/or independent consultants or contractors.

“Labor Permits and Regulations” shall mean any foreign, federal, state and local Laws, rules and regulations relating to the relocation, repatriation, expatriation, visas, work permit of any nature applicable to any current, former, or retired employee, officer, or director of the Company and its Subsidiaries or branches and/or independent consultants or contractors.

“Law” means any federal, state, municipal or local or foreign statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Body.

“Lease Agreements” shall have the meaning set forth in Section 5.29.

“Leased Real Property” shall have the meaning set forth in Section 5.29.

“Legal Proceeding” means any claim, action, demand, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, regulatory, investigative or appellate proceeding), hearing, inquiry, audit, notice of violation, subpoena, summons, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent), whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” shall mean any liens, encumbrances, mortgages, pledges, charges, options, rights, community property interests, security interests, agreements, claims or restrictions of any nature whatsoever, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, recorded or unrecorded.

“Major Customer Agreement” has the meaning set forth in Section 5.15.

“Majority Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Material Adverse Effect” shall have the meaning set forth in Section 4.2.

“Material Contract” shall have the meaning set forth in Section 5.15.

“Minimum Required Cash” shall have the meaning set forth in Schedule A-1.

“Minority Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Minority Sub Shareholders” shall mean Messrs. Abelardo Luis Hoch, Argentine ID No. 7,851,228 and Martín Wagmaister, Argentine ID No. 26,281,783.

“Net Working Capital” shall have the meaning set forth in Section 1.5.

“Non-Competition Obligation” shall have the meaning set forth in Section 8.6.

“Non-Labor Revenue” shall mean all revenue related to customarily reimbursable expenses of a project (including but not limited to travel, accommodation, flight tickets, meals, etc.).

“Non-Solicitation Obligation” shall have the meaning set forth in Section 8.7.

“Notice of Disagreement” shall have the meaning set forth in Section 1.5(a)(iv).

“Open Source Software” shall have the meaning set forth in Section 5.21.

“Order” shall have the meaning set forth in Section 5.9.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outbound License Agreement” means any agreement under which the Company or any of its Subsidiaries grants any Person any license or other right, title or interest (whether or not currently exercisable and including a right to receive a license) under or with respect to any Intellectual Property Rights or Technology, other than the nonexclusive license of the Company’s software and products in the ordinary course of business pursuant to standard end-user agreements. For the avoidance of doubt, a covenant by the Company or any of its Subsidiaries not to assert any Intellectual Property Right against a Person shall be deemed to be an Outbound License Agreement.

“Parties” has the meaning set forth in the first paragraph of this Agreement.

“Party” has the meaning set forth in the first paragraph of this Agreement.

“Person” means any natural person, firm, limited liability company, general or limited partnership, association, corporation, unincorporated organization, company, joint venture, trust, Governmental Body or other entity.

“Personal Information” shall have the meaning set forth in Section 5.33.

“Pledge” shall mean the pledge grated by RW in favour of IFC, HSBC I and HSBC II, by means of a public deed executed before the Spanish notary public Mr. Ignacio Ramos Covarrubias, on July 16, 2010, under protocol number 5,169.

“Pre-Closing Taxable Period” shall have the meaning set forth in Section 10.2.

“Pre-Closing Taxes” means (a) any Taxes of a the Company (or any Subsidiary) with respect to any Pre-Closing Taxable Period or the portion of the taxable period ending on and including the Closing Date with respect to any Straddle Taxable Period, (b) any Taxes attributable to any breach or inaccuracy of any representation in Section 5.10. (without giving effect to any limitations or qualifications as to materiality, knowledge or similar limitations), (c) any Taxes for which the Company or any Subsidiary (or any predecessor of the foregoing) is held liable by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, (d) any Taxes imposed on or payable by third parties with respect to which the Company or any Subsidiary has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing, and (e) the Sellers’ share of Taxes pursuant to Section 12.4. of this Agreement.

“Purchase Price” shall have the meaning set forth in Section 1.2.

“Purchased Interests” means the GAW Spain Interests, the GA Chile Minority Interests, the BS Argentina Minority Interests, the DS Argentina Minority Interests, the BTP Argentina Minority Interests, the GA Mexico I Minority Interests and the GA Mexico II Minority Interests.

“Purchasers” has the meaning set forth in the first paragraph of this Agreement.

“Rejection Decision” shall have the meaning set forth in Section 9.1.

“Revenue” shall mean, for any applicable period, all revenue of the Company, including any Non-Labor Revenue related to the services rendered; excluding any interest income, and provided further that revenue shall exclude any Bad Debt. For the avoidance of doubt, it is understood that (I) with respect to the reselling of software licences, subscriptions or other services or products in which the Company acts as agent of or reseller for other parties, the amount to be computed as “Revenue” for purposes hereunder shall be the amount billed to clients net of the costs to purchase such licences, subscriptions or other relevant services or products, and (II) any and all Taxes shall be excluded.

“Revenue Target” shall have the meaning set forth in Section 1.3.

“RW” has the meaning set forth in the first paragraph of this Agreement.

“Sanctions Governmental Authority” means the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority in any jurisdiction.

“SDTI Brazil” has the meaning set forth in the recitals of this Agreement.

“SDTI Brazil Interests” has the meaning set forth in the recitals of this Agreement.

“Sellers” has the meaning set forth in the first paragraph of this Agreement.

“Sellers’ Accounts” shall mean the accounts informed by the Sellers in the Flow of Funds Instructions, or after the Closing to any such account informed by the relevant Seller to the Purchasers in writing with copy to the other Sellers.

“Sellers’ Knowledge” or any similar phrase or qualification based on knowledge, shall mean the actual knowledge of any of the Key Employees, Pablo Andrés Dougall or any of the Sellers of the Selling Management Group and the knowledge that each such person would have reasonably obtained in the performance of each such Key Employees’ or Sellers of the Selling Management Group’s duties as shareholder, director, officer or employee of the Company.

“Seller’s Ownership Percentage” shall have the meaning set forth in Section 1.5.(a)(iv).

“Shareholders Agreement” shall mean that certain amended and restated shareholders agreement dated as of July 8, 2013, entered into by and among GAW Spain, GAW Argentina, Emidey, RW, Mafimar, IFC and HSBC Capital (USA), Inc. (whose rights and obligations were assigned on July 16, 2010 to HSBC I and HSBC II).

“Straddle Taxable Period” shall have the meaning set forth in Section 10.3.

“Subscription Agreements” shall have the meaning set forth in Section 1.3.

“Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which any Person holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity. In this Agreement, unless otherwise noted herein, the term “Subsidiaries” refers, collectively, to GA Chile, BS Argentina, DS Argentina, BTP Argentina, GAVA Argentina, CTN Brazil, IBS Brazil, SDTI Brazil, GDBS Brazil, GA US, GA Mexico I, GA Mexico II and GA Colombia.

    “Target Net Working Capital” shall have the meaning set forth in Section 1.5.

“Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or Liabilities, including income, turnover tax, GMF, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, consumption, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by any Governmental Body, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to or related to such items, and Taxes shall include any of the foregoing that a Person may be subject to as principal obligor, substitute obligor, retention agent, collection agent or under any other title or character.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” means any central, federal, state, local or foreign Government, entity, agency, body or Person that is authorized by law or by any other regulation to impose, levy, collect, audit, assess, make a claim or take any other decision concerning Taxes.

“Technology” means all algorithms, application programming interfaces, apparatus, databases and data collections, diagrams, designs, formulae, discoveries, inventions (whether or not patentable), know-how, concepts, ideas, methods, improvements, network configurations and architectures, processes, technical data, proprietary information, schematics, specifications, software code (in any form including source code and executable or object code), techniques, domain names, URLs, social media handles, web sites, works of authorship, and other forms of technology.

“Third Party” shall have the meaning set forth in Section 7.3.

“Third-Party Claim” shall have the meaning set forth in Section 7.3.

“Transaction Documents” shall have the meaning set forth in 12.4.

“Transfer” shall have the meaning set forth in Section 1.3.

“Unresolved Earn Out Objections” shall have the meaning set forth in Section 1.4.

“US Dollar” or “US$” shall mean the United States dollar, lawful currency of the United States of America.

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SCHEDULE A-1

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